UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2026

Tri Pointe Homes, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-35796	61-1763235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

940 Southwood Blvd, Suite 200
Incline Village, Nevada	89451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (775) 413-1030

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TPH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 13, 2026, Tri Pointe Homes, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sumitomo Forestry Co., Ltd., a Japanese corporation (kabushiki kaisha) (“Parent”), and Teton NewCo, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

The Company’s board of directors (the “Company Board”) approved and adopted the Merger Agreement and resolved to recommend that the stockholders of the Company adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger (collectively, the “Transactions”). The Company Board determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Transactions in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth in the Merger Agreement.

At the effective time of the Merger (the “Effective Time”):

(i)

each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) outstanding as of immediately prior to the Effective Time will be automatically converted into the right to receive $47.00 per share, in cash, without interest thereon (the “Merger Consideration”), except for shares of Company Common Stock that are (A)(1) held by the Company as treasury stock; (2) held directly by Parent or Merger Sub; or (3) held by any direct or indirect wholly owned subsidiary of Parent or Merger Sub, in each case, immediately prior to the Effective Time (collectively, the “Owned Company Shares”), or (B) held by a holder who has not voted in favor of the adoption of the Merger Agreement, and has properly and validly demanded appraisal for such shares of Company Common Stock in accordance, and who complies in all respects, with Section 262 of the DGCL (“Dissenting Shares”);

(ii)	each Owned Company Share will automatically be cancelled and cease to exist, and no consideration or payment will be delivered in exchange therefor or in respect thereof; and

(iii)

each share of Company Common Stock held by any direct or indirect wholly owned Subsidiary of the Company will, if any, be converted into such number of shares of common stock of the surviving corporation with an aggregate value immediately after the consummation of the Merger equal to the Merger Consideration.

The Merger Agreement also provides that, at the Effective Time, by virtue of the Merger:

(i)

each restricted stock unit (each, a “Company RSU”) granted under the Company Equity Plan granted prior to 2026 and each Company RSU held by a non-employee director of the Company, in each case whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash (without interest and subject to deduction for any required tax withholdings) equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company RSU, multiplied by (B) the Merger Consideration;

(ii)

each Company RSU that is not subject to the preceding clause (i) above that is outstanding as of immediately prior to the Effective Time will be cancelled and automatically converted into and substituted with a cash award representing the right to receive, upon each applicable vesting date for such Company RSU (or if earlier, upon a severance-eligible termination of employment), and subject to the same time-vesting terms and conditions that applied to such Company RSU (other than vesting terms providing for accelerated vesting in connection with the Merger), as in effect immediately prior to such conversion, an amount in cash (without interest and subject to deduction for any required tax withholdings) equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company RSU that would have vested on such vesting date had such Company RSU remained outstanding through such vesting date, multiplied by (B) the Merger Consideration; and

(iii)

each performance stock unit (each, a “Company PSU”) granted under the Company Equity Plan, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled, and automatically converted into the right to receive an amount in cash (without interest, and subject to deduction for any required tax withholdings) equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company PSU (at maximum performance) multiplied by (B) the Merger Consideration.

At the Effective Time, all Dissenting Shares will be cancelled and cease to exist, and the holders of Dissenting Shares will only be entitled to the rights granted to them under Section 262 of the DGCL with respect to such Dissenting Shares.

If the Merger is consummated, the Company Common Stock will be de-listed from The New York Stock Exchange and de-registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Conditions to the Merger

Consummation of the Merger is expected in the second quarter of 2026, subject to certain conditions set forth in the Merger Agreement, including, but not limited to, the (i) approval of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matters to adopt the Merger Agreement; (ii) expiration or termination of any waiting period (and extensions thereof) applicable to the Transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder; (iii) absence of any law, order or injunction enacted or issued after the date of the Merger Agreement restraining, enjoining or otherwise prohibiting the Merger; and (iv) absence of a Company Material Adverse Effect following the date of the Merger Agreement. The obligations of Parent and Merger Sub to consummate the Merger are not subject to any financing condition.

No Solicitation

From the execution of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company will be subject to customary “no-shop” restrictions on its ability to solicit alternative Acquisition Proposals from third parties and to provide information to, and participate in discussions and negotiations with, third parties regarding any alternative Acquisition Proposals, subject to a customary “fiduciary out” provision that allows the Company, under certain specified circumstances, to provide information to, and participate or engage in discussions or negotiations with, third parties with respect to an Acquisition Proposal if the Company Board determines in good faith (after consultation with the Company’s independent financial advisor and outside legal counsel) that such alternative Acquisition Proposal constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, and the failure to take such actions would be inconsistent with the directors’ fiduciary duties pursuant to applicable law.

Termination and Fees

The Merger Agreement contains certain termination rights for the Company, on the one hand, and Parent and Merger Sub, on the other hand. Upon termination of the Merger Agreement under specified circumstances, including (i) the Company terminating the Merger Agreement to enter into an Alternative Acquisition Agreement providing for a Superior Proposal; or (ii) Parent terminating the Merger Agreement due to the Company Board’s change of its recommendation that stockholders adopt the Merger Agreement and approve the Transactions, including the Merger, in each case pursuant to and in accordance with the “fiduciary out” provisions of the Merger Agreement, the Company will be required to pay Parent a termination fee of $82,336,000. The termination fee will also be payable by the Company if the Merger Agreement is terminated under certain circumstances and prior to such termination (or at least two business days prior to the Company Stockholders’ Meeting in the case of termination for the failure to receive the requisite stockholder approval), an Acquisition Proposal has been publicly announced and not publicly withdrawn or not otherwise publicly abandoned, and an Acquisition Proposal is consummated or the Company enters into a definitive agreement with respect to an Acquisition Proposal within one year of the termination. In addition to the foregoing termination rights, and subject to certain limitations, the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by August 13, 2026, subject to extension, absent written notice to the contrary by either Parent or Company, for an additional three months if necessary to obtain HSR approval or to resolve an injunction relating to other specified governmental consents.

Other Terms of the Merger Agreement

The Company also made customary representations and warranties in the Merger Agreement and agreed to customary covenants regarding the operation of the business of the Company and the Company Subsidiaries prior to the consummation of the Merger. The Merger Agreement also provides that the Company, on the one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations under the Merger Agreement, including the obligation to consummate the Merger if the conditions set forth in the Merger Agreement are satisfied. The parties to the Merger Agreement have also agreed to use their respective reasonable best efforts and take certain actions to obtain the requisite regulatory approvals for the Transactions.

The foregoing description of the Merger Agreement and the Transactions contemplated thereby does not purport to be complete, and is subject, and qualified in its entirety by reference, to the full text of the Merger Agreement, which is attached as Exhibit 2.1 and is incorporated by reference herein. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub, or their respective Subsidiaries or affiliates. The representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective Subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the Transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the Transactions contemplated by the Merger Agreement (the “Proxy Statement”), as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission (the “SEC”).

Financing

On February 13, 2026, Parent obtained a debt financing commitment of the Japanese yen equivalent of $5.4 billion from a certain financial institution, which will be used to finance a portion of the consideration due under the Merger Agreement and fees and expenses related to the Transactions, subject to the terms and conditions set forth in the related debt commitment letter. The obligations of Parent and Merger Sub to consummate the Merger are not subject to any financing condition.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the execution of the Merger Agreement, the Company entered into a Retention Bonus Agreement (each, a “Retention Bonus Agreement” and collectively, the “Retention Bonus Agreements”) with Douglas F. Bauer, the Company’s Chief Executive Officer and director, Thomas J. Mitchell, the Company’s President and Chief Operating Officer, Glenn J. Keeler, the Company’s Chief Financial Officer and Chief Accounting Officer, David C. Lee, the Company’s General Counsel and Secretary, and certain other senior employees of the Company to ensure that the Company is providing adequate incentives to those holding critical management roles necessary to facilitate the successful completion of the Merger. The Retention Bonus Agreements provide for the following lump-sum cash retention bonuses to the named executive officers, in each case to be paid upon, and subject to their continued service to the Company through, the Effective Time: Douglas F. Bauer: $11,500,000, Thomas J. Mitchell: $11,025,000, Glenn J. Keeler: $5,065,982, and David C. Lee: $3,143,010. In addition, the Company has agreed in each Retention Bonus Agreement to reimburse each executive, on a fully grossed-up basis, for any excise taxes that may be imposed on any payments and benefits received by him in connection with, or as a result of, the consummation of the Merger pursuant to the application of Sections 280G and 4999 of the Code (if any). Although the Company does not expect any executive to be subject to any such excise taxes, the application of Section 280G of the Code is subject to a number of variables, some of which will not be known until after the Effective Time. Accordingly, the amount, if any, of such reimbursement is unknown at this time. The Company Board has determined that providing such reimbursement protection is in the Company’s best interests to eliminate the potential distraction to the executives and to ensure their ongoing commitments to seeing the Company through the successful completion of the Merger. In consideration for the foregoing benefits, the executives have agreed to waive their respective entitlements to any post-Closing change in control severance benefits pursuant to their existing severance arrangements, in each case subject to, and effective upon, the consummation of the Merger.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On February 12, 2026, prior to the execution of the Merger Agreement, the Company Board adopted an amendment to the Company’s Bylaws (the “Bylaws Amendment”). The Bylaws Amendment adds a new Article IX, which provides that, unless the Company otherwise consents to an alternative forum in writing, (i) the Court of Chancery of the State of Delaware is designated as the sole and exclusive forum for certain specified legal actions involving the Company and (ii) the federal district courts of the United States of America, to the fullest extent permitted by law, are designated as the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

The foregoing description of the Bylaws Amendment is qualified in its entirety by the full text of the Bylaws Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On February 13, 2026, the Company and Parent issued a joint press release announcing that the Company and Parent had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information provided pursuant to this Item 7.01, including Exhibit 99.1 in Item 9.01, is “furnished” and shall not be deemed to be “filed” with the SEC or incorporated by reference in any filing under the Exchange Act or the Securities Act except as shall be expressly set forth by specific reference in any such filings.

Forward-Looking Statements

This Current Report on Form 8-K contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, including with respect to the amount of gross-up payments, if any, payable pursuant to the Retention Bonus Agreements and the Transactions, including the expected timetable for completing the Transactions, future opportunities for the combined businesses and the expected benefits of the proposed Transactions, including with respect to U.S. home deliveries and home sales, community count expansion and the growth of the Tri Pointe Homes brand. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “may,” “will,” “could,” “target,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on various assumptions, whether or not identified in this Current Report on Form 8-K, are not guarantees of future performance and reflect management’s current expectations. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. Some of the factors which could cause outcomes and results to differ materially from expectations include the following: (i) the risk that the Transactions may not be completed in a timely manner or at all, which may adversely affect the businesses of the Company and the price of the Company Common Stock; (ii) the failure to satisfy the conditions to the consummation of the Transactions, including the adoption of the Merger Agreement by the stockholders of the Company and the receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (iv) the risk that the Merger Agreement may be terminated in circumstances that require the Company to pay a termination fee; (v) unanticipated difficulties or expenditures relating to the Transactions, including the response of business partners and competitors to the announcement of the Transactions or difficulties in employee retention as a result of the announcement and pendency of the Transactions; (vi) risks that the Transactions disrupt current plans and operations; (vii) risks related to diverting management’s attention from ongoing business operations; (viii) the risk of any litigation relating to the Transactions; (ix) the effects of U.S. trade policies, including the imposition of tariffs and duties on homebuilding products and retaliatory measures taken by other countries; (x) the prices and availability of supply chain inputs, including raw materials, labor and home components; (xi) the ability to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Transactions; (xii) the impact of adverse macroeconomic or labor market conditions, including the impacts of inflation and effects of geopolitical instability, on demand for the Company’s products; (xiii) risks relating to certain restrictions during the pendency of the Transactions that may impact the ability of the Company and Parent to pursue certain business opportunities or strategic transactions; (xiv) risks that the benefits of the Transactions are not realized when and as expected; and (xv) other factors described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, the Company’s subsequent Quarterly Reports on Form 10-Q, and in other reports and filings with the SEC. The forward-looking statements included in this Current Report on Form 8-K are made only as of the date hereof. Except as required by applicable law or regulation, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information About the Transactions and Where to Find It

In connection with the Transactions between Parent and the Company, the Company intends to file with the SEC a preliminary Proxy Statement and other relevant documents in connection with a special meeting of the Company’s stockholders for purposes of obtaining stockholder approval of the Transactions. This Current Report on Form 8-K is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC. The definitive Proxy Statement (when available) will be sent or given to the stockholders of the Company and will contain important information about the Transactions and related matters. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC BY THE COMPANY, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PARENT AND THE TRANSACTIONS. Investors will be able to obtain a free copy of the Proxy Statement and other documents containing important information filed by the Company with the SEC at the SEC’s website at www.sec.gov or from the Company at its website at investors.tripointehomes.com/investors/financial-info/sec-reports.

Participants in the Solicitation

The Company, and certain of its directors and executive officers, may be deemed to be participants in the solicitation of proxies in connection with the Transactions. Information about the Company’s directors and executive officers is set forth in (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including under the headings “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”, which was filed with the SEC on February 21, 2025; (ii) the Company’s definitive proxy statement for its 2025 annual meeting of stockholders, which was filed with the SEC on March 7, 2025, under the headings “Board of Directors”, “Compensation of Non-Employee Directors”, “Corporate Governance”, “Compensation Discussion and Analysis”,

“Compensation Committee Report”, “Ownership of our Common Stock”, “Equity Compensation Plan Information”, “Executive Compensation”, “Director Compensation”, and “Certain Relationships and Related Party Transactions”; (iii) to the extent holdings of Company securities by its directors or executive officers have changed since the amounts set forth in the Company’s proxy statement for its 2025 annual meeting of stockholders, such changes have been or will be reflected on Forms 3, 4 and 5, filed with the SEC; (iv) the Company’s Current Report on Form 8-K, which was filed on April 17, 2025; and (v) in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, and in other reports and filings with the SEC. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other relevant materials to be filed with the SEC regarding the Transactions when such materials become available. Investors are and will be able to obtain a free copy of the documents filed with the SEC at the SEC’s website at www.sec.gov or from the Company at its website at investors.tripointehomes.com/investors/financial-info/sec-reports.

No Offer

No person has commenced soliciting proxies in connection with the Transactions referenced in this Current Report on Form 8-K, and this Current Report on Form 8-K is neither an offer to purchase nor a solicitation of an offer to sell securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 13, 2026, by and among Tri Pointe Homes, Inc., Sumitomo Forestry Co., Ltd. and Teton NewCo, Inc.*

3.1	Amendment to the Amended and Restated Bylaws of Tri Pointe Homes, Inc.

99.1	Joint Press Release, dated as of February 13, 2026.

EX 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2026

Tri Pointe Homes, Inc.

By:	/s/ Glenn J. Keeler
Glenn J. Keeler
Chief Financial Officer

Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SUMITOMO FORESTRY CO., LTD.,

TETON NEWCO, INC.

and

TRI POINTE HOMES, INC.

dated as of

February 13, 2026

-i-

-ii-

Annexes

Annex A	Certain Definitions

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 13, 2026, is by and among Sumitomo Forestry Co., Ltd., a Japanese corporation (kabushiki kaisha) (“Parent”), Teton NewCo, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Tri Pointe Homes, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement. Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and an indirect wholly owned Subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which, except as otherwise provided in Article II, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”, and each such share of Company Common Stock, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Section 2.1(b) or Dissenting Shares, shall be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of Merger Sub has (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby (collectively, the “Transactions”), (ii) approved the execution and delivery of this Agreement, the performance of Merger Sub’s covenants and other obligations hereunder, and the consummation of the Merger and the other Transactions, (iii) directed that this Agreement be submitted to the sole stockholder of Merger Sub for its adoption and (iv) recommended that the sole stockholder of Merger Sub adopt this Agreement;

WHEREAS, (a) the board of directors of Parent has, upon the terms and subject to the conditions set forth herein, (i) approved and declared it advisable for Parent to enter into this Agreement and (ii) approved the execution and delivery of this Agreement, the performance of Parent’s covenants and other obligations hereunder, and the consummation of the Transactions, and (b) a wholly owned Parent Subsidiary, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and its stockholders (such stockholders, the “Company Stockholders”), (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) approved the execution and delivery of this Agreement and the performance by the Company of its covenants and obligations contained herein, (iv) directed that this Agreement be submitted to the Company Stockholders for adoption at a meeting of Company Stockholders, and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement (the “Company Board Recommendation”);

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and an indirect wholly owned Subsidiary of Parent. The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, as provided under the DGCL.

(b) Subject to Section 6.4, at the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided that the name of the Surviving Corporation shall be “Tri Pointe Homes, Inc.”. In addition, subject to Section 6.4, at the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the bylaws of the Surviving Corporation shall be the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and such bylaws shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein and by the certificate of incorporation of the Surviving Corporation and applicable Law; provided that the name of the Surviving Corporation shall be “Tri Pointe Homes, Inc.”.

(c) The Parties shall take all action necessary to cause, at the Effective Time, the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.2. The Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., Eastern Time, on the fifth (5th) Business Day after satisfaction or, to the extent permitted by applicable Law, waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions at the Closing), by electronic exchange of deliverables, unless another time, date or place is agreed to in writing by the Parties; provided, that, without the prior written consent of Parent, the Closing shall not occur prior to the Inside Date. The date on which the Closing actually occurs is referred to as the “Closing Date”. On the Closing Date, or on such other date as Parent and the Company may agree to, the Parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been filed and accepted for record by the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the Parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1. Conversion of Securities.

(a) Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled or converted pursuant to Section 2.1(b) or Dissenting Shares, which shall be treated in accordance with Section 2.3) shall be converted automatically into the right to receive $47.00 per Share in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Law as provided in Section 2.5. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor to be paid in accordance with Section 2.2.

(b) Cancellation and Conversion of Treasury Shares and Parent-Owned Shares. At the Effective Time, each Share held by the Company as treasury stock or held directly by Parent or Merger Sub (or any direct or indirect wholly owned Subsidiaries of Parent or Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof. At the Effective Time, each Share held by any direct or indirect wholly owned Subsidiary of the Company shall be converted into such number of shares (or a fraction thereof) of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Stock”) with an aggregate value immediately after the consummation of the Merger equal to the Merger Consideration.

(c) Merger Sub Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be automatically converted into and become one fully paid and non-assessable share of Surviving Corporation Stock.

Section 2.2. Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Closing, Parent shall (i) designate a nationally recognized bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time in accordance with this Article II (the “Paying Agent”) and (ii) enter into a paying agent agreement with such Paying Agent, in form and substance reasonably acceptable to the Company. Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Closing, Parent shall deposit, or cause to be deposited, with the Paying Agent an amount of cash in immediately available funds equal to the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Section 2.1(a); provided that, notwithstanding anything herein to the contrary, no such deposits shall be required to be made with respect to any Dissenting Shares. In the event that (x) there are any losses with respect to any investments of such deposited funds; (y) such deposited funds are insufficient for any reason to promptly make the payments contemplated pursuant to Section 2.1(a); or (z) all or any portion of such deposited funds are unavailable for Parent (or Paying Agent on behalf of Parent) to promptly make the payments contemplated pursuant to Section 2.1(a) for any reason, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that at all times the Paying Agent has sufficient funds fully available to make such payments as contemplated by Section 2.1(a). Such funds shall be invested by the Paying Agent as directed by Parent, until the payment thereof by the Paying Agent to the holders of the Shares in accordance with this Article II; provided, however, that any such investments shall be in obligations of, or fully guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available) or money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing, and that no such investment or loss thereon shall affect the amounts payable to the holders of Shares pursuant to this Article II. Earnings from such investments shall be the sole and exclusive property of Parent or the Surviving Corporation, as Parent directs, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender.

(i) Certificates. As soon as practicable after the Effective Time (and in any event within three (3) Business Days following the Effective Time), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration with respect to each such Share at the Effective Time: (A) a letter of transmittal, in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration payable in respect of each such Share pursuant to Section 2.1(a). Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent, together with delivery of a letter of transmittal, duly executed and in accordance with the instructions thereto, with respect to such Certificate, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount equal to the product obtained by multiplying (x) the aggregate number of Shares represented by such Certificate by (y) the Merger Consideration (pursuant to Section 2.1(a), after giving effect to any required Tax withholdings as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the amount described in the immediately preceding sentence is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of such payment to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in respect of each Share represented by such Certificate, in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or an executed letter of transmittal, to the Paying Agent, to receive the payment that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares and whose Shares were converted pursuant to into the right to receive the Merger Consideration pursuant to Section 2.1(a) shall automatically receive in exchange therefor a cash amount equal to the product obtained by multiplying (x) the aggregate number of Shares represented by such holder’s Book-Entry Shares by (y) the Merger Consideration (pursuant to Section 2.1(a), after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares shall at the Effective Time be cancelled; provided, however, that receipt of the Merger Consideration by a holder of Book-Entry Shares shall be subject to receipt by the Paying Agent of any documentation or information reasonably requested by the Paying Agent from such holder of Book-Entry Shares. If payment of the amount described in the immediately preceding sentence is to be made to a Person other than the Person in whose name any Book-Entry Shares are registered, it shall be a condition precedent of payment that proper transfer instruction is presented, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of such payment to a Person other than the registered holder of such Book-Entry Shares and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company, other than transfers to reflect, in accordance with customary settlement procedures of the Company’s transfer agent, trades effected prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except the right to receive, pursuant to Section 2.1(a), upon surrender of such Certificates or cancellation of such Book-Entry Shares in accordance with Section 2.2 (to the extent required), the Merger Consideration with respect to each such Share or, in the case of Dissenting Shares, the rights pursuant to Section 2.3. The Merger Consideration paid with respect to each Share in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share. If, after the Effective Time and subject to Section 2.2(d), Certificates or Book-Entry Shares are presented to Parent or the Surviving Corporation for any reason, they shall (subject to compliance with the exchange procedures set forth in Section 2.2(b)) be cancelled and exchanged as provided, and in accordance with the procedures set forth, in this Agreement.

(d) Termination of Fund; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to Parent or an affiliate thereof designated by Parent, upon demand, and any such holder who has not surrendered its Certificates or Book-Entry Shares in accordance with Section 2.2(b) (to the extent required) prior to such time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration in respect of each Share represented by such Certificates or Book-Entry Shares without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of any Share represented by a Certificate or any Book-Entry Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, and, if required by Parent, an indemnity bond in such reasonable and customary amount as it may direct (as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed), the Merger Consideration payable in respect of each Share represented by such Certificates pursuant to Section 2.1(a).

(f) DTC Payment. Prior to the Closing, Parent and the Company will cooperate to establish procedures with the Paying Agent and The Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Paying Agent will transmit to DTC or its nominees on the Closing Date, in respect of each Share (other than Shares to be cancelled or converted pursuant to Section 2.1(b) or Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time an amount of cash in immediately available funds equal to the Merger Consideration payable pursuant to Section 2.1(a) (after giving effect to any Tax withholdings as provided in Section 2.5) in respect of each such Share (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Paying Agent will transmit the DTC Payment to DTC or its nominees on the first (1st) Business Day after the Closing Date, and in each case of (i) and (ii) such Shares held of record by DTC or its nominees shall be cancelled at the Effective Time.

Section 2.3. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), each Share outstanding immediately prior to the Effective Time (other than Shares to be cancelled or converted pursuant to Section 2.1(b)) and held by a holder who has not voted in favor of the adoption of this Agreement and who has properly and validly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under Section 262 of the DGCL with respect to such Dissenting Shares. If any such holder fails to perfect, or otherwise fails to comply with the provisions of Section 262 of the DGCL, or otherwise waives, withdraws or loses his, her, its or their right to appraisal under Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such holder’s Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration in respect of each Dissenting Share held by such holder pursuant to Section 2.1(a) without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5 and upon surrender of such Certificate formerly representing such Share or transfer of such Book-Entry Shares, as the case may be, in the manner provided in Section 2.2(b). The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Shares, of any withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of DGCL, and Parent shall have the right to participate in and reasonably and in good faith direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing in respect of any Dissenting Shares.

Section 2.4. Treatment of Company Equity Awards.

(a) Company RSUs. At the Effective Time, by virtue of the Merger, (x) each Company RSU granted prior to 2026 and each Company RSU held by a non-employee director of the Company, in each case whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Company RSU, multiplied by (ii) the Merger Consideration, subject to any required withholding of Taxes (the “Company RSU Consideration”), and (y) each Company RSU that is not subject to clause (x) above that is outstanding as of immediately prior to the Effective Time will be cancelled and automatically converted into and substituted with a cash award representing the right to receive, upon each applicable vesting date for such Company RSU, and subject to the same time-vesting terms and conditions that applied to such Company RSU (other than vesting terms providing for accelerated vesting in connection with the Merger), as in effect immediately prior to such conversion, an amount in cash (without interest) equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Company RSU that would have vested on such vesting date had such Company RSU remained outstanding through such vesting date, multiplied by (ii) the Merger Consideration, subject to any required withholding of Taxes.

(b) Company PSUs. At the Effective Time, by virtue of the Merger, each Company PSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Company PSU based on maximum performance, multiplied by (ii) the Merger Consideration, subject to any required withholding of Taxes (the “Company PSU Consideration”).

(c) Payment Procedures. The Surviving Corporation or its Subsidiaries, as applicable, will pay no later than the first payroll date following the date that is three (3) Business Days following the Closing Date, the Company RSU Consideration and Company PSU Consideration, as applicable, payable with respect to each of the Company RSUs and Company PSUs, respectively, through the Company or the Company Subsidiaries’ payroll to the applicable holders of such Company RSUs and Company PSUs, subject to any withholding of Taxes required by applicable Law as provided in Section 2.5. Notwithstanding the foregoing, if any payment owed to such holders cannot be made through the Company and the Company Subsidiaries’ payroll system or payroll provider, then the Company or the Company Subsidiaries will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event later than the first payroll date following the date that is three (3) Business Days following the Closing Date).

(d) Further Actions. The Company will pass resolutions approving and take other actions as necessary to effect the cancellation of Company RSUs and Company PSUs upon the Effective Time, and to give effect to this Section 2.4 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). The Company Equity Plans will terminate as of the Effective Time, and the provisions in any other Company Benefit Plan or Contract providing for the issuance or grant of any other interest in respect of the capital stock or other equity interests of the Company and the Company Subsidiaries will be cancelled as of the Effective Time, and the Company will take all action necessary to effect the foregoing. Following the Effective Time, no Company RSU, Company PSU or grant under the Company Equity Plans that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company RSU, Company PSU or grant under the Company Equity Plans shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.4. The Company shall ensure that following the Effective Time, no participant in the Company Equity Plans or other Company Benefit Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

Section 2.5. Withholding. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.6. Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number, type or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted, without duplication, to provide the same economic effect as contemplated by this Agreement prior to such change; provided that nothing in this Section 2.6 shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited or restricted by the terms of this Agreement (including Section 5.1).

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company’s Annual Report filed on Form 10-K on February 21, 2023 or any other SEC Documents filed or furnished by the Company with the SEC on or after February 21, 2023 and publicly available at least one (1) Business Day prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward-looking statements” or any similar precautionary sections and any other disclosures contained therein that are non-specific, predictive, cautionary or forward looking in nature); provided that this clause (x) shall not apply to any of the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.25 or (y) the corresponding section (or subsection) of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Merger Sub as set forth below.

Section 3.1. Qualification, Organization, etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each Company Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is qualified to do business and is in good standing (to the extent such concept is recognized under applicable Law) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or to be in good standing, except where the failure to be so qualified or, where relevant, in good standing, has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the organizational or governing documents of each of the Company Subsidiaries are in full force and effect, and none of the Company Subsidiaries are in violation of any provision of such documents. The Company has made available to Parent prior to the date hereof complete and accurate copies of the certificates of incorporation, bylaws, operating agreements or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC, each as currently in effect.

(b) All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than restrictions on transfer imposed under applicable securities Laws or restrictions set forth in the organizational or governing documents of the Company Subsidiaries. Section 3.1(b)(1) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type and percentage of interests held, directly or indirectly, by the Company in each Company Subsidiary, and (iii) the categories of Persons and the type of and aggregate percentage of interests held by such categories of Persons, other than the Company or a Company Subsidiary, in each Company Subsidiary. Section 3.1(b)(2) of the Company Disclosure Letter sets forth an accurate and complete list of each Person (other than a Company Subsidiary) in which the Company or any Company Subsidiary owns an equity interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Person, and (ii) the type and percentage of interests held, directly or indirectly, by the Company or Company Subsidiary in such Person.

Section 3.2. Capitalization.

(a) The authorized share capital of the Company consists of 500,000,000 Shares and 50,000,000 shares of Company Preferred Stock. As of February 10, 2026 (the “Company Capitalization Date”), (A) 84,479,735 Shares were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, (C) no Shares were held in the Company’s treasury, (D) no Shares were held by the Company Subsidiaries, (E) Company PSUs covering (x) 978,091 Shares assuming target performance were outstanding and (y) 2,052,755 Shares assuming maximum performance were outstanding, and (F) Company RSUs covering 1,059,509 Shares were outstanding. All the outstanding Shares are, and all Shares reserved for issuance shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of Shares underlying each Company Equity Award (including, with respect to Company PSUs, the number of Shares issuable assuming performance goals are achieved at the target level and the maximum level), as applicable, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the vesting schedule with respect to the Company Equity Award, (vii) the expiration date of each Company Equity Award, if applicable, and (viii) whether such Company Equity Award constitutes an “incentive stock option” within the meaning of Section 422 of the Code, if applicable. As of the Company Capitalization Date, 4,929,928 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans. Accurate and complete copies of the standard grant agreement evidencing the Company Equity Awards and each grant agreement evidencing each Company Equity Award that is not consistent in any material respect with the standard agreement have been made available to Parent. All Company Equity Awards have been granted in compliance with applicable Law and the terms of the applicable Company Equity Plan.

(c) As of the date hereof, except as described in Section 3.2(a) and Section 3.2(b) (including the corresponding sections of the Company Disclosure Letter), and other than the shares of Company Common Stock that have become outstanding after the Company Capitalization Date and issued in accordance with the terms of such Company Equity Award and the applicable Company Equity Plan as in effect as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, or (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment of the type described in subclause (A). As of the date hereof, except as described in Section 3.2(a) and Section 3.2(b) (including the corresponding sections of the Company Disclosure Letter), and other than the shares of Company Common Stock that have become outstanding after the Company Capitalization Date and issued in accordance with the terms of such Company Equity Award and the applicable Company Equity Plan, each as in effect as of the date hereof, there is no outstanding Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary (that is not wholly owned) or any other Person. Except as provided in the Company Governing Documents or in the bylaws, certificates of incorporation, operating agreements or other governing documents of any Company Subsidiary, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of (including under any subscription agreements entered into by the Company or any Company Subsidiary) or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e) There are no shareholder agreements, voting trusts, registration rights agreements, subscription agreements or other agreements, commitments or understandings to which the Company or any Company Subsidiary is a party with respect to the shares of capital stock or other equity interests of the Company.

Section 3.3. Corporate Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receiving the requisite Company Stockholder Approval and filing of the Certificate of Merger with the Secretary of State of the State of Delaware, to consummate the Transactions. The execution and delivery of this Agreement, the performance of the Company’s obligations under this Agreement, and the consummation of the Transactions have been duly and validly authorized by the Company Board and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the performance of the Company’s obligations under this Agreement or the consummation of, and to consummate, the Transactions, except with respect to the Merger, for (x) the approval of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matters at the Company Stockholders’ Meeting (the “Company Stockholder Approval”) and for (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the Transactions.

(b) On or prior to the date hereof, the Company Board has unanimously (i) determined that this Agreement and Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved and declared advisable, this Agreement and the Transactions, including the Merger, (iii) approved the execution and delivery of this Agreement and the performance by the Company of its covenants and obligations contained herein, (iv) directed that this Agreement be submitted to the Company Stockholders for adoption at a meeting of Company Stockholders, and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement. None of the foregoing actions by the Company Board have been rescinded or modified in any way as of the date of this Agreement.

(c) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (collectively, the “Enforceability Limitations”).

Section 3.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable federal or state securities, takeover and “blue sky” laws, (vi) the HSR Act, (vii) the Governmental Consents, and (viii) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement do not, and, subject to the receipt of the Company Stockholder Approval and except as described in Section 3.4(a), the consummation of the Transactions and performance and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or result in a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under, any Material Contract, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5. SEC Reports and Financial Statements.

(a) Since January 1, 2023, the Company has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “SEC Documents”). As of their respective filing dates (or date furnished) or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the SEC Documents complied in all material respects with the applicable requirements of Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act and the applicable rules and regulations promulgated in each case thereunder and the listing and corporate governance rules and regulations of NYSE, and none of the SEC Documents contained (or, with respect to SEC Documents filed or furnished after the date hereof, will contain) any untrue statement of a material fact or omitted (or, with respect to SEC Documents filed or furnished after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projection or forward-looking statement. Since January 1, 2023, neither the Company nor any Company Subsidiary has received from the SEC any written comments or questions with respect to any of the SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC that such SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the date hereof, any investigation or review being conducted by the SEC of any SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any schedule, form, report, statement, prospectus, registration statement or other document with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated cash flows and changes in stockholders’ equity of the Company and the Company Subsidiaries (on a consolidated basis) for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments that are not material and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) and were prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments that are not material and any other adjustment described therein permitted by the rules and regulations of the SEC, including Form 10-Q, and to the absence of notes).

(c) The Company has been since January 1, 2023, and is, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Since January 1, 2023, the Company’s principal executive officer and principal financial officer have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(b) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any SEC Documents.

Section 3.6. Internal Controls and Procedures.

(a) The Company has established and maintains, and at all times since January 1, 2023, has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.

(b) The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(c) Since January 1, 2023, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (the material circumstances of which (if any) have been made available to Parent) (i) any “significant deficiencies” and “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal controls over financial reporting, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the preparation of financial statements or the internal accounting controls over financial reporting. Since January 1, 2023, neither the Company nor any Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 3.7. No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature required by GAAP to be reflected upon or reserved against in a consolidated balance sheet of the Company and the Company Subsidiaries (or disclosed in the notes to such balance sheet), whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of September 30, 2025 included in the SEC Documents or as otherwise included in the SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred, in each case, in the ordinary course of business consistent with past practice since September 30, 2025 (other than any liability for any material breaches of Contracts), (c) arising pursuant to this Agreement or incurred in connection with the Transactions, including the Merger and (d) for liabilities which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8. Absence of Certain Changes or Events.

(a) From September 30, 2025 through to the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From September 30, 2025 through the date hereof, (i) except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Transactions, the businesses of the Company and the Company Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require consent of Parent under Section 5.1(i), (ii), (iii), (ix), (x), (xv), (xvi), (xvii), (xix) or (xxv) (in the case of clause (xxv) of Section 5.1, solely to the extent relating to any of the foregoing clauses of Section 5.1 set forth in this Section 3.8(b)).

Section 3.9. Compliance with Law; Permits.

(a) The Company and each Company Subsidiary are and have been since January 1, 2023 in compliance with, and not in default under or in violation of, any Laws (including the Secure and Fair Enforcement for Mortgage Licensing Act of 2008, the Gramm-Leach-Bliley Act, the Sarbanes-Oxley Act, the Equal Credit Opportunity Act and Regulation B thereunder, the Home Ownership and Equity Protection Act, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z thereunder, the Home Mortgage Disclosure Act and Regulation C thereunder, the Fair Debt Collection Practices Act, the Real Estate Settlement Procedures Act and Regulation X thereunder, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau and the Federal Housing Finance Agency, Electronic Signatures in Global and National Commerce Act, the Homeowners Protection Act, Environmental Laws, employee benefits and labor Laws and all other applicable Laws relating to the origination and financing of Mortgage Loans and debt collection) applicable to the Company or such Company Subsidiary or any of their respective properties or assets, except where such non-compliance, default or violation has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Other than with respect to the Insurance Laws, covered in Section 3.27, the Company and the Company Subsidiaries are and have been since January 1, 2023, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or Regulatory Agency or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity or Regulatory Agency threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, none of the Company or any Company Subsidiary, or, to the Knowledge of the Company, any third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, or (ii) offered, authorized, provided or given any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA), for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, none of the Company or any Company Subsidiary has been subject to any actual, pending, or, to the Knowledge of the Company, threatened civil, criminal, or administrative Proceedings, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws or Anti-Money Laundering Laws. The Company and each Company Subsidiary has established and maintains policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws.

(e) Neither the Company, any Company Subsidiary, nor any of their respective directors, officers, or, to the Knowledge of the Company, any employee, agent or representative of the Company or any of the Company Subsidiaries (i) is an Anti-Social Group or has any Anti-Social Relationship, nor (ii) is a Sanctioned Person.

(f) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company, the Company Subsidiaries, and any of the respective directors, officers, employees, or other Persons acting on behalf of the Company or the Company Subsidiaries, are in compliance with, and since January 1, 2021 (or April 24, 2019 in the case of Sanctions) have complied with, International Trade Laws.

(g) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2021 (or April 24, 2019 in the case of Sanctions), none of the Company or the Company Subsidiaries has been the subject of any investigation, inquiry, or Proceeding, or received any written communication from a Governmental Entity, in each case regarding non-compliance with International Trade Laws, and none of the Company or the Company Subsidiaries has conducted or initiated any internal investigations or filed any voluntary disclosures regarding possible violations of International Trade Laws.

(h) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary (i) is approved as a Seller/Servicer of the Federal Home Loan Mortgage Corporation, and as a lender of the U.S. Department of Housing & Urban Development, the Federal Housing Administration, and the Veterans Administration (each of the foregoing entities, a “Mortgage Agency” or collectively, the “Mortgage Agencies”), (ii) since January 1, 2023, has not received any written notice of any cancellation or suspension of, or material limitation on, its status as an approved issuer, Seller/Servicer or lender, as applicable, by any of the Mortgage

Agencies, Loan Investors or Insurers, and (iii) has not received any written notice indicating that any event has occurred or any circumstance exists that would reasonably be expected to result in the Company or any of the Company Subsidiaries not maintaining its Servicing Rights in respect of any Servicing Agreement with a Mortgage Agency, Loan Investor or Insurer, and (iv) since January 1, 2023, has complied in all material respects with all Applicable Requirements. For purposes of this Agreement, (x) “Servicing Agreement” means any Contract pursuant to which the Company or a Company Subsidiary is obligated to a third party to administer, collect and remit payments of principal and interest, to collect and forward payments of Taxes and insurance, to administer escrow accounts, and/or to foreclose, repossess or liquidate collateral after default, in each case for any Mortgage Loan, and (y) “Mortgage Loan” means any one-to-four family residential mortgage loan, whether in the form of a mortgage, deed of trust, or other equivalent security instrument, or other extension of credit for a personal, family, or household use secured by a Lien on United States real property.

(i) Since January 1, 2023, none of the Company or the Company Subsidiaries has received any written notice from any Governmental Entity charged with the supervision or regulation of the Company’s business, including any Mortgage Agency (collectively, “Regulatory Agencies”), asserting that the Company or any of the Company Subsidiaries has violated or has not complied with the applicable underwriting, servicing or other standards or guidelines with respect to Mortgage Loans brokered, originated, financed, purchased, serviced, or subserviced by the Company or any of the Company Subsidiaries, in each case, except where the consequence of such violation or noncompliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than with respect to the Insurance Regulators, covered in Section 3.27, since January 1, 2023, the Company and each Company Subsidiary has filed all material reports, notifications and other filings required to be filed with any Regulatory Agency pursuant to applicable Law (and has paid all fees and assessments due and payable in connection therewith), except where the failure to make such filings or pay such fees and assessments has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, (i) the homes sold by the Company and the Company Subsidiaries have complied with all applicable building codes or similar codes then in effect, (ii) as of the date of this Agreement, there are no pending recalls of products incorporated in homes built by the Company or the Company Subsidiaries, and (iii) as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is the subject of any recalls or recall notices from any product safety commissions regarding products incorporated in homes built by the Company or the Company Subsidiaries.

Section 3.10. Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Benefit Plan; provided, however, that Section 3.10(a) of the Company Disclosure Letter need not list (i) individualized Contracts with respect to Company Equity Awards that are consistent in all material respects with a standard form of award agreement under the Company Equity Plans, (ii) individual employment, individual consulting, or management Contracts that are consistent in all material respects with a standard form of employment, individual consulting, or management agreement (as applicable), in each case; provided, that, the form of such agreement is referenced on Section 3.10(a) of the Company Disclosure Letter and has been made available to Parent. For purposes of this Agreement, “Company Benefit Plan” means, each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock purchase, phantom stock, stock appreciation, restricted stock unit, stock option or other equity or equity-based compensation right or award, incentive, deferred compensation, retirement or supplemental retirement, severance, termination, employment, consulting, retention, change-in-control, Labor Agreement, profit sharing, provident funds (including pension funds, managers’ insurance policies, further education funds or other similar funds), vacation, cafeteria, dependent care, medical care, dental, vision, disability, life insurance or accident insurance plans, programs or arrangements, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current or former Service Providers (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent). With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of, in each case, to the extent applicable, (i) all plan documents (or, in the case of any unwritten Company Benefit Plans, written description of the material terms thereof), summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) reports on the results of all applicable testing for coverage, nondiscrimination, top-heavy status, and limits on contributions and benefits for the last three (3) plan years, (iii) the three (3) most recent Form 5500 annual reports, (iv) the three (3) most recent audited financial statements and actuarial valuations, (v) all material filings and non-routine correspondence with any Governmental Entity received within the last three (3) years, (vi) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan, and (vii) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor audits or investigations occurring within the last three (3) years.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been established, maintained, operated, administered and funded in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder; (ii) no liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Knowledge of the Company no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur any such liability; (iii) all contributions or other material amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; and (iv) there are no pending, or to the Knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of, against or with respect to any of the Company Benefit Plans or any trusts related thereto.

(c) No Company Benefit Plan is, and none of the Company, the Company Subsidiaries, or any of their respective ERISA Affiliates contributes to, has at any time contributed to, or has any liability or obligation, whether fixed or contingent, with respect to (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), or (v) a voluntary employee benefit association under Section 501(a)(9) of the Code. Except for instances of noncompliance that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its ERISA Affiliates are in compliance with (x) the applicable requirements of Section 4980B of the Code and any similar state law, and (y) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended.

(d) No Company Benefit Plan provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former Service Providers beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(e) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) to the Knowledge of the Company, there are no existing circumstances or any events that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter or opinion letter has been provided or made available to Parent.

(f) Except as set forth in this Section 3.10(f), neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) could, (i) cause any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) to become due to any current or former Service Provider under any Company Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable to any current or former Service Provider under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan, or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan, if any, that is maintained outside of the United States (i) has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meets all requirements for such treatment and (iii) that is intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(h) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no compensation has been or would reasonably be expected to be includable in the gross income of any Service Provider under or by the operation of Section 409A of the Code. Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code and applicable guidance thereunder or an available exemption therefrom.

(i) Neither the Company nor any Company Subsidiary is a party to or has any obligation to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 3.11. Labor Matters.

(a) Neither the Company nor any Company Subsidiary is bound by any collective bargaining agreement, union memoranda of understanding, or other Contract with a labor or trade union, works council, labor organization or similar body (a “Labor Agreement”) or is otherwise required (under any Law, Contract or otherwise) to provide benefits or working conditions under any of the foregoing. Neither the Company nor any Company Subsidiary is, or within the last three (3) years has been, subject to a pending or, to the Knowledge of the Company, threatened strike, work stoppage, walkout, lockout, or other labor dispute. There are no, and within the last three (3) years there have not been, any labor organizations representing, and to the Knowledge of the Company, there are no labor organizations purporting to represent or seeking to represent the Company’s or any Company Subsidiary’s employees. Within the last three (3) years there have been no organizational campaigns, petitions, or other unionization activities with respect to the formation of a collective bargaining unit made or, to the Knowledge of the Company, threatened involving employees of the Company or any Company Subsidiary.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary is, and since January 1, 2023, has been, in compliance in all material respects with all applicable Laws relating to employment, including labor, employment, termination of employment, privacy issues, fringe benefits, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, harassment, discrimination, retaliation, payment of social security, exempt and non-exempt status, remote work, restrictive covenants, compensation and benefits, wages and hours of work, overtime, working during rest days notices to employees, engagement of Service Providers, enforcement of labor laws, and the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no Service Provider of the Company or the Company Subsidiaries with annualized compensation at or above $350,000 intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(d) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, (i) to the Knowledge of the Company, no allegations of harassment, discrimination, sexual assault or sexual misconduct have been made involving any current or former employee at the level of Vice President at the corporate level or above, and (ii) neither the Company nor any of the Company Subsidiaries have entered into any settlement agreements or conducted any investigations related to allegations of harassment, discrimination, sexual assault or sexual misconduct by any current or former employee at the level of Vice President at the corporate level or above.

Section 3.12. Tax Matters.

Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them, and all such Tax Returns are true, correct and complete.

(b) (i) The Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them except to the extent any Taxes being contested in good faith through appropriate proceedings and for which the financial statements of the Company and the Company Subsidiaries reflect adequate reserves, in accordance with GAAP, and (ii) there is no outstanding waiver or extension of any statute of limitations with respect to the assessment or collection of Taxes from the Company or any of the Company Subsidiaries other than waiver or extension obtained in the ordinary course of business consistent with past practice.

(c) The Company and the Company Subsidiaries have timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and have otherwise complied in all respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements). All Persons engaged as employees or independent contractors by the Company or the Company Subsidiaries are properly classified as employees and independent contractors, as applicable, in accordance with the Code and applicable Tax Law.

(d) There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any Taxes of the Company or any Company Subsidiary, or (ii) deficiency for Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary (and has not been fully satisfied and settled).

(e) The Company and the Company Subsidiaries have been in compliance with all terms and conditions of any Tax exemption, Tax holiday, Tax reduction contract or order and similar benefits.

(f) Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(g) None of the Company or any Company Subsidiary (i) is or has been a member of any affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company or any Company Subsidiary), (ii) is or has been a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries), or (iii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law.

(h) There are no Liens in respect of or on account of Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens.

(i) No claim has been made in writing by any Tax authority in a jurisdiction where the Company or any of the Company Subsidiaries has not filed Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction.

(j) Neither the Company nor any Company Subsidiary is or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) adjustment pursuant to Section 481 of the Code (or any similar or analogous provision of state, local, or non-U.S. Law), (B) installment sale, intercompany transaction, or open transaction made or entered into prior to the Closing, or any “excess loss account” within the meaning of the regulations under Section 1502 of the Code, existing as of immediately prior to the Closing, (C) prepaid amount received at or prior to the Closing, or (D) “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law) entered into at or prior to the Closing.

(k) Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law) or other ruling or written agreement with a Tax authority.

(l) Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

Section 3.13. Litigation; Orders. As of the date hereof (i) there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary and (ii) there are no orders, judgments, decrees, or settlement agreements with a Governmental Entity to which the Company or any Company Subsidiary or any of their respective properties, rights or assets is subject, in the case of each of (i) and (ii), except for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14. Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of (i) all Registered Company Intellectual Property Rights, indicating for each: (y) the application or registration number, title, owners or registrants, and the jurisdiction of filing or application; and (z) the status of such item, and (ii) all unregistered Marks constituting Owned Company IP. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Registered Company Intellectual Property Rights have been maintained effective by the filing of all necessary documents and certificates currently due for filing as of the date hereof in connection with any such Registered Company Intellectual Property Rights and the timely payment of all requisite fees with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Owned Company IP is subsisting and in full force and effect and, to the Knowledge of Company, is valid and enforceable and (ii) there are no Proceedings to which the Company or one of the Company Subsidiaries is a party (including any opposition, cancellation, revocation, review, or other Proceeding) pending or, to the Knowledge of the Company, threatened by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Registered Company Intellectual Property Right or other material Owned Company IP.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries (i) is the sole and exclusive owner of all right, title and interest in and to all Owned Company IP, free and clear of all Liens, other than Permitted Liens and (ii) owns, or has the right to use pursuant to a valid license, all other Company Intellectual Property Rights and IT Systems, in each case, used in or necessary for the conduct and operation of the business of the Company and the Company Subsidiaries as currently conducted. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Owned Company IP is, and immediately following the Closing will be, subject to any Permitted Liens, fully transferable, alienable and licensable by the Company and the Company Subsidiaries without restriction and without payment of any kind to any third

Person. None of the Owned Company IP is subject to any pending or outstanding awards, injunctions, judgments, orders, writs or decrees of or settlement agreements with any Person that materially restricts the use, licensing, transfer or registration of any Owned Company IP. Neither the Company nor any Company Subsidiary has granted or transferred (or is obligated to grant or transfer) to any Person ownership interest, including any joint ownership interest, or any exclusive rights in, any Owned Company IP. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Owned Company IP and the Licensed IP are all of the Intellectual Property and Intellectual Property Rights necessary for the operation of the business of the Company and the Company Subsidiaries as currently conducted.

(d) To the Knowledge of the Company, no past or present director, officer or employee of the Company or any Company Subsidiary owns (or has any claim or any right (whether or not currently exercisable) to any ownership interest in and to) any Owned Company IP. Each of the Company and the Company Subsidiaries have entered into a binding, valid and enforceable written Contract with each current and former employee, consultant and independent contractor who is or was involved in the invention, creation, or development of any Company Intellectual Property or Intellectual Property Rights, whereby such employee or independent contractor (A) either (i) validly assigns to the Company or a Company Subsidiary any ownership interest such employee or independent contractor may have in or to all Intellectual Property or Intellectual Property Rights invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement, to the extent such Intellectual Property or Intellectual Property Rights does not constitute a “work made for hire” under applicable Law or (ii) validly grants to the Company or a Company Subsidiary a license to use such Intellectual Property or Intellectual Property Right in connection with the conduct of the business of the Company or a Company Subsidiary as such business is currently conducted, and (B) agrees to hold all Proprietary Information of the Company and the Company Subsidiaries in confidence. Without limiting the generality of the foregoing, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (1) all Owned Company IP material to the operation of the business of the Company and the Company Subsidiaries was invented, created, developed by an employee of the Company or a Company Subsidiary acting within the scope of their employment and constitutes a “work made for hire” under applicable Law or is otherwise owned by the Company or a Company Subsidiary under applicable Law; and (2) no Owned Company IP that is material to the operation of the business of the Company or the Company Subsidiaries was invented, created or developed by an independent contractor that is not subject to a binding written obligation to assign the ownership thereof to the Company or a Company Subsidiary.

(e) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proceedings are pending, and, to the Knowledge of the Company, no Proceeding is threatened against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any Person. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the conduct of the business of the Company and the Company Subsidiaries has not, since January 1, 2023, and is not currently, infringing, violating, or misappropriating any Intellectual Property Rights of any Person or

constitutes unfair competition or unfair trade practices. There are no Proceedings pending (or, to the Knowledge of the Company, threatened), and neither the Company nor any Company Subsidiary has received from any Person since January 1, 2023 any written notice, charge, complaint, claim or other demand (i) alleging any infringement, violation, or misappropriation of any Intellectual Property Rights of any Person, or any claim of unfair competition or unfair trade practices or (ii) contesting the Company’s or any Company Subsidiary’s ownership of, or the validity or enforceability of, any Owned Company IP, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Owned Company IP. Neither the Company nor any Company Subsidiary has instituted or threatened in writing to institute any Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Owned Company IP.

(f) The Company and each Company Subsidiary have taken commercially reasonable actions to maintain (and continue to maintain), as confidential, and to reasonably protect, all material Proprietary Information (including all Trade Secrets) of the Company and any Company Subsidiary, including by requiring all Persons having access thereto to execute written non-disclosure agreements containing customary restrictions regarding the disclosure and use of such material Proprietary Information (including all Trade Secrets). To the Knowledge of the Company, there has been no breach of any such non-disclosure agreements or any other unauthorized disclosure or use of, or access to, technology, information or materials that the Company or a Company Subsidiary maintains or intended to maintain as a Trade Secret.

(g) To the Knowledge of the Company, neither the execution, delivery and performance of this Agreement nor the consummation of the Transactions will result in the: (i) loss or impairment of, or any Lien (other than any Permitted Lien) on, any material Owned Company IP or any material Licensed IP (including material IT Systems); (ii) grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Company IP or any Intellectual Property or Intellectual Property Rights of Parent or its affiliates; or (iii) payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any material Owned Company IP or material Licensed IP (including material IT Systems).

Section 3.15. Privacy and Data Protection.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have complied since January 1, 2023, and presently comply, with all applicable Privacy Laws, (ii) the Company and the Company Subsidiaries have taken commercially reasonable actions (including reasonable administrative, technical and physical safeguards) to protect Personal Information in their possession or under their control against unauthorized or unlawful access, acquisition, use, modification, disclosure or other misuse or loss, and (iii) the Company and each of the Company Subsidiaries have taken commercially reasonable steps to require all third-party service providers, outsourcers, processors or other Persons who Process, store or otherwise handle Personal Information for or on behalf of the Company or any of the Company Subsidiaries to comply with all applicable Privacy Laws, restrict such Persons from any use or disclosure of such Personal Information other than to provide the contracted-for services and require such Persons to take appropriate steps to protect and secure Personal Information from unauthorized or unlawful access, acquisition, use, modification, disclosure or other misuse or loss and to promptly notify the Company or Company Subsidiary in the event of a breach of security of such Personal Information.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) since January 1, 2023, neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Entity or other Person alleging a violation of any Privacy Laws by the Company or any of the Company Subsidiaries, nor has the Company or any Company Subsidiary been threatened in writing to be charged with any such violation by any Governmental Entity or other Person; (ii) since January 1, 2023 there have not been any lawsuits, claims, inquiries, investigations, demands or other actions asserted or threatened against the Company or any of the Company Subsidiaries relating to Privacy Laws, and there are no facts or circumstances which would reasonably form the basis for any such action; and (iii) since January 1, 2023, there has been no unauthorized or unlawful access, acquisition, use, modification, disclosure or other security incident involving Personal Information or other confidential or proprietary data in the possession or under the control of the Company or any of the Company Subsidiaries.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution, delivery and performance of this Agreement and the consummation of the Transactions will not violate the privacy policies of the Company and the Company Subsidiaries, as they currently exist or as they existed at any time during which any of the Personal Information subject to such policy was collected and with all other Privacy Laws.

(d) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company or one of the Company Subsidiaries owns or has a valid right to access and use all IT Systems material to the operation of the business of the Company and the Company Subsidiaries as currently conducted; (ii) the IT Systems are reasonably sufficient for the existing needs of the Company and any Company Subsidiary; (iii) since January 1, 2023, the Company and each Company Subsidiary have taken commercially reasonable steps and implemented commercially reasonable safeguards (but in any event no less than is required by applicable Laws) to protect the IT Systems from Contaminants, and the IT Systems are currently free of Contaminants; and (iv) since January 1, 2023, the Company and the Company Subsidiaries have implemented and maintained commercially reasonable business continuity and disaster recovery plans, procedures and facilities that satisfy applicable Privacy Laws.

(e) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, (i) the Company and each Company Subsidiary have taken commercially reasonable measures to provide for the back-up and recovery of Company or Company Subsidiary data without material disruption to, or material interruption in, the conduct of the business of the Company or Company Subsidiary; (ii) there has been no failure with respect to any IT Systems that has had a material effect on the operations of the Company or any Company Subsidiary; and (iii) there has been no cyber-attack, unauthorized access to or use of (whether without authorization or in breach of an authorization) or harm to any IT Systems (or any Software or data stored on any IT Systems).

Section 3.16. Real Property; Assets.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to the real property owned by the Company, any Company Subsidiary or any Joint Venture (such property collectively, the “Owned Real Property”), (i) either the Company, a Company Subsidiary or a Joint Venture has good and valid title to such Owned Real Property, free and clear of all Liens other than (I) any such Lien which is a Real Estate Permitted Lien and (II) any conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not materially adversely affect the use by the Company, any Company Subsidiary or any Joint Venture (or any successor in title to the Company, Company Subsidiary or Joint Venture) for residential home building activities, (ii) except as set forth on Section 3.16(a) of the Company Disclosure Letter or pursuant to Home Sale Contracts, there are no reversion rights, outstanding options or rights of first refusal in favor of any other Person to purchase, lease, occupy or otherwise utilize such Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially adversely affect the use by the Company, any Company Subsidiary or any Joint Venture (or any successor in title to the Company, Company Subsidiary or Joint Venture) for residential home building activities and (iii) none of the Company, the Company Subsidiaries nor Joint Ventures have, nor to the Knowledge of the Company has any predecessor-in-title to the Company, a Company Subsidiary or a Joint Venture, collaterally assigned or granted a security interest in the Owned Real Property except for the Real Estate Permitted Liens and other Liens that were discharged in full prior to the date hereof. None of the Company, any of the Company Subsidiaries or any Joint Venture has received notice of any pending, and to the Knowledge of the Company there is no pending or threatened in writing, material condemnation or eminent domain proceeding, or any sale in lieu thereof, with respect to any Owned Real Property, except for dedications of roads or rights-of-way made as a result of the zoning, platting or development plans for such Owned Real Property.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Leased Real Property and each Company Lease related thereto. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease, license, easement and other agreement under which the Company or any of the Company Subsidiaries uses or occupies or has the right to use or occupy any real property (the “Leased Real Property”, and each such lease, sublease, license, easement or other agreement, a “Company Lease”), is valid, binding and in full force and effect, subject to proper authorization and execution of such Company Lease and application of any bankruptcy or other creditor’s rights laws and (ii) no uncured default on the part of the Company or, if applicable, a Company Subsidiary or, to the Knowledge of the Company, the landlord or other parties to such Company Lease exists or will exist with the giving of notice, the passage of time or both. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of the Company Subsidiaries has a good and valid leasehold interest, subject to the terms of any Company Lease applicable thereto, in all Leased Real Property, free and clear of all Liens, except for (I) Real Estate Permitted Liens and (II) conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not adversely affect the use of the Leased Real Property by the Company or any Company Subsidiary. Neither the Company nor any of the Company Subsidiaries has (x) received written notice of any pending, and to the Knowledge of the Company there is no pending or threatened in writing, material condemnation or eminent domain proceeding with respect to any Leased Real Property, (y) collaterally assigned or granted a security interest in the Leased Real Property except for Real Estate Permitted Liens and other Liens that were discharged in full prior to the date hereof, or (z) received any written notice of any material default under a Company Lease and, to the Knowledge of the Company, no event has occurred and no condition exists that, with notice or lapse of time, or both, would constitute a material default by the Company or any of the Company Subsidiaries, as applicable, under any Company Lease.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no judgment, injunction, order, decree, moratorium, or other action by or before a Governmental Entity exists or is pending or threatened in writing that restricts the development or sale of Owned Real Property or the development and construction of residential homes thereon, including, without limitation, any moratorium applicable to any of the Owned Real Property or Contract Property that would prohibit (i) the issuance of building permits for the construction of houses, or certificates of occupancy therefor, (ii) the purchase of sewer or water taps, (iii) the issuance of subdivision approvals, or (iv) the issuance of development permits.

(d) There are no parties, other than the Company, any Company Subsidiaries or Joint Ventures, in possession of any portion of the Owned Real Property, and as of the date hereof, other than in the ordinary course of business, none of the Company, any Company Subsidiary or any Joint Venture has granted any Person any right to use all or any portion of, the Owned Real Property or (with the exception of the seller thereof) the Contract Property.

(e) The Company or one of the Company Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its material tangible personal property, free and clear of all Liens other than Permitted Liens. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Company and the Company Subsidiaries is in good working order (reasonable wear and tear excepted).

(f) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the marketing and sale of Real Property by the Company, any Company Subsidiary and, to the Knowledge of the Company, any Joint Venture (including, without limitation, Residential Units, Residential Lots and Owned Development Parcels) has been in compliance with all applicable Laws.

Section 3.17. Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans listed on Section 3.10(a) of the Company Disclosure Letter and purchase orders, Section 3.17 of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described below in this Section 3.17(a) to which the Company or any Company Subsidiary is a party or bound, in each case as of the date hereof (all Contracts of the type required to be disclosed in this Section 3.17(a), whether or not set forth on Section 3.17 of the Company Disclosure Letter, being referred to herein as the “Material Contracts”):

(i) each Contract that limits in any material respect the freedom of the Company or any Company Subsidiary to (A) compete or engage (x) in any line of business, (y) in any geographic region or (z) with any Person or (B) sell, supply or distribute any product or service, build on or acquire real property, use or enforce any Owned Company IP or Intellectual Property Rights exclusively licensed to the Company or any Company Subsidiary, or hire or solicit any Person in any manner that, in each case of this clause (B), has the effect of restricting in any material respect the Company or the Company Subsidiaries from the development, marketing or distribution of products and services, in each case, in any geographic area, and in each of case (A) and (B), other than customary confidentiality obligations;

(ii) each material partnership, joint venture, strategic alliance, limited liability company agreement (other than any such agreements solely between or among the Company and its wholly owned Subsidiaries) or similar Contract (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person);

(iii) each acquisition or divestiture Contract (including for the acquisition and sale of loans) that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments thereunder in excess of $25,000,000 (excluding Real Estate Purchase Agreements and any other Contracts executed in connection therewith in the ordinary course of business consistent with past practice);

(iv) each Contract that gives any Person the right to acquire any equity interests, business or material assets of the Company or any Company Subsidiary, including any Contracts containing any right of first refusal or right of first offer or Contract that limits the ability of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any of their equity interests, businesses or material assets (excluding Real Estate Purchase Agreements, any other Contracts executed in connection therewith in the ordinary course of business consistent with past practice and other ordinary course commitments to acquire or dispose of real property, including individual homes, lots, inventory, products, goods, services, supplies, equipment or off-the-shelf technology, Contracts relating to the joint acquisition of real property and Contracts that give any Person a right to or interest in the proceeds of sale of any real property) after the date hereof with consideration of more than $50,000,000;

(v) each Contract that: (i) provides for the authorship, invention, creation, conception or other development of any material Intellectual Property or Intellectual Property Rights (A) by the Company or a Company Subsidiary for any other Person or (B) for the Company or a Company Subsidiary by any other Person (excluding agreements with independent contractors, engineering firms (or engineers), architectural firms (or architects) or similar professional enterprises); (ii) provides for the assignment or other transfer of any ownership interest in material Intellectual Property or Intellectual Property Rights (A) to the Company from any other Person (excluding agreements with independent contractors, engineering firms (or engineers), architectural firms (or architects) or similar professional enterprises) or (B) by the Company to any other Person; (iii) includes any grant of an Intellectual Property License to any other Person by the Company (other than, with respect to this subsection (iii), non-exclusive licenses granted to customers, contractors, consultants, engineering firms (or engineers), architectural firms (or architects) or similar professional enterprises in the ordinary course of business); or (iv) includes any grant of an Intellectual Property License by any other Person (other than, with respect to this subsection (iv) only, Intellectual Property Licenses for off-the-shelf Software and other Software that is generally commercially available on standard terms, and non-exclusive licenses granted by customers, contractors, consultants, contractors, consultants, engineering firms (or engineers), architectural firms (or architects) or similar professional enterprises or other vendors in the ordinary course of business);

(vi) each settlement agreement or similar Contract (excluding any customary non-disclosure agreement) that (A)(x) imposes material obligations on the Company and the Company Subsidiaries after the date hereof (for the avoidance of doubt, other than customary confidentiality obligations) or (y) involves payments after the date hereof in excess of, $5,000,000 or (B) is with a Governmental Entity entered into since January 1, 2023 that imposes material ongoing obligations on the Company and the Company Subsidiaries;

(vii) each Contract not otherwise described in any other subsection of this Section 3.17(a) pursuant to which the Company or any Company Subsidiary is obligated, in accordance with the terms thereof, to pay, or entitled to receive, payments in excess of $5,000,000 in the twelve (12) month period immediately following the date hereof or obligates the Company or any Company Subsidiary to maintain or guaranty capital levels of any entity, in each case, excluding Real Estate Purchase Agreements, any other Contracts executed in connection therewith in the ordinary course of business consistent with past practice and other ordinary course commitments to acquire, sell or otherwise dispose of real property, including individual homes, lots, inventory, products, goods, services, supplies, equipment or off-the-shelf technology or any other Contracts that are expressly excluded from disclosure under any other category in this Section 3.17(a);

(viii) each Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure, in each case outside the ordinary course of business and in excess of $5,000,000 per annum individually, other than Real Estate Purchase Agreements and any other Contracts executed in connection therewith in the ordinary course of business consistent with past practice;

(ix) each Contract that is a Material Supplier Agreement;

(x) each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use or supply requirements, in each case, for the benefit of the applicable counterparty;

(xi) each Contract providing for indemnification of any officer, director or employee of the Company or any Company Subsidiary by the Company or any Company Subsidiary, other than Contracts entered into on substantially the same form as the standard forms of the Company and the Company Subsidiaries;

(xii) each Contract creating outstanding Indebtedness (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $50,000,000, other than (1) accounts receivable and payable in the ordinary course of business; (2) loans to wholly owned Company Subsidiaries; and (3) extensions of credit, mortgages, surety bonds, letters of credit or other loans to the Company or any Company Subsidiary in the ordinary course of business;

(xiii) each Labor Agreement;

(xiv) each Company Lease;

(xv) any Contract not otherwise described in any other subsection of this Section 3.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and the Company Subsidiaries, taken as a whole.

(b) True, correct and complete copies of each Material Contract in effect as of the date hereof have been made available to Parent or publicly filed with the SEC prior to the date hereof. None of the Company or any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no other party to any Material Contract is in breach of or default under the terms of any Material Contract and (ii) each party to any Material Contract has performed all obligations required to be performed by it under such Contract. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

Section 3.18. Environmental Matters.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is in violation of any Environmental Law, (ii) the Company and the Company Subsidiaries have obtained, maintain and timely applied for all Company Permits required under any Environmental Law (“Environmental Permits”) and the Company and the Company Subsidiaries are, and since January 1, 2023 have been, in compliance with such Environmental Permits and (iii) there is no Proceeding pending, or to the Knowledge of the Company, threatened, to revoke, suspend or adversely modify any such Environmental Permit.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no and there have been no Releases or threatened Releases of Hazardous Substances with respect to Owned Real Property or Leased Real Property or, to the Knowledge of the Company, any other location (including any other currently or formerly owned, leased or operated property or location used for the treatment, storage, disposal, recycling or other handling of Hazardous Substances), (ii) neither the Company nor any Company Subsidiary has arranged, by written contract, agreement or otherwise, for the treatment, storage, transportation or disposal of Hazardous Substances, and (iii) to the Knowledge of the Company, no Hazardous Substances are present at, on, in or under any property currently or formerly owned, operated or leased by the Company or any Company Subsidiaries, that would result in an Environmental Claim against or liability to the Company or any Company Subsidiary.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proceeding or, to the Knowledge of the Company, any private environmental investigation is pending or threatened, alleging non-compliance by the Company or any Company Subsidiary with respect to any Environmental Law or Environmental Permit or otherwise concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any liability arising under any Environmental Law upon the Company or any Company Subsidiary. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no liabilities of or relating to the Company or any of the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances existing, initiated or occurring, which have or would reasonably be expected to result in or be the basis for any such liability.

(d) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution of this Agreement nor the consummation of the Transactions will require any investigation or remediation activities or notice to or consent of any Governmental Entity or third party pursuant to any Environmental Law or with respect to Hazardous Substances.

(e) The Company and the Company Subsidiaries have made available to Parent all material environmental audits, reports and other material environmental documents as of the date of this Agreement relating to the Company’s current material properties, facilities or operations (including any material property, facility or operation owned within the last three years and any property that Company or the Company Subsidiaries have foreclosed within the last three years or are in the process of foreclosing on) which are in their possession or under their reasonable control, in each case, to the extent that such audits, reports and other material environmental documents disclose environmental liabilities or the presence or suspected presence of Hazardous Substances on, at, or under the land, or in underlying soil or groundwater, that would be reasonably expected to result in an Environmental Claim or otherwise prohibit use of the land for residential purposes.

Section 3.19. Suppliers. Section 3.19 of the Company Disclosure Letter sets forth a list of the top ten (10) suppliers and vendors (excluding legal service providers and investment bankers) of the Company and the Company Subsidiaries, taken as a whole, measured by the aggregate amounts paid by the Company and the Company Subsidiaries to such supplier or vendor and its affiliates during the 12-month period ended December 31, 2025 (each, a “Material Supplier” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”). Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received any written notice or, to the Knowledge of the Company, has any reason to reasonably believe that there has been any material adverse change in the price of the supplies or services provided by any Material Supplier or that such Material Supplier intends to terminate, modify or not renew existing Contracts with the Company or the Company Subsidiaries.

Section 3.20. Insurance. The Company has made available to Parent true and correct copies of and Section 3.20 of the Company Disclosure Letter sets forth all material Insurance Policies. As of the date hereof, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are insured with reputable insurers against such risks and in such amounts as are customary for companies of similar size in the same or similar lines of business as the Company and the Company Subsidiaries, (b) the Company and the Company Subsidiaries are, and since January 1, 2023 have been, in compliance with their respective insurance policies and Contracts and are not in default under any of the terms thereof, (c) all current insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable, (d) all premiums due thereunder have been paid in accordance with the agreed premium payment terms and (e) neither the Company nor any Company Subsidiary has received written notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts).

Section 3.21. Information Supplied. The information relating to the Company and the Company Subsidiaries to the extent supplied by or on behalf of the Company and the Company Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement (or any amendment or supplement thereto) and any other document incorporated or referenced therein, will not, on the date the Proxy Statement is first mailed to the Company Stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The Proxy Statement (as amended and supplemented) will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.21, no representation or warranty is made by the Company with respect to information or statements made, contained or incorporated by reference in the Proxy Statement (or any amendment or supplement thereto) and any other document incorporated or referenced therein, supplied or based upon information supplied by or on behalf of Parent or Merger Sub or any of their respective affiliates or Representatives.

Section 3.22. Opinion of Financial Advisor. The Company Board has received, on or prior to the date of this Agreement, an oral opinion of the Company’s financial advisor, Moelis & Company LLC (“Moelis”), to be subsequently confirmed in writing, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Merger Consideration to be received by holders of Company Common Stock in the Transactions is fair, from a financial point of view, to such holders. Following the execution of this Agreement by all Parties, the Company shall provide a confidential copy of such opinion to Parent promptly for informational purposes only (on a non-reliance basis).

Section 3.23. Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.8 (Stockholder and Management Arrangements) and Section 4.12 (Stock Ownership), the Company Board has taken all action necessary to render inapplicable to the execution, delivery or performance of this Agreement and the consummation of the Transactions, including the Merger, any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law (“Takeover Statute”) or any takeover or anti-takeover provision in Company Governing Documents. The Company has no rights plan or “poison-pill” in effect

Section 3.24. Related Party Transactions. There are no transactions or series of related transactions or Contracts (including Related Party Contracts) in effect, nor are there any currently proposed transactions or series of related transactions or Contracts (including Related Party Contracts), that would be required to be disclosed under Item 404 of Regulation S-K that have not been otherwise disclosed in the SEC Documents filed prior to the date hereof.

Section 3.25. Finders and Brokers. Other than Moelis, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger. A true and complete copy of the engagement letter with Moelis related to the Transactions has been made available to Parent prior to the date hereof.

Section 3.26. Mortgage Matters.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Company Mortgage Loan is subject to any defect or condition that would allow a Loan Investor or Regulatory Agency to increase the loss level for such Company Mortgage Loan, seek repurchase or indemnification or seek other recourse or remedies against the Company or the Company Subsidiaries; and (ii) no facts or circumstances exist that would result in the loss or reduction of any mortgage insurance or guarantee benefit, or claims for recoupment or restitution of payments previously made under any mortgage insurance or guarantee benefit;

(b) Section 3.26(b) of the Company Disclosure Letter sets forth a true and complete description, as of the date hereof, of all loss sharing arrangements of the Company or any of the Company Subsidiaries with respect to any Company Mortgage Loans or Servicing Agreements.

(c) Section 3.26(c) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all material current pending mortgage insurance related claims.

(d) Section 3.26(d) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each mortgage warehouse lending agreement, mortgage loan repurchase agreement or similar mortgage loan financing agreement to which the Company or any of the Company Subsidiaries is a party.

Section 3.27. Insurance Business.

(a) Other than Tri Pointe Advantage Insurance Services, Inc. (“Tri Pointe Advantage”) and Tri Pointe Assurance, Inc. (“Tri Pointe Assurance”), no Company Subsidiary is currently acting as an Insurance Producer.

(b) Tri Pointe Advantage and Tri Pointe Assurance each holds all material licenses required for it under the applicable Insurance Laws to act as an Insurance Producer in the jurisdictions in which it so acts, and to conduct the lines of business as presently conducted as of the date hereof (the “Company Insurance Licenses”). To the Knowledge of the Company, each Employee Agent and Third-Party Agent who wrote, sold, produced, serviced, administered or managed insurance business for Tri Pointe Advantage or Tri Pointe Assurance, or had substantive contact with any client or customer or prospective client, since January 1, 2023, possessed, at the time such business was written, sold, produced, serviced, administered or managed or such contact occurred, as applicable, all material licenses needed for such Person to be duly licensed or registered as required by applicable Law (for the type of business written, sold or produced, or with respect to such contact, on behalf of Tri Pointe Advantage or Tri Pointe Assurance) (together with the Company Insurance Licenses, the “Insurance Licenses”) in each jurisdiction in which such Employee Agent or Third-Party Agent was required to possess such license. Except as set forth on Section 3.27(b) of the Company Disclosure Letter, all material Company Insurance Licenses needed for Tri Pointe Advantage or Tri Pointe Assurance to act as an Insurance Producer in the jurisdictions in which it so acts, and to conduct the lines of business as presently conducted as of the date hereof are valid and in full force and effect, and during the past twelve months there has occurred no material default by Tri Pointe Advantage or Tri Pointe Assurance under any Company Insurance Licenses which has not been resolved to the satisfaction of the issuing Insurance Regulator. No Governmental Entity has commenced, or given written notice to Tri Pointe Advantage or Tri Pointe Assurance that it intends to commence, a proceeding to revoke or suspend any Company Insurance License, or given written notice that it intends not to renew any Company Insurance License.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except as set forth on Section 3.27(c) of the Company Disclosure Letter: (i) each of Tri Pointe Advantage and Tri Pointe Assurance is, and since January 1, 2023 has been, in compliance in all material respects with all applicable Laws regulating the marketing and sale of insurance contracts and the manner in which Tri Pointe Advantage or Tri Pointe Assurance, respectively, is currently compensated for its placement of insurance products and for any related services is in compliance with applicable Law in all material respects; (ii) to the Knowledge of the Company, each Employee

Agent or Third-Party Agent who is required by applicable Law by reason of the nature of his or her employment by or relationship to Tri Pointe Advantage or Tri Pointe Assurance, to be appointed with an Insurance Carrier Client, is currently duly appointed as such and such appointment is in full force and effect; and (iii) to the Knowledge of the Company, since January 1, 2023, neither Tri Pointe Advantage nor Tri Pointe Assurance has paid any insurance commission or insurance customer lead or referral fee to any Person that was required to be licensed as an insurance agent or agency or broker or brokerage and did not hold such license when Tri Pointe Advantage or Tri Pointe Assurance made such payment, in each case, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except as set forth on Section 3.27(d) of the Company Disclosure Letter, there is no, and there has never been since January 1, 2023, any Proceeding pending or threatened in writing against (i) Tri Pointe Advantage or Tri Pointe Assurance, or (ii) against any Employee Agent or Third-Party Agent, relating to or resulting from their services to Tri Pointe Advantage or Tri Pointe Assurance, in each case, before any Insurance Regulator relating to any material violation or alleged violation of applicable Insurance Law.

(e) Other than Sonoma Insurance Company (“Sonoma”), no Company Subsidiary is acting as an insurer, including a captive insurer. Sonoma holds all material licenses required for it under the applicable Insurance Laws to act as an insurer in the jurisdictions in which it so acts, and to conduct the lines of business as presently conducted as of the date hereof. All such licenses are in full force and effect. There is no, and there has never been since January 1, 2023, any Proceeding pending or threatened in writing or, to the Knowledge of the Company, threatened orally against Sonoma, before any Insurance Regulator or other Governmental Entity relating to any material violation or alleged violation of applicable Law. The reserves for losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of Sonoma contained in its most recent financial statements (x) were determined in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements) and (y) were fairly stated in accordance with sound actuarial principles.

Section 3.28. Committee on Foreign Investment in the United States. None of the Company or any Company subsidiary (a) produces, designs, tests, manufactures, fabricates, or develops “critical technologies” as that term is defined in 31 C.F.R. § 800.215 or (b) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment “critical infrastructure”.

Section 3.29. No Other Representations. The Company acknowledges that none of Parent, Merger Sub or any of their respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV and the certificate delivered pursuant to Section 7.3(c). Without limiting the generality of the foregoing, the Company acknowledges that, except as may be expressly provided in Article IV and the certificate delivered pursuant to Section 7.3(c), no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to the Company, any of its Representatives or any other Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as set forth below.

Section 4.1. Qualification, Organization, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and Merger Sub is qualified to do business and is in good standing (to the extent such concept is recognized under applicable Law) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or to be in good standing, except where the failure to be so qualified or, where relevant, in good standing, has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2. Corporate Authority.

(a) Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement, the performance of Parent’s and Merger Sub’s obligations under this Agreement, and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Merger Sub are necessary to authorize the performance of Parent’s or Merger Sub’s obligations under this Agreement or the consummation of, and to consummate, the Transactions, except for the (i) filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) adoption of this Agreement by the sole stockholder of Merger Sub by written consent, which consent will be effective immediately following the execution and delivery of this Agreement.

(b) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

Section 4.3. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL (including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware), (ii) the Securities Act, (iii) the Exchange Act, (iv) applicable state securities, takeover and “blue sky” laws, (v) the HSR Act, (vi) the Governmental Consents, and (vii) any applicable requirements of the Tokyo Stock Exchange, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and except as described in Section 4.3(a), the consummation of the Transactions and performance and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or result in a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under, any material Contract binding upon Parent or Merger Sub or to which any of them are a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or Merger Sub, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or the certificate of incorporate or bylaws of Merger Sub or (iii) conflict with or violate any Laws applicable to Parent or Merger Sub or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4. No Parent Vote or Approval Required. No vote or consent of the holders of capital stock of, or other equity interest in, Parent is necessary to approve and adopt this Agreement or the Transaction, including the Merger. The vote or consent of SFA Operations, LLC as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve and adopt this Agreement and the Transactions, including the Merger, and such vote or consent has been duly executed and delivered to Merger Sub, and not withdrawn, to be effective by its terms, immediately following, execution of this Agreement.

Section 4.5. Litigation; Orders. As of the date hereof, (i) there are no Proceedings pending or, to Parent’s knowledge, threatened against Parent or any Parent Subsidiary, including Merger Sub, and (ii) there are no orders, judgments, decrees or settlement agreements with a Governmental Entity to which Parent or any Parent Subsidiary or any of their respective properties, rights or assets is subject, in each case of (i) and (ii), except for those that have not had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6. Information Supplied. The information relating to Parent and Merger Sub supplied by or on behalf of Parent and Merger Sub to be contained in, or incorporated by reference in, the Proxy Statement (or any amendment or supplement thereto) and any other document incorporated or referenced therein, will not, on the date the Proxy Statement is first mailed to the Company Stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.6, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made, contained or incorporated by reference in the Proxy Statement (or any amendment or supplement thereto) and any other document incorporated or referenced therein, which information or statements were not supplied by or on behalf of Parent or Merger Sub.

Section 4.7. No Exclusive Arrangements. Except for Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. which is Parent’s Subsidiary’s financial advisor for the Transaction, as of the date hereof, neither Parent nor Merger Sub, or any of their respective affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger or other Transactions; or (ii) expressly prohibiting any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person in connection with a transaction relating to the Company or any Company Subsidiary.

Section 4.8. Stockholder and Management Arrangements. Except as set forth on Section 4.8 of the Parent Disclosure Letter, none of Parent or any of its affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other affiliate of the Company or any Company Subsidiary, in each case in their capacity as such, (a) relating to (i) this Agreement, the Merger or the other Transactions; or (ii) the Surviving Corporation or any of its Subsidiaries; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other affiliate of the Company or any of the Company Subsidiaries has agreed to provide, directly or indirectly, equity investment to Parent or Merger Sub, the Company or any of their respective affiliates to finance any portion of the Merger.

Section 4.9. Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of itself or its affiliates. Assuming the satisfaction or waiver of the conditions set forth in Article VII, as of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and the other Transactions and all related fees and expenses of Parent, the Company and their respective affiliates in connection therewith), (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.10. Financing.

(a) Parent and certain financing institutions (as commitment parties, lenders and arrangers) have entered into a binding debt commitment letter (the “Debt Commitment Letter”) entitling Parent to borrow funds in an aggregate amount pursuant to which, together with all other available sources of funding to Parent and Merger Sub and after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” (including any original issue discount flex) provided for under the Debt Commitment Letter and the Fee Letter (as defined below), Parent, Merger Sub and their respective Subsidiaries (assuming the accuracy of the Company’s representations and warranties set forth in Section 3.2(a), Section 3.2(b), the first sentence of Section 3.2(c) (only to the extent relating to the capital stock or other equity interests of the Company) and Section 3.2(d), such that the condition set forth in Section 7.2(a) is satisfied or waived) will have immediately available funds sufficient to satisfy (i) the payment of all amounts payable by Parent and Merger Sub in accordance with this Agreement, including pursuant to Article II, in connection with or as a result of this Agreement, the Merger and the other Transactions and all related costs, fees and expenses of Parent, the Company and their respective Subsidiaries in connection therewith (including under Section 2.4, Section 6.12 and Section 6.13), and (ii) any repayment or refinancing of any existing indebtedness of the Company or the Company Subsidiaries (other than the Company Notes) contemplated by, or required in connection with the Transactions described in, this Agreement or the Debt Commitment Letter (the amounts in clauses (i) and (ii), the “Financing Amounts”). The debt financing committed pursuant to the Debt Commitment Letter, as amended or replaced from time to time in accordance with this Agreement, is collectively referred to in this Agreement as the “Debt Financing”.

(b) Parent has delivered (or caused to be delivered) to the Company a true, complete and correct copy of the Debt Commitment Letter and any fee letters related thereto (collectively, the “Fee Letter”); provided that the Fee Letter may be redacted solely with respect to fees, pricing and the economic portion of any “flex” terms (none of which redacted terms would or would reasonably be expected to affect the amount, availability or conditionality of the Debt Financing). Parent expressly acknowledges and agrees that the obligations of Parent under this Agreement (including its obligation to effect the Closing) are not conditioned in any manner upon Parent obtaining any financing (including the Debt Financing and any other term loans, bridge financing and bonds).

(c) Except as expressly set forth in the Debt Commitment Letter and Fee Letter, there are no conditions precedent to the obligations of the Financing Parties to provide the Debt Financing or any contingencies that would, or that would reasonably be expected to, permit the Financing Parties to reduce the total amount of the Debt Financing, impose any additional conditions precedent to the availability of the Debt Financing or affect the timing of the availability of the Debt Financing, including any condition or other contingency relating to the amount or availability of the Debt Financing pursuant to any “flex” provision. Other than the Debt Commitment Letter and the Fee Letter, there are no side letters, understandings or other agreements, contracts or arrangements of any kind (written or oral) to which Parent is a party, or of which Parent has knowledge, relating to the funding of the full amount of the Debt Financing, in each case, that would or would reasonably be expected to affect the availability, amount or conditionality of the Debt Financing. As of the date hereof, assuming the satisfaction or waiver of the conditions in Section 7.1 or Section 7.2, Parent is not aware of any event or circumstance which, with or without notice, lapse of time or both, would, or would reasonably be expected to, (i) constitute or result in a default under, breach or failure to satisfy condition precedent on the part of Parent, or, to the knowledge of Parent, on the part of any other party under the Debt Commitment Letter or (ii) otherwise result in any portion of the Debt Financing to be unavailable on a timely basis, and in any event, not later than the Closing. Parent has paid in full any and all commitment fees or other applicable fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement and will pay (or cause to be paid) in full any applicable amounts due on or before the Effective Time.

Section 4.11. Finders and Brokers. Neither Parent nor any of its affiliates has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission from the Company or any of the Company Subsidiaries in connection with this Agreement or upon or as a result of the consummation of the Merger or the other Transactions based on arrangements made by or on behalf of Parent or any of its affiliates.

Section 4.12. Stock Ownership. None of Parent, Merger Sub or any of their respective directors, officers, general partners or, to the knowledge of Parent, any of their respective controlled affiliates is or at any time for the past three (3) years has been, an “Interested Stockholder” or “Affiliate” or “Associate” thereof as defined in the Company Certificate. Neither Parent, Merger Sub, or, to the knowledge of Parent, any of their respective controlled affiliates directly or indirectly owns as of the date hereof, and at all times for the past three (3) years through the date hereof or has owned, beneficially or otherwise, any shares of Company Common Stock or other securities that are convertible, exchangeable or exercisable into Company Common Stock. None of Parent or Merger Sub or, to the knowledge of Parent, any of their respective controlled affiliates holds any rights to acquire or vote any shares of Company Common Stock or other securities that are convertible, exchangeable or exercisable into Company Common Stock except pursuant to this Agreement.

Section 4.13. No Merger Sub Activity. Merger Sub has been formed solely for the purpose of engaging in the Merger, and, since its date of formation and prior to the Effective Time, Merger Sub has not and will not have engaged in any activities, incurred any liabilities or obligations, other than as contemplated by this Agreement. Parent or a direct or indirect wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock, and other equity, securities and voting interest in, Merger Sub free and clear of all Liens. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent or a direct or indirect wholly owned Subsidiary of Parent may acquire any capital stock, or other equity, securities or voting interest of Merger Sub.

Section 4.14. Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub acknowledges and agrees, that, except for the representations and warranties expressly set forth in Article III:

(i) none of the Company, the Company Subsidiaries, any of their respective affiliates or Representatives, or any other Person makes, or has made, any representation or warranty relating to the Company, Company Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger or the other Transactions; and

(ii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective affiliates or their respective Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger or other Transactions) in reliance on and has not otherwise been induced by:

(i) any other express or implied representation or warranty; or

(ii) any projection, forecast, estimate, budget, prediction, prospective information, forward-looking statements, data, financial information, memorandum, presentation or other materials, information or documents provided, addressed or otherwise made available to Parent, Merger Sub or any of their respective affiliates or Representatives, including any materials or information made available in any “data rooms” or in connection with any management presentations or presentations in any other forum or setting.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE MERGER

Section 5.1. Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, except as set forth on the correspondingly numbered subsection in Section 5.1 of the Company Disclosure Letter, as expressly permitted, expressly contemplated or required by this Agreement, as required by applicable Law, or as consented to in writing by Parent (which approval should not be unreasonably withheld, conditioned or delayed), the Company (a) shall, shall cause each Company Subsidiary to, and shall exercise (and cause the Company Subsidiaries to exercise) any available rights with respect to Joint Ventures to, conduct its business in all material respects in the ordinary course of business, (b) shall, shall cause each Company Subsidiary to, and shall exercise (and cause the Company Subsidiaries to exercise) any available rights with respect to Joint Ventures to, use commercially reasonable efforts to (1) preserve intact its and their material business organizations, goodwill and ongoing businesses, and (2) preserve its and their present relationships with Material Suppliers, partners, rating agencies, Governmental Entities, key employees and other Persons with whom it and they have material business relations; and (c) shall not, and shall cause each Company Subsidiary not to, directly or indirectly:

(i) amend, modify, waive, rescind, change or otherwise restate the Company Governing Documents or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;

(ii) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary) (other than dividends or distributions made by any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary);

(iii) split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, its capital stock or other equity interests, except for (A) the acceptance of Company Common Stock for withholding Taxes in respect of Company Equity Awards or (B) any such transaction involving only wholly owned Company Subsidiaries;

(iv) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Equity Plan, other than (A) issuances of Company Common Stock in respect of the vesting or settlement of Company Equity Awards outstanding on the date hereof (or issued in accordance with Section 5.1 of the Company Disclosure Letter), in all cases in accordance with their respective terms as of the date hereof, (B) sales of Company Common Stock pursuant to the settlement of Company Equity Awards in order to satisfy Tax withholding obligations, (C) in connection with the vesting of any Company Equity Awards in accordance with their terms as of the date hereof or (D) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(v) except as required by any Company Benefit Plan as in existence as of the date hereof (or as adopted or amended following the date hereof in a manner permitted by this Agreement) or as required by applicable Law, (A) increase or commit to increase the compensation or benefits payable or to become payable to any current or former Service Providers (1) whose annual base salary exceeds $350,000 as of the date of this Agreement or (2) whose annual base salary is less than $350,000 as of the date of this Agreement, except in respect of this clause (2) in the ordinary course of business consistent with past practice, (B) grant or commit to grant to any of its current or former Service Providers (1) whose annual base salary exceeds $350,000 as of the date of this Agreement, any severance or termination pay or any increase in severance or termination pay or (2) whose annual base salary is less than $350,000 as of the date of this Agreement, any severance or termination pay or any increase in severance or termination pay, except in respect of this clause (2) in the ordinary course of business consistent with past practice, (C) pay or award, or commit to pay or award, any bonus or bonus opportunity, retention, change in control or incentive compensation to any of its current or former Service Providers, (D) enter into any employment, severance, retention, change in control or similar agreement (excluding offer letters that provide for no severance or change in control benefits) with any of its current or former Service Providers, (E) establish, adopt, enter into, amend or terminate any Company Benefit Plan except for any amendments to health and welfare plans entered into in the ordinary course of business that would not result in a material increase in annual cost or annual expense (relative to the 2025 annual cost or expense) of maintaining such employee health or welfare benefit plan to the Company, (F) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, (G) terminate the employment of any employee whose annual base salary exceeds $350,000 as of the date of this Agreement, other than for cause, (H) hire any new employees, except for employees whose annual base salary does not exceed $350,000 or (I) provide any funding for any rabbi trust or similar arrangement;

(vi) (A) terminate, modify, extend, or enter into any Labor Agreement or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or the Company Subsidiaries;

(vii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former Service Provider whose annual base salary exceeds $350,000 as of the date of this Agreement;

(viii) acquire (including by merger, consolidation or acquisition of stock or assets or any other means), or enter into any definitive agreements providing for any acquisitions of, any equity interests in or real property of any Person, or any business or division of any Person, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, (B) acquisitions, leases or licenses of inventory, products, goods, services, supplies, equipment or off-the-shelf technology in the ordinary course of business consistent with past practice, (C) acquisitions of real property or Residential Units on terms consistent with the Lot Purchase Agreements or Development Parcel Contracts, as applicable, and, in each case, any other Contracts executed in connection therewith in the ordinary course of business consistent with past practice, and otherwise on market terms in the ordinary course of business, including (I) entering into land purchase contracts, option contracts, membership interest purchase contracts, joint venture agreements or joint development agreements with the primary purpose to acquire (and purchasing pursuant to the terms of such contracts) land or an ownership interest in an entity holding land, in each case with a purchase price (with respect to land) or a contribution amount (with respect to joint ventures) in an amount not to exceed $50,000,000 individually (it being acknowledged and agreed that such amount shall be calculated net of amounts to be paid or contributed by the third party partners of the Company or any Company Subsidiary pursuant to the terms of a joint development agreement or joint venture agreement to acquire land or an ownership interest in an entity holding land) or (II) as required by or pursuant to or otherwise in accordance with, or as contemplated by, any existing contracts, or (D) the acquisition of Intellectual Property Rights in connection with the exercise of the reasonable business judgment of the Company or the Company Subsidiaries in the ordinary course of business involving less than $3,000,000 individually and $15,000,000 in the aggregate;

(ix) liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of the Company or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(x) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans, advances or capital contributions to, or investments solely in or among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries, (B) loans, advances or capital contributions to, or investments undertaken in, any other Person in relation to the Joint Ventures as required by the organizational documents of such Joint Ventures, (C) loans, advances or capital contributions to, or investments undertaken in, any other Person in relation to the provision of mortgage financing and insurance services in the ordinary course of the Company’s financial services business, (D) advances for reimbursable director, officer and employee expenses in the ordinary course of business or materially consistent with the Company’s policies, (E) extension of credit to customers in the ordinary course of business consistent with past practice, (F) releases of earnest money deposits and similar amounts to sellers of real property in the ordinary course of business, and (G) in addition to the foregoing clauses (A) through (F), loans, advances or capital contributions, or investments, solely in an amount not to exceed $2,000,000 individually and $4,000,000 in the aggregate;

(xi) sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including shares in the capital of the Company or the Company Subsidiaries), except (A) pursuant to transactions solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries, (B) non-exclusive licenses or other non-exclusive grants of rights in, to or under Company Intellectual Property Rights in the ordinary course of business, (C) abandonment or expiration of Registered Company Intellectual Property Rights in the ordinary course of business, (D) sales of Residential Units pursuant to Home Sale Contracts and sales of real property, including individual homes and lots, pursuant to joint development agreements or in connection with joint venture agreements, in each case, in the ordinary course of business, (E) sales of Company Mortgage Loans or Servicing Rights on the secondary mortgage market in the ordinary course of business consistent with past practice, (F) abandoning, permitting to lapse, or taking or refraining from taking any action with respect to, options or similar rights to acquire real property in the ordinary course consistent with past practice, (G) selling or otherwise disposing of inventory, products, goods, services, supplies, equipment or off the shelf technology (other than Residential Units), in each case, in the ordinary course of business consistent with past practice, or (G) pursuant to any Contract to which the Company or any Company Subsidiary is bound as of the date hereof that was provided to Parent;

(xii) other than in the ordinary course of business, (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract (other than a Material Contract of the type required to be disclosed under clauses (i), (ii), (iv), and (x) of the definition of Material Contract (each, a “Specified Contract”)), or (B) (1) modify, amend, extend or voluntarily terminate (other than non-renewals occurring in the ordinary course of business consistent with past practice) any Material Contract (other than a Specified Contract) or (2) waive, release or assign any rights or claims thereunder;

(xiii) (1) enter into any Contract that would, if entered into prior to the date hereof, be a Specified Contract, or (2) waive, release or assign any rights or claims thereunder, in the case of this clause (2) other than in the ordinary course of business consistent with past practice;

(xiv) make any capital expenditure or expenditures, enter into agreements or arrangements for capital expenditure or expenditures, except (i) pursuant to Real Estate Purchase Agreements and any other Contracts executed in connection therewith in the ordinary course of business, or (ii) capital expenditures incurred in the ordinary course of business, including related to for-sale residential home building;

(xv) waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any claim, litigation, investigation or proceeding that is: (i) (A) for an amount not to exceed, for any such compromise or settlement $2,000,000 individually or $25,000,000 in the aggregate (it being acknowledged and agreed that such amount shall be calculated net of amounts that are paid by insurers under the Insurance Policies), and (B) does not impose any injunctive relief on the Company and the Company Subsidiaries (other than customary confidentiality undertakings) and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors, or (ii) settled in compliance with Section 6.9;

(xvi) make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xvii) except to the extent in the ordinary course of business consistent with past practice, (A) make, change or revoke any material Tax election, (B) adopt or change any Tax accounting period or material method of Tax accounting, (C) amend any material Tax Return, (D) settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law), (F) surrender any right to claim a material refund of Taxes, or (G) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xviii) redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, hedges, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries and with respect to bonding obligations undertaken in the ordinary course of business; (B) trade payables incurred in the ordinary course of business; (C) obligations incurred pursuant to business credit cards in the ordinary course of business; (D) Indebtedness incurred under Company warehouse lines or similar asset-backed facilities in the ordinary course of business consistent with past practice; (E) indebtedness incurred under (i) the Company Debt Agreements that would not increase the aggregate principal amount outstanding thereunder to an amount that exceeds the amount outstanding thereunder as of the date hereof by more than $100,000,000 (when combined with any letters of credit issued pursuant to the immediately following clause (G)) or (ii) the Company Repurchase Agreements in the ordinary course of business consistent with past practice; (F) any derivative financial instruments or arrangements entered into in the ordinary course of business consistent with past practice relating to interest rates or (G) letters of credit in an amount not exceeding $100,000,000 in the aggregate, when combined with any borrowings referenced in the immediately preceding clause (E)(i); provided that, in the cases of clauses (E)(i) and (G), any proceeds received in connection with the transactions contemplated thereby are used solely for for-sale residential home building activities;

(xix) other than as contemplated by Section 5.2, enter into any Contract with (A) any Person that would be required to be disclosed under Item 404 of Regulation S-K or (B) any Person who has filed a Schedule 13-D or Schedule 13-G under the Securities and Exchange Act of 1934 with respect to Company Common Stock prior to entering into such Contract and, in each case, remains a holder of more than five percent (5%) of the Company Common Stock at the time of entering into such Contract;

(xx) cancel the Company’s or any of the Company Subsidiary’s material insurance policies or fail to pay the premiums on the Company’s or a Company Subsidiary’s material insurance policies such that such failure causes a cancellation of such policy, or fail to use commercially reasonable efforts to maintain in the ordinary course the Company’s or any of the Company Subsidiary’s material insurance policies, in any such case, that is materially adverse to the Company and the Company Subsidiaries, taken as a whole;

(xxi) terminate, modify or waive in any material respect any right under any material Company Permit, except in the ordinary course of business consistent with past practice;

(xxii) except as required by applicable Law or such policies and practices, regulations, guidelines or policies imposed by any Governmental Entity, make any material changes in the Company’s policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans (including the investment guidelines), (B) its hedging practices and policies, or (C) underwriting, pricing, acquiring, developing, constructing, marketing and/or selling Communities;

(xxiii) adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

(xxiv) enter into a material new line of business outside of the existing business of the Company and the Company Subsidiaries, taken as a whole; or

(xxv) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 5.2. No Solicitation by the Company.

(a) No Solicitation. Except as expressly permitted by this Section 5.2, after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, the Company agrees that it and the Company Board (including any committee thereof) shall not, and shall cause the Company Subsidiaries and its and the Company Subsidiaries’ respective directors and officers not to, and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly: (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any Inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) provide to any Third Party any non-public information relating to the Company or the Company Subsidiaries or afford to any Third Party access to the properties, assets, books, records or other non-public information, or to any personnel, of the Company or the Company Subsidiaries, in any such case in connection with or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any Inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or (iii) participate or engage in discussions, communications or negotiations with any Third Party with respect to an Acquisition Proposal or Inquiry or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to refer the inquiring Third Party to this

Section 5.2). The Company shall, and shall cause the Company Subsidiaries and its and the Company Subsidiaries’ respective directors and officers, and shall use reasonable best efforts to cause its other Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any nonpublic information to any Persons) with respect to any Inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and in any event within two (2) Business Days following the date hereof), the Company shall (A) request in writing that each Person that has theretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all non-public information theretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such Person and its Representatives. From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, the Company and the Company Subsidiaries will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) (unless the Company Board (or a committee thereof) has determined in good faith, after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law).

(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.2, if at any time from and after the date hereof until the Company’s receipt of the Company Stockholder Approval, (x) the Company receives a bona fide written Acquisition Proposal from any Third Party that did not result, directly or indirectly, from a breach of this Section 5.2, and (y) the Company Board (or a committee thereof) determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that (1) such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (2) the failure to take the actions in clauses (i) and (ii) below would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Subsidiaries and the Company Board (or a committee thereof) may, directly or indirectly, through one or more of their Representatives, in response to such Acquisition Proposal, (i) enter into an Acceptable Confidentiality Agreement with such Third Party that has made or delivered such Acquisition Proposal (a copy of which the Company shall provide to Parent promptly (but in no event later than forty-eight (48) hours) after execution thereof) and (ii) pursuant thereto, participate or engage in discussions, communications or negotiations with, furnish any non-public information relating to the Company or the Company Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or the Company Subsidiaries to such Third Party or its Representatives and otherwise facilitate or encourage such Acquisition Proposal; provided that the Company shall provide to Parent and its Representatives any non-public information that is provided to any Third Party or its Representatives (if such information was not previously made available to Parent) prior to or substantially concurrently with (but in no event later than twenty-four (24) hours after) the time it is provided to such Third Party.

(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.2(d), at no time after the date hereof and continuing until the earlier of the consummation of the Closing or the valid termination of this Agreement pursuant to Section 8.1, may the Company Board (or a committee thereof):

(i) (A) withhold or withdraw, or amend, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; (B) fail to publicly recommend against acceptance by the holders of Shares of a tender or exchange offer that constitutes an Acquisition Proposal within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act, or publicly recommend in favor of, or publicly state that it takes no position with respect to, or that it is unable to take a position with respect to, any such offer; (C) approve, endorse, recommend or otherwise declare advisable (or propose to approve, endorse, recommend or otherwise declare advisable) any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; (D) fail to include the Company Board Recommendation in the Proxy Statement; (E) within ten (10) Business Days of Parent’s written request (or, if earlier, by the second (2nd) Business Day prior to the Company Stockholders’ Meeting), fail to make or reaffirm the Company Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first publicly disclosed or distributed to the stockholders of the Company, it being understood that the Company will have no obligation to take such actions on more than (x) one occasion in respect of any specific Acquisition Proposal or (y) one occasion in respect of any such material modification; or (F) publicly propose or agree to any of the foregoing (any action described in clauses (A) through (F), a “Change of Recommendation”); or

(ii) cause or permit the Company or any of the Company Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.2(b) (any of the foregoing, an “Alternative Acquisition Agreement”), or publicly propose or agree to any of the foregoing.

(d) Change of Recommendation; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval:

(i) the Company Board may effect a Change of Recommendation in response to an Intervening Event, if the Company Board (or a committee thereof) determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law (it being understood that any such determination or public disclosure thereof in and of itself shall not be deemed a Change of Recommendation) and if and only if:

(A) the Company has provided prior written notice to Parent at least five (5) Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof)intends to effect a Change of Recommendation pursuant to this Section 5.2(d)(i) which notice will specify the basis for such Change of Recommendation, including a description of the Intervening Event in reasonable detail;

(B) prior to effecting such Change of Recommendation, the Company and its Representatives, during such Event Notice Period, must have (A) negotiated with Parent, Merger Sub and their Representatives in good faith (to the extent that Parent and Merger Sub desire to so negotiate) to allow Parent and Merger Sub to offer such adjustments to the terms and conditions of this Agreement so that the failure to make such a Change of Recommendation in response to such Intervening Event would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and (B) taken into account any adjustments to the terms and conditions of this Agreement proposed by Parent and Merger Sub and other information provided by Parent and Merger Sub in response to the notice described in clause (A) of this Section 5.2(d)(i), in each case, that are offered in writing by Parent and Merger Sub, no later than 11:59 p.m. (Eastern Time) on the last day of the Event Notice Period; provided that each time a material modification to the Intervening Event occurs during the Event Notice Period, the Company shall notify Parent of such modification and comply with the requirements of this Section 5.2(d)(i) and the time period set forth in the preceding clause (A) shall recommence and be extended for four (4) Business Days from the day of such notification; and

(C) following such Event Notice Period, including any subsequent Event Notice Period as provided in the final proviso of the foregoing Section 5.2(d)(i)(B), the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s and Merger Sub’s proposed revisions to the terms and conditions of this Agreement) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Change of Recommendation would be inconsistent with its fiduciary duties pursuant to applicable Law.

(ii) if the Company has received a bona fide written Acquisition Proposal from any Third Party that did not result, directly or indirectly, from a breach of Section 5.2 that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its independent financial advisor and outside legal counsel) is a Superior Proposal and that the failure to take the actions in clauses (x) and (y) below would be inconsistent with its fiduciary duties under applicable Law (it being understood that any such conclusion or public disclosure thereof in and of itself shall not be deemed a Change of Recommendation), then the Company Board may (x) effect a Change of Recommendation with respect to such Superior Proposal; or (y) authorize the Company to terminate this Agreement pursuant to Section 8.1(f) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that neither the Company Board nor any committee thereof shall take any action described in the foregoing clauses (x) or (y) unless:

(A) the Company, the Company Subsidiaries and its and their respective Representatives have complied in all but de minimis respects with their obligations pursuant to this Section 5.2 with respect to such Acquisition Proposal;

(B) (i) the Company has provided prior written notice to Parent at least five (5) Business Days in advance (the “Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) (A) has received a bona fide Acquisition Proposal that has not been withdrawn; (B) has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) intends to effect a Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(f) absent any revision to the terms and conditions of this Agreement, which notice will specify the identity of the Third Party (or “group” of Third Parties) making such Acquisition Proposal, the material terms and conditions thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Change of Recommendation or such termination, the Company and its Representatives, during the Proposal Notice Period, must have (x) negotiated with Parent, Merger Sub and their Representatives in good faith (to the extent that Parent and Merger Sub desire to so negotiate) to allow Parent and Merger Sub to offer such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (y) taken into account any adjustments to the terms and conditions of this Agreement proposed by Parent and Merger Sub and other information provided by Parent and Merger Sub during the Proposal Notice Period, in each case, that are offered in writing by Parent and Merger Sub, no later than 11:59 p.m. (Eastern Time) on the last day of the Proposal Notice Period; provided, however, that in the event of any material modifications to such Acquisition Proposal (which shall be deemed to include any change to the financial terms of such Acquisition Proposal) the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.2(d)(ii)(B) with respect to such new written notice (it being understood that the “Proposal Notice Period” in respect of such new written notice will be four (4) Business Days);

(C) following such Proposal Notice Period, including any subsequent Proposal Notice Period as provided in the final proviso of the foregoing Section 5.2(d)(ii)(B), the Company Board shall have concluded in good faith (after consultation with its independent financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and any other information provided by Parent) that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to make such a Change of Recommendation with respect to such Acquisition Proposal or to terminate this Agreement pursuant to Section 8.1(f) to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties under applicable Law; and

(D) in the event of any termination of this Agreement in order to cause or permit the Company or the Company Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company shall have validly terminated this Agreement in accordance with Section 8.1(f).

(e) Notice. The Company shall, as promptly as reasonably practicable (and, in any event, within twenty-four (24) hours), notify Parent in writing if the Company, any Company Subsidiaries or any of their respective Representatives has received any (x) Acquisition Proposals, (y) material revision to the terms and conditions of any pending Acquisition Proposals disclosed pursuant to the foregoing clause (x), or (z) Inquiry, offer, proposal or request received by a director or executive officer of the Company for non-public information or discussions that would reasonably be expected to lead to an Acquisition Proposal. Such notice must include (i) the identity of the Third Party making such Acquisition Proposal or such Inquiries, offers or proposals; (ii) a summary of the material terms and conditions of such Acquisition Proposal or such Inquiries, offers or proposals; and (iii) copies of any material written materials provided to or by the Company or its Representatives relating thereto that set forth material terms or conditions thereof. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis and as otherwise reasonably requested by Parent, of the status (and supplementally provide the material terms) of any such Acquisition Proposal or such Inquiries, offers or proposals (including any amendments thereto and any new, amended or revised written materials relating thereto provided to the Company or its Representatives) and the status of any such discussions or negotiations. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(b). The Company agrees that it shall not, and shall cause the Company Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date hereof that prohibits compliance with this Section 5.2.

(f) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Subsidiaries or the Company Board (or a committee thereof) from (i) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the holders of Shares pursuant to Rule 14d-9(f) promulgated under the Exchange Act; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (iii) making any disclosure to the holders of Shares as required by applicable Law, regulation or stock exchange rule or listing agreement, it being understood that (1) any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.2(f) must comply with the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Subsidiaries or the Company Board and the rights of Parent under this Section 5.2, and (2) nothing in the foregoing will be deemed to permit the Company or the Company Subsidiaries or the Company Board (or a committee thereof) to effect a Change of Recommendation other than in accordance with Section 5.2(d).

(g) Breach. It is agreed and understood that any breach of this Section 5.2 by any director or officer of the Company or any Company Subsidiary or any other Representative of the Company will be deemed to be a breach of this Agreement by the Company.

Section 5.3. Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable, and no later than twenty (20) Business Days, following the date of this Agreement, the Company shall prepare, in consultation with Parent, and file with the SEC the preliminary Proxy Statement. The Company shall include in the Proxy Statement (and any supplement or amendment thereto) the Company Board Recommendation (subject to Section 5.2(d)) and the written opinion of Moelis, dated prior to or as of the date of this Agreement, that, as of such date and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of the Company Common Stock in the Transactions is fair, from a financial point of view, to such holders. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. The Company agrees that, to the extent practicable, all information relating to Parent, its affiliates and its and their respective Representatives included in the Proxy Statement shall be in form and substance satisfactory to Parent. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after its filing, including responding as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to Company Stockholders and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith. The Company shall use its reasonable best efforts to ensure that the Proxy Statement complies as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

(b) The Company will cause the definitive Proxy Statement to be mailed to the Company Stockholders as promptly as practicable, and in no event more than three (3) Business Days, after the later of (x) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or (y) the date on which the Company learns the SEC staff has no further comments on the Proxy Statement. Unless a Change of Recommendation has been made in accordance with Section 5.2(d), the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 8.1 and to the extent required by the terms and conditions of this Agreement, the Company has paid or caused to be paid to Parent the Termination Fee in accordance with Section 8.3, its obligations pursuant to this Section 5.3 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by the making of any Change of Recommendation.

(c) If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are or were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing (or correcting) such information shall be prepared and, following a reasonable opportunity for the other Party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders.

(d) Unless this Agreement is terminated in accordance with Section 8.1 and to the extent required by the terms and conditions of this Agreement, the Company has paid or caused to be paid to Parent the Termination Fee in accordance with Section 8.3, as promptly as practicable, and in no event more than thirty-five (35) days after the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or the date on which the Company learns the SEC has no further comments on the Proxy Statement, the Company shall (in accordance with applicable Law, the rules of the NYSE and the Company’s organizational documents) establish a record date for, duly call, give notice of, convene (on a date which shall be selected in reasonable consultation with Parent) and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval and the Company shall submit such proposal to obtain the Company Stockholder Approval to the Company Stockholders at the Company Stockholders’ Meeting and shall not, without the prior written consent of Parent, submit any other proposals to the Company Stockholders in connection with the Company Stockholders’ Meeting (other than an advisory vote regarding merger-related compensation and a customary proposal regarding the adjournment of the Company Stockholders’ Meeting). The record date for the Company Stockholders’ Meeting shall be selected after reasonable consultation with Parent.

(e) The Company (i) shall postpone or adjourn the Company Stockholders’ Meeting at Parent’s request in one or more successive adjournments to a date as determined by the Company (provided that no such adjournment or postponement, individually or in the aggregate, shall be to a date that is more than thirty (30) days after the date on which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)) (x) if a quorum has not been established or (y) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Stockholder Approval and (ii) may postpone or adjourn the Company Stockholders’ Meeting in one or more successive adjournments to a date as determined by the Company (provided that no such adjournment or postponement, individually or in the aggregate, shall be to a date that is more than thirty (30) days after the date on which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)) (w) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (x) if a quorum has not been established, (y) after consultation with Parent, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith is necessary or advisable and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders’ Meeting, or (z) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Stockholder Approval. Notwithstanding the foregoing, the Company shall postpone or adjourn the Company Stockholders’ Meeting if and to the extent required by applicable Law.

(f) Notwithstanding any Change of Recommendation, unless this Agreement shall have been terminated in accordance with Section 8.1, this Agreement shall be submitted to the Company Stockholders at the Company Stockholders’ Meeting for the purpose of obtaining the Company Stockholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Access; Confidentiality; Notice of Certain Events.

(a) From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours (and upon reasonable advance notice and solely for the purposes of furthering the Transactions or transition and integration planning) to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records, and during such period, the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as reasonably practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request (including information for purposes of transition and integration planning); provided, however, that Parent and Parent’s Representatives shall not conduct any sampling of the environment at any of the Owned Real Property or the Leased Real Property. Notwithstanding the foregoing, the Company shall not be required by this Section 6.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business (provided, however, that, at Parent’s written request, the Company shall use its commercially reasonable efforts (x) to obtain the required consent of such third party to such access or disclosure or (y) to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such prohibition), (ii) the access or disclosure of which would violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such Law) or (iii) the access or disclosure of which, in the reasonable, good faith judgment of the Company, would give rise to a material risk of the loss of any attorney client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that such access or disclosure would not give rise to a material risk of jeopardizing attorney client, attorney work product or other legal privilege).

Nothing in this Section 6.1 will be construed to require the Company, any Company Subsidiary or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.1 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or any Company Subsidiary or create a risk of damage or destruction to any property or assets of the Company or any Company Subsidiary. Any access to the properties of the Company or any Company Subsidiary will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth above by electronic means if physical access is not permitted under applicable Law. All requests for access or information pursuant to this Section 6.1 shall be directed to the Chief Financial Officer of the Company, or another person designated by the Company.

(b) Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) (A) Each Party (the “Receiving Party”) shall give prompt written notice to each other Party (the “Notified Party”) (i) of any notice or other communication received by the Receiving Party from any Governmental Entity in connection with this Agreement, the Transactions, including the Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions and (ii) of any Proceeding commenced or, to the Knowledge of the Receiving Party, threatened against the Receiving Party or any of its Subsidiaries, affiliates, directors or officers or otherwise relating to, involving or affecting the Receiving Party or any of its Subsidiaries, affiliates, directors or officers, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, (B) the Company shall give prompt written notice to Parent upon becoming aware of the occurrence of any event or circumstance relating to it or any Company Subsidiary that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (C) Parent shall give prompt written notice to the Company upon Parent or Merger Sub becoming aware of the occurrence of any event or circumstance relating to Parent, Merger Sub or any of their respective Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, in each case, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to, in the case of (A), the Notified Party, in the case of (B), Parent and in the case of (C), the Company.

Section 6.2. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use (and will cause each of their respective Subsidiaries to use) its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, or causing to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Merger, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain (subject to the limitations in this Section 6.2) as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations, including the Governmental Consents and as required under the HSR Act, necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including the Merger, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to (w) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within twenty (20) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act, and, subject to the limitations in this Section 6.2, use reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, (x) act in good faith to make an appropriate filing with the applicable Governmental Entities in order to obtain the Governmental Consents with respect to the Transactions as promptly as reasonably practicable after the date hereof, and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested by such Governmental Entities pursuant to applicable Laws, (y) subject to the terms and conditions of this Agreement (including the limitations in this Section 6.2), use reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or obtain the Governmental Consents under such Laws and (z) make all other necessary registrations, declarations, notifications and filings with Governmental Entities as reasonably promptly as practicable after the date hereof, and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested by such Governmental Entities under any applicable Laws. Without limiting the generality of the undertakings of Parent and Merger Sub pursuant to this Section 6.2(a) and notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub will use (and will cause each of their respective Subsidiaries to use) their reasonable best efforts to take, or cause to be taken, any and all steps necessary or prudent, to avoid or eliminate each and every impediment under any applicable Law that may be asserted by any Governmental Entity or any other Person so as to enable the Parties to consummate the Transactions, including the Merger, as promptly as practicable, and in any event prior to the Outside Date, including by becoming subject to, consenting to, committing to, and/or negotiating, proposing, offering, settling, undertaking or agreeing to, or otherwise taking any action with respect to, permitting or suffering to exist, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, lease, assign, transfer, divest, encumber, hold separate or otherwise dispose of any share capital or other equity voting interests, assets, licenses, operations, rights, product lines, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any Subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, licenses, operations, rights, product lines, the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any Subsidiary of any of the foregoing in any manner, (C) impose any restriction, requirement or limitation on the freedom of actions with respect to ownership, retention, conduct, operation of, or ability to retain, or make changes in, or otherwise limit in any way any assets, licenses, operations, rights, product lines, business or portion of business, in each case, of the Company, the Surviving Corporation, Parent, Merger Sub or any Subsidiary of any of the foregoing, (D) terminate, amend or assign existing relationships and their contractual rights and obligations of the Company, the Surviving Corporation, Parent, Merger Sub or any Subsidiary of any of the foregoing, or (E) grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship, with any third party or (F) to (i) avoid the entry of, and the commencement of litigation seeking the entry of, any injunction, temporary restraining order or other order or judgment in any suit of Proceeding by a Governmental Entity or any other person under applicable Laws, that would otherwise have the effect of materially delaying or preventing the consummation of the Merger or (ii) effect the dissolution of any such injunction restraining order or other order or judgment (any matter set forth in clauses (A) to (F), a “Remedy”); provided that any of the actions referred to above with respect to a Remedy shall be effective only on the occurrence of the consummation of the Merger; and provided, further, that nothing shall require either Parent or Merger Sub (or any of their respective affiliates) to agree or consent to (and none of the Company or any of the Company Subsidiaries may (without the prior written consent of Parent in Parent’s sole discretion) agree or consent to) any Remedy that would have or would reasonably be expected to, individually or in the aggregate, result in a material adverse effect on (1) the Company and the Company Subsidiaries taken as a whole or (2) on Parent, Company, Merger Sub, and their respective Subsidiaries, taken as a whole. Parent and Merger Sub will (and will cause their respective Subsidiaries to) oppose fully and vigorously, including by defending through litigation on the merits, any claim asserted in court by any Governmental Entity or any other person under any Law in order to avoid entry of, or to have vacated, lifted, reversed, overturned, or terminated, any order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Outside Date; provided, however, that such obligation to litigate in no way limits the obligation of each of Parent and Merger Sub to use, and cause each of its Subsidiaries to use, its and their reasonable best efforts, and to take any and all steps necessary to avoid or eliminate each and every impediment under any Law to consummate the Transactions, including the Merger prior to the Outside Date.

(b) Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other applicable Law (including in connection with obtaining the Governmental Consents), (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any substantive communication received by such Party (or any of its Subsidiaries) from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such substantive written communications (or, in the case of substantive oral communications, advising the others of the contents thereof), and of any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any substantive communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party reasonable notice of and the opportunity to attend and participate in any in person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements existing as of the date hereof, (C) as necessary to address a material risk of the loss of any attorney client, attorney work product or other legal privilege, and (D) as required by Law; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any non- public information or competitively sensitive material provided to the other under this Section 6.2(b) as “Antitrust Counsel Only Material,” restricted to outside legal counsel only and not to be shared with the other Party or any of its other Representatives. Subject to the obligations Parent set forth in this Section 6.2, Parent shall (i) control the strategy for obtaining any waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Transactions; and (ii) control the overall development of the positions to be taken and the regulatory actions to be requested in any filing with a Governmental Entity in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Entity relating to the Transactions, including any investigation relating to the applicability of any Antitrust Law to the Transactions, and of all other regulatory matters incidental thereto; provided, in each case, that Parent shall reasonably consult in advance with, and reasonably consider in good faith the views of, the Company in Parent’s executing all decisions and responsibilities related to all matters described in clauses (i) and (ii) of this sentence (including in connection with the overall strategy and timing, strategies and decisions that are reasonably likely to result in the extension of any waiting period under the HSR Act (including by withdrawing its filing under the HSR Act) or any other applicable Laws or entering into any agreement with any Governmental Entity or Person to delay, or otherwise not to consummate as soon as practicable, the Transactions). Notwithstanding anything to the contrary set forth in this Agreement, Parent and Merger Sub shall be permitted, without the Company’s consent (it being understood that Parent and Merger Sub may exercise this right only one time and only within thirty (30) days following the initial filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions) to withdraw their filing under the HSR Act in connection with the Transactions and promptly refile the Notification and Report Form within two (2) Business Days with respect to the Transactions.

(c) Except as set forth in Section 6.2(c) of the Parent Disclosure Letter, Parent will not, and will cause its Subsidiaries not to, acquire or agree to acquire by merging or consolidating with, or by purchasing or agreeing to purchase a substantial portion of the assets of or equity in, or otherwise making any investment in, any Person, or agree to any commercial or strategic relationship with any Person, in each case, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, purchase, investment or commercial or strategic relationship would or would reasonably be expected to materially delay, impede or prevent the Parties from obtaining all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act.

(d) In connection with and without limiting the foregoing, the Company shall give any notices to third parties required under Contracts, and the Company shall use, and cause each of the Company Subsidiaries to use, its commercially reasonable efforts to obtain any third party consents to any Contracts that are necessary, proper or advisable to consummate the Transactions, including the Merger. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (a) reimbursed or indemnified for by Parent or (b) subject to the occurrence of the Effective Time).

(e) The Parties agree to the covenant set forth in Section 6.2(e) of the Company Disclosure Letter.

Section 6.3. Publicity. The initial press release (or releases) concerning this Agreement and the Merger will be jointly agreed by the Parties; provided, that the Company understands that a press release in Japanese language will be required pursuant to the Tokyo Stock Exchange. Thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries or affiliates, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement without the prior written consent of the other Party, unless (i) such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange (including the NYSE and the Tokyo Stock Exchange) or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement, in which event such Party shall use commercially reasonable efforts, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; (ii) solely to the extent that such release, announcement or disclosure relates to any Proceedings between the Parties relating to this Agreement; or (iii) such release, announcement or disclosure is consistent in tone and substance with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.3 and does not include any material information not previously set forth in such press releases, public disclosures or public statements. The restrictions of this Section 6.3 do not apply with respect to the Company to a public release, announcement or disclosure issued in connection with a Change of Recommendation or relating to a Superior Proposal or as otherwise permitted by Section 5.2, in each case, provided such public release, announcement or disclosure is made in compliance with Section 5.2, and Parent shall not be required by this Section 6.3 to obtain prior consent of the Company with respect to any public release, announcement or disclosure issued in connection with or responsive to any release, announcement or disclosure issued by the Company in connection with a Change of Recommendation or relating to a Superior Proposal or as otherwise permitted by Section 5.2.

Section 6.4. D&O Insurance and Indemnification.

(a) For six (6) years from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any reasonable and documented costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement set forth on Section 6.4 of the Company Disclosure Letter; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgement that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions and any disposition of assets of the Surviving Corporation or any of the Company Subsidiaries requested by Parent that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, employee or other agent or fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and to the extent provided for in the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement set forth on Section 6.4 of the Company Disclosure Letter. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent or the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and Proceedings relating thereto.

(b) For six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to (i) maintain in effect the provisions in the certificates of incorporation, bylaws, and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Governing Documents and the other similar organizational documents of the Company Subsidiaries, as applicable, as of the date hereof and (ii) honor and fulfill, in all respects, the obligations of the Company and the Company Subsidiaries pursuant to any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party as in existence on the date hereof, in each case, with respect to this clause (ii) regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof and set forth on Section 6.4 of the Company Disclosure Letter, except to the extent that such agreement provides for earlier termination, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions).

(c) At or prior to the Effective Time, the Company shall purchase, and for a period of six (6) years after the Effective Time, the Surviving Corporation shall (and Parent will cause the Surviving Corporation to) maintain in effect, a six (6)-year prepaid “tail” policy on terms and conditions providing coverage, retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase, and the Surviving Corporation shall (and Parent will cause the Surviving Corporation to) be obligated to, maintain a “tail” policy with the greatest coverage available for a cost not exceeding the Base Amount from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance and fiduciary liability insurance carrier as of the date hereof. The Company shall in good faith cooperate with Parent prior to the Closing with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party (and such Person’s heirs or executors) without the written consent of such Indemnified Party (or such Person’s heirs or executors). The Parties acknowledge and agree that the Indemnified Parties (and such Person’s heirs or executors) shall be third party beneficiaries of this Section 6.4, each of whom may fully enforce the provisions thereof as if such Person was a Party. The rights of the Indemnified Parties (and such Person’s heirs and executors) pursuant to this Section 6.4 shall be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Company Governing Documents, (ii) the organizational documents of any Company Subsidiary, (iii) any indemnification agreements between such Persons and the Company or any Company Subsidiary set forth on Section 6.4 of the Company Disclosure Letter and (iv) applicable Law (whether at law or in equity). The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.4 are joint and several.

Section 6.5. Takeover Statutes. The Company shall use its commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute and no takeover or anti-takeover provision in the Company Governing Documents is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute or any takeover or anti-takeover provision in the Company Governing Documents is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or takeover or anti-takeover provision in the Company Governing Documents on the Merger and the other Transactions. No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board to change, in any manner or respect, the approval of the Company Board for purposes of causing any Takeover Statute or any takeover or anti-takeover provision in the Company Governing Documents to be inapplicable to the Merger or any of the other Transactions.

Section 6.6. Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and, following the Closing, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. Each of Parent and Merger Sub will be jointly and severally liable for any violation of this Agreement by either Parent or Merger Sub (or, following the Closing, the Surviving Corporation) or any other failure by Parent or Merger Sub (or, following the Closing, the Surviving Corporation) to perform and discharge any of their respective covenants, agreements and obligations under this Agreement.

Section 6.7. Employee Matters.

(a) Effective as of the Effective Time and through December 31, 2027, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company and Company Subsidiaries who continues to be employed by Parent or any Parent Subsidiary (each, a “Continuing Employee”), (i) a base wage rate or base salary that is no less favorable than the base wage rate or base salary applicable to such Continuing Employee immediately prior to the Effective Time, (ii) target equity or equity-based incentive opportunities that are no less favorable than those in effect for such Continuing Employee immediately prior to the Effective Time (provided that, in lieu of equity or equity-based incentive compensation opportunities, Parent may instead provide such Continuing Employee with equivalent cash-based incentive compensation opportunities), (iii) employee benefits (including cash bonus opportunities, defined contribution plans, health and welfare benefits, but excluding change in control or retention bonuses, severance, defined benefit pension or post-employment benefits) that are no less favorable, in the aggregate, than those in effect for such Continuing Employee immediately prior to the Effective Time, and (iv) severance and termination pay and benefits, as applicable, that are no less favorable than the severance and termination pay and benefits that would have been available to such Continuing Employee upon a termination of employment under the same circumstances immediately prior to the Effective Time (as adjusted to reflect post-Closing increases in compensation and benefits levels).

(b) For all purposes under the employee benefit plans of the Surviving Corporation, Parent, or a Parent Subsidiary after the Effective Time (the “New Plans”), Parent shall or shall cause its affiliates to use commercially reasonable efforts to credit each Continuing Employee, subject to applicable Law and applicable Tax qualification requirements, with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, Parent shall or shall cause its affiliates to use commercially reasonable efforts to (i) cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any New Plans to the extent that coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, cause all waiting periods, preexisting condition exclusions, evidence of insurability requirements, and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Continuing Employee participated immediately prior to the Effective Time and (B) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) If the Effective Time occurs following the end of the Company’s 2026 fiscal year but prior to the date on which amounts payable pursuant to any bonus or incentive plans maintained by the Company or any Company Subsidiary (the “Bonus Plans”) with respect to the Company’s 2026 fiscal year would be paid to such Continuing Employee in the ordinary course, then immediately prior to the Effective Time, the Company shall pay to each Continuing Employee who is then participating in any Bonus Plans, the amount of such annual bonuses payable pursuant to the Bonus Plans determined in accordance with the terms of the Bonus Plans by the Company’s Compensation Committee.

(d) If, at least ten (10) Business Days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code (each a “Company 401(k) Plan”), to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall terminate any such Company 401(k) Plan effective as of the day immediately preceding the day on which the Effective Time occurs, but subject to the occurrence of the Effective Time. In the event that Parent requests that any Company 401(k) Plan be terminated, to the extent permitted by applicable Law and the terms of the applicable New Plan, Parent shall provide that each Continuing Employee who elects to make an eligible rollover distribution shall be permitted to roll over such eligible rollover distribution (including outstanding loans) into an account under a 401(k) plan maintained by Parent or a Parent Subsidiary. The Company shall provide Parent with evidence that such Company 401(k) Plan has been terminated pursuant to resolution of the Company Board at least two (2) Business Days prior to the day on which the Effective Time occurs and take such other actions in furtherance of terminating any such Company 401(k) Plan as Parent may reasonably require; provided that, prior to amending or terminating any Company 401(k) Plan, the Company shall provide Parent with the form and substance of any applicable resolutions or amendments for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(e) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Company or their respective affiliates, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company and of their respective affiliates and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent, Merger Sub or their respective affiliates, or (ii) limit in any way the right of Parent or any of its affiliates to establish, amend, modify or terminate any Company Benefit Plan, Old Plan or other employee benefit or compensation plan, program, policy, practice, contract, agreement or arrangement at any time, or (iii) create any third-party rights in any current or former Service Providers (or any beneficiaries or dependents thereof).

Section 6.8. Rule 16b-3. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9. Stockholder Litigation. The Company shall provide Parent prompt notice (and in any event within forty-eight (48) hours) of any litigation brought by any Company Stockholder or purported stockholder of the Company against the Company, any of the Company Subsidiaries or any of their respective directors or officers relating to the Merger or any of the other Transactions or this Agreement, and shall keep Parent reasonably and promptly informed with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed. For purposes of this Section 6.9, “participate” and “cooperate” means that Parent will be kept promptly apprised of all significant developments (including reasonably promptly furnishing Parent with copies of significant communications received or documents filed), proposed strategy and other significant decisions with respect to such litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), will be provided with a reasonable opportunity to review and comment on any significant filings, notifications, significant communications, submissions or other materials, and Parent may offer comments or suggestions with respect to such litigation and materials (and the Company shall consider in good faith such comments or suggestions) but will not be afforded any decision-making power or other authority over such litigation except for the settlement or compromise consent set forth above. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1, the provisions of this Section 6.9 shall control.

Section 6.10. Delisting. Prior to the Effective Time, the Company and, following the Effective Time, Parent and the Surviving Corporation, shall use commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary pursuant to applicable Law and the rules and regulations of NYSE to delist the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and to suspend its registration under the Exchange Act as promptly as practicable after such delisting.

Section 6.11. Director Resignations. Except as otherwise requested by Parent, prior to the Closing, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time; provided, that such resignations shall not in any way affect the entitlement to, treatment, forfeiture, vesting or receipt of any Company Equity Awards held by such directors or any other compensation arrangements with such directors.

Section 6.12. Treatment of Company Indebtedness.

(a) From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon the written request of Parent, the Company shall, shall cause the Company Subsidiaries to, and shall use commercially reasonably efforts to cause its and their respective Representatives to (to the extent appropriate), at the sole cost and expense of Parent, reasonably cooperate with Parent in connection with amending the Company Debt Agreements to allow the Surviving Corporation to maintain the Company Debt Agreements following the Effective Time (the “Debt Transaction”), including, but not limited to (i) executing and delivering, or causing to be executed and delivered, at or prior to the Effective Time, such documents or instruments required for the Debt Transaction, (ii) obtaining consents to the Transactions required under the Company Debt Agreements, (iii) obtaining any amendments or waivers in respect of the applicable change of control, assumption and similar provisions under the Company Debt Agreements and (iv) obtaining any amendments or waivers to the terms of the Company Debt Agreements to accommodate Parent’s ownership, organizational and tax structure, in each case, on such terms and conditions as may be reasonably specified by Parent in writing and which shall be conditioned on and effective as of (or, to the extent agreed by the Company, prior to) the Closing. The Company hereby authorizes Parent and its Representatives to contact lenders and counterparties under the Company Debt Agreements and their respective servicers, counsel and other consultants in connection with the Debt Transaction; provided that Parent provide the Company reasonable prior written notice of any such substantive contact and provide the Company or its Representatives the opportunity to attend (whether by telephone, videoconference or in person) any such substantive contact. Without limiting the obligations set forth in this Section 6.12(a), the Parties acknowledge and agree that the receipt of any consent, approval, waiver or amendment shall not be a condition to any Party’s obligations under this Agreement (including Parent’s obligation to effect the Closing).

(b) If the Debt Transaction has not been consummated, and is reasonably expected not to be consummated prior to the Closing Date, at the written request of Parent at least ten (10) Business Days prior to the Closing Date, the Company shall (and, if applicable, shall cause the Company Subsidiaries to) deliver all notices and take all other actions required to facilitate at or prior to the Effective Time the termination of all commitments outstanding under the Company Debt Agreements, the repayment in full of all obligations outstanding thereunder (other than contingent and expense reimbursement obligations not then due and payable, letters of credit and other similar obligations that will be collateralized or back stopped and hedging agreements that survive termination of the Company Debt Agreements in accordance with their terms), the release of all Liens securing such obligations, and the release of all guarantees in connection therewith; provided, however, that neither the Company nor the Company Subsidiaries shall be required to take any such action that is not conditioned upon the occurrence of the Closing. In furtherance and not in limitation of the foregoing, if requested by Parent pursuant to this Section 6.12(b), the Company shall, and shall cause the Company Subsidiaries to, (A) use commercially reasonable efforts to deliver to Parent at least three (3) Business Days prior to the Closing Date, a draft payoff letter and draft related release documentation and (B) deliver to Parent on or prior to the Closing Date, an executed payoff letter and, if applicable, executed related release documentation, in each case, with respect to the Company Debt Agreements (the “Payoff Letter”) in form and substance reasonably satisfactory to Parent and customary for transactions of this type, from the Persons (or the applicable agent on behalf of the Persons) to whom such Indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that all guarantees and Liens granted in connection therewith relating to the assets, rights and properties of the Company and the Company Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the Effective Time, be released and terminated.

(c) Upon written request of Parent, the Company shall, shall cause the Company Subsidiaries to, and shall use commercially reasonable efforts to cause its and their respective Representatives to, as applicable, in cooperation with Parent, (i) solicit any consent deemed appropriate by Parent from the holders of the Company’s outstanding senior notes (the “Company Notes”) to amend the applicable indentures (each, an “Indenture”) governing such Company Notes (each, a “Consent Solicitation”) (which shall not require any payment by the Company or the Company Subsidiaries), (ii) execute and deliver or cause to be executed and delivered, at or prior to the Effective Time, such documents, instruments, supplemental indentures and/or notices as may be required under the Company Notes pursuant to the Indentures as a direct result of the Merger or any Consent Solicitation (collectively, the “Notes Transactions”) and use commercially reasonable efforts to obtain the execution of such instruments by the other parties required to execute such instruments and (iii) provide all assistance and take any actions reasonably requested by Parent that are customary or necessary in connection with the foregoing (including delivering and using commercially reasonable efforts to cause counsel for the Company to deliver, as applicable, to the trustee under the Indentures and/or the holders of the Company Notes customary officer’s certificates, supplemental indentures and legal opinions)). The Company hereby authorizes Parent and its Representatives to contact the trustee with respect to each series of Company Notes, The Depository Trust Company, holders of Company Notes and counterparties under the Indentures and their respective counsel and other advisors in connection with the Notes Transactions; provided that Parent provide the Company reasonable prior written notice of any such substantive contact and provide the Company or its Representatives the opportunity to attend (whether by telephone, videoconference or in person) any such substantive contact. Notwithstanding anything in this Section 6.12(c) to the contrary, Parent shall be solely responsible for preparing or causing to prepare drafts of all notices, documents, instruments, supplemental indentures or other materials contemplated by this Section 6.12(c) in connection with the Notes Transactions and for all costs and expenses incurred in connection with obligations contemplated hereby and will provide or cause to be provided such drafts to the Company for execution and delivery pursuant to this Section 6.12(c). Prior to the Effective Time, the Company shall not amend, modify or supplement any Indenture without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the obligations set forth in this Section 6.12(c), the Parties acknowledge and agree that the receipt of any consents of holders of the Company Notes in connection with the Notes Transactions shall not be a condition to any Party’s requirement to effect the Closing.

Section 6.13. Financing Cooperation.

(a) Prior to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide all customary cooperation and all customary financial information, in each case that is reasonably requested by Parent in connection with the Debt Financing (it being understood that the receipt of the Debt Financing is not a condition to the Closing), including using commercially reasonable efforts to: (i) provide all information reasonably requested by Parent and the Financing Parties (or any replacement thereof) of the type that is customarily used in marketing materials for financing transactions comparable to the Debt Financing, (ii) designate members of senior management of the Company to provide such cooperation in connection with the Debt Financing as is reasonably requested, at reasonable times to be mutually agreed, by Parent and the Financing Parties, (iii) provide reasonable cooperation with the due diligence efforts of the Financing Parties to the extent reasonable and customary, including delivery to Parent and the Financing Parties of such due diligence materials as are reasonably available and reasonably requested by Parent and (iv) so long as drafts thereof are provided to the Company and its Representatives, assist in the preparation, of definitive financing documents as may be required by the Financing, and other customary documents as may be reasonably requested by Parent (including loan agreements, guarantees, as applicable); provided that in no event shall any of the foregoing be effective until as of immediately after the Closing; provided, however, that (A) no such cooperation shall be required to the extent it would (I) unreasonably disrupt the conduct of the Company’s business or create an unreasonable risk of damage or destruction to any property or assets of the Company or the Company Subsidiaries, (II) require the Company or the Company Subsidiaries to incur any fees, expenses or other liability prior to the Effective Time for which it has not received prior or simultaneous reimbursement or is not otherwise indemnified by or on behalf of Parent in accordance with Section 6.13(d) and Section 6.13(e), (III) be reasonably expected to cause any director, officer or employee of the Company or any Company Subsidiary to incur any personal liability, (IV) except for the Debt Transaction and the Notes Transaction, require the Company to waive, amend or violate any terms of this Agreement or the Company Debt Agreements or the Indenture, (V) require the Company to provide any information that is prohibited or restricted by applicable Law or would give rise to a material risk of the loss of any attorney client or other legal privilege or consists of attorney work product (provided, however, (X) that except with respect to attorney work product, the Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of Law or to allow for such access or disclosure to the maximum extent that does not give rise to a material risk of the loss of such privilege and (Y) that the Company shall use its reasonable best efforts to provide all documentation and other information required by Japanese bank regulatory authorities under applicable “know-your-customer” provisions of Anti-Money Laundering Laws, relating to the Company and the Company Subsidiaries at least three (3) Business Days prior to Closing, in each case as reasonably requested (in English) by Parent at least eight (8) Business Days prior to Closing), (VI) conflict with or violate or that would reasonably be expected to conflict with, or result in a violation of, the Company Governing Documents or the organizational or governing documents of any Company Subsidiary or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any Contract to which the Company or any Company Subsidiary is a party, (VII) that would unreasonably disrupt the conduct of the Company’s business, (VIII) require the Company, any Company Subsidiary or their counsel to provide any legal opinion or certificate (including any solvency certificate) in connection with the Financing or (IX) require the preparation or delivery of any financial statements or other financial data that are not prepared in the ordinary course of its financial reporting practice; it being understood and agreed that under no circumstances shall the Company and its Subsidiaries be required to provide projections, estimates or pro forma financial information, including any pro forma cost savings, synergies, capitalization or other pro forma adjustments to be incorporated into any pro forma financial information, all of which shall be the responsibility of Parent and Merger Sub; and (B) the Company and the Company Subsidiaries shall not be required to (I) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Effective Time or (II) provide any indemnity prior to the Effective Time.

(b) The Company hereby consents to the reasonable use of the Company’s and the Company Subsidiaries’ trademarks, service marks and logos solely in connection with the financing for the Transactions; provided that such trademarks, service marks and logos (i) are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company or the Company Subsidiaries and (ii) are used solely in connection with the Financing or a description of the Company, its business and products or the Merger.

(c) All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any Financing Parties so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary and entitled to enforce.

(d) Parent shall promptly, upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket expenses (including (A) reasonable and documented out-of-pocket attorneys’ fees and (B) reasonable and documented out-of-pocket expenses of the Company’s accounting firms engaged to assist in connection with the Financing) incurred by the Company or any Company Subsidiary or their respective Representatives in connection with the cooperation of the Company and the Company Subsidiaries and Representatives contemplated by this Section 6.13.

(e) Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with the arrangement of the Financing (including the performance of their respective obligations under, or the taking of or refraining from any action in accordance with, this Section 6.13); except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, penalties or amounts paid in settlement arise from (x) the gross negligence, bad faith or willful misconduct of the Company, the Company Subsidiaries or any of their respective Representatives or (y) a Willful and Material Breach by the Company, the Company Subsidiaries or any of their respective Representatives.

(f) Except as set forth in the Debt Commitment Letter, in no event will Parent or any of their respective affiliates (which for this purpose will be deemed to include the financing sources or potential financing sources of Parent and its affiliates) enter into any Contract (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger or other Transactions (other than the appointment of titles and roles as set forth in the Debt Commitment Letter); or (ii) expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any Company Subsidiary.

(g) The Parties acknowledge and agree that obtaining the Financing is not a condition to the Closing. If the Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2, to consummate the Transactions, including the Merger. Notwithstanding anything to the contrary in this Agreement, the Company’s breach of any of the covenants required to be performed by it under Section 6.12(a), Section 6.12(c) or Section 6.13 shall not be considered in determining the satisfaction of the condition set forth in Section 7.2(b), unless such breach is a Willful and Material Breach.

Section 6.14. Parent Voting. A wholly owned Parent Subsidiary, in its capacity as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub a written consent approving the Merger and adopting this Agreement in accordance with the DGCL, which consent shall, by its terms, become effective immediately following the execution and delivery of this Agreement. Such consent shall not be modified or rescinded.

Section 6.15. Control of the Company’s Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations and those of its Subsidiaries for all purpose.

Section 6.16. Financing

(a) On or prior to the Effective Time, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Debt Financing on the conditions set forth in the Debt Commitment Letter including using (and causing its controlled affiliates to use) their respective reasonable best efforts to: (i) comply with and maintain in full force and effect the Debt Commitment Letter, (ii) negotiate, enter into and deliver (and cause its controlled affiliates to negotiate, enter into and deliver) definitive agreements with respect to the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter (including any “flex” provisions applicable to the Debt Financing), or on such other terms and conditions, subject to Section 6.16(b), satisfactory to Parent or otherwise not less favorable to Parent and its controlled affiliates (as determined by Parent in good faith) than the terms and conditions contained in the Debt Commitments Letter, which definitive agreements shall be in effect no later than the Closing, (iii) satisfy, at or prior to the Closing, all conditions to the availability of the Debt Financing to the extent within Parent’s or its controlled affiliates’ control and assist in the satisfaction of all other conditions to the Debt Financing and the definitive agreements entered into with respect to the Debt Commitment Letter, (iv) upon satisfaction of the conditions set forth in the Debt Commitment Letter (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), to consummate the Debt Financing at Closing and (v) enforce their rights under the Debt Commitment Letter and the definitive agreements related to the Debt Financing.

(b) In furtherance and not in limitation of the foregoing, Parent undertakes not to agree to (A) any amendment (I) to the Debt Commitment Letter that would reduce the amount of the Debt Financing provided thereunder to an amount less than Parent, Merger Sub or any of their respective Subsidiaries would need, together with all other sources of funding available to them, to fund the Financing Amounts by the Effective Time, (II) to the conditions to the funding of the Debt Financing thereunder in a manner that would reasonably be expected to impair, prevent or materially delay the consummation of the Transactions or (III) adversely impact the ability of Parent to enforce its rights against the sources of the Debt Financing or any of the other parties to the Debt Commitment Letter or the definitive agreements with respect to the Debt Financing or (B) the termination of the Debt Commitment Letter to the extent doing so would reasonably be expected to prevent or materially delay or impair the consummation of the Transactions, including the ability to timely pay all amounts payable pursuant to Article II and other amounts payable under or in connection with this Agreement, including the Financing Amounts; provided, that notwithstanding the foregoing, Parent shall be permitted to amend the Debt Commitment Letter to (x) correct any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or (y) add (or assign or reassign commitments and roles to) lenders, agents, co-agents, arrangers, bookrunners, managers or other roles under the Debt Commitment Letter, in each case, provided such correction or addition will not in any way prevent or materially delay or impair the consummation of the Transactions or reduce the amount of the Debt Financing. In the period between the date of this Agreement and the Effective Time, Parent shall (i) reasonably promptly, upon written request from the Company, provide the Company updates about the preparation of the financing of the Transactions and (ii) reasonably promptly keep the Company reasonably informed after becoming aware of any circumstance or event which would reasonably be expected to impair, prevent or materially delay the ability of Parent or Merger Sub to obtain, funds sufficient to fund the Financing Amounts by the Effective Time or to effect the Closing and the other transactions contemplated by this Agreement.

(c) In the event that all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent and Merger Sub shall, and shall cause Parent and its respective controlled affiliates to, promptly after the occurrence of such event notify the Company in writing thereof and promptly after the occurrence of such event, (A) use their respective reasonable best efforts to arrange and obtain alternative debt financing from the same or alternative financial institutions in an amount sufficient to enable Parent and Merger Sub to consummate the Transactions in accordance with the terms of this Agreement, on terms and conditions, taken as a whole, no less favorable to Parent and Merger Sub (as determined by Parent in good faith) than the terms and conditions set forth in the then applicable Debt Commitment Letter, that does not impose any additional conditions or contingencies or other terms that would not be permitted in an amendment under Section 6.16(b) without the Company’s consent, as promptly as practicable, following the occurrence of such event (the “Alternative Financing”) and (B) obtain and deliver a debt commitment letter to the Company with respect to such Alternative Financing, including true, correct and complete copies of any related executed fee letters, engagement letters or other agreements (provided, that such fee letters may be redacted in the same manner as permitted by Section 4.10(c)) (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, a “New Debt Commitment Letter”). For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter to the extent not superseded by commitments for any Alternative Financing or any New Debt Commitment Letter, as the case may be, at the time in question and any Alternative Financing and New Debt Commitment Letter to the extent then in effect and permitted by this Section 6.16(c), and references to “Debt Commitment Letter” or “Debt Financing” shall include such documents (or commitments or financing sources, as applicable) in connection with any Alternative Financing and New Debt Commitment Letter to the extent then in effect and permitted by this Section 6.16(c).

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction of each of the following conditions, any of which may be waived in whole or in part by Parent, Merger Sub and the Company to the extent permitted by applicable Law:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Other Approvals. The applicable waiting period (and extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated.

(c) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law after the date of this Agreement that is in effect as of the Closing Date or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) after the date of this Agreement that is in effect as of the Closing, in each case, which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

Section 7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction of each of the following conditions, any of which may be waived in whole or in part by Parent and Merger Sub to the extent permitted by applicable Law:

(a) Representations and Warranties. Each representation and warranty of the Company

(i) contained in the first, fourth and fifth sentences of Section 3.1(a) (Qualification, Organization), Section 3.2(c) (but with respect to the first sentence of Section 3.2(c), only to the extent relating to the capital stock or other equity interests of the Company Subsidiaries) (Capitalization), Section 3.2(d) (Capitalization), Section 3.2(e) (Capitalization), Section 3.3 (Corporate Authority), Section 3.22 (Opinion of Financial Advisor), Section 3.23 (Takeover Statutes; Anti-Takeover Laws), and Section 3.25 (Finders and Brokers), that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects as of such date or time);

(ii) contained in Section 3.2(a) (Capitalization) and the first sentence of Section 3.2(c) (Capitalization) (only to the extent relating to the capital stock or other equity interests of the Company) shall be true and correct in all respects (except for any inaccuracies that are de minimis in nature and amount relative to the total fully diluted equity capitalization of the Company), as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects (except for any inaccuracies that are de minimis in nature and amount) as of such date or time);

(iii) contained in Section 3.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date; and

(iv) otherwise set forth in Article III, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects as of such date or time), except, with respect to this clause (iv), as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(d) Company Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction of each of the following conditions, any of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in Article IV, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Parent and Merger Sub shall have performed or complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) Parent Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an authorized signatory of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time as follows:

(a) By mutual written consent of Parent and the Company;

(b) By either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken at the Company Stockholders’ Meeting or any adjournment or postponement thereof at which a vote on the adoption of this Agreement is taken;

(c) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable order, injunction, decree, judgement, directive or ruling after the date of this Agreement that is in effect, which permanently restrains, permanently enjoins or otherwise permanently prohibits or makes illegal the consummation of the Merger; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose failure to perform any of its obligations under this Agreement (including under Section 6.2) is the primary cause of, or resulted in, the enactment or issuance of any such order, injunction, decree, judgement, directive or ruling;

(d) By either the Company or Parent, if the Effective Time shall not have occurred on or before 11:59 p.m. Eastern Time, on the date that is six (6) months after the date of this Agreement (the “Initial Outside Date,” and such date as extended in accordance with this Section 8.1(d), the “Outside Date”); provided, that absent written notice to the contrary of (i) the Company to Parent or (ii) Parent to the Company, in each case, before 11:59 p.m. Eastern Time, on the Initial Outside Date, such date shall be automatically extended by three (3) months, to a date no later than the date that is nine (9) months after the date hereof, if the condition set forth in Section 7.1(b) or Section 7.1(c) (to the extent related to the HSR Act or the Governmental Consents) shall not have been satisfied as of the close of business on the Business Day immediately prior to the Initial Outside Date; provided, further, that neither the Company nor Parent shall be permitted to terminate this Agreement pursuant to this Section 8.1(d) if there has been any material breach by such Party of its representations, warranties or covenants contained in this Agreement, and such breach has been the primary cause of or primarily resulted in the failure of the Closing to have occurred prior to the Outside Date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(e) By Parent, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board shall have effected a Change of Recommendation;

(f) By the Company, at any time prior to the receipt of the Company Stockholder Approval, in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal; provided, however, that (i) the Company has complied in all but de minimis respects with Section 5.2 with respect to such Superior Proposal, including that the Company Board has determined that an Acquisition Proposal constitutes a Superior Proposal, (ii) the Company substantially concurrently with the termination enters into the Alternative Acquisition Agreement related to such Superior Proposal and (iii) the Company shall prior to or substantially concurrently with (and as a condition to) such termination pay the Termination Fee to or for the account of Parent pursuant to Section 8.3;

(g) By Parent, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, in each case, where such breach would result in the failure of any condition to the Merger contained in Section 7.2(a) or Section 7.2(b) to be satisfied, (ii) Parent shall have delivered to the Company written notice of such breach and Parent’s intention to terminate this Agreement pursuant to this Section 8.1(g) if such breach has not been cured prior to such termination, and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Section 7.2(a) or Section 7.2(b) prior to the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) forty-five (45) days following the date of delivery of such written notice to the Company; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g) if there has been any material breach by Parent or Merger Sub of its representations, warranties or covenants contained in this Agreement that would give rise to the failure of any condition to the Merger contained in Section 7.3(a) or Section 7.3(b) to be satisfied; or

(h) By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement, in each case, where such breach would result in the failure of any condition to the Merger contained in Section 7.3(a) or Section 7.3(b) to be satisfied, (ii) the Company shall have delivered to Parent written notice of such breach and the Company’s intention to terminate this Agreement pursuant to this Section 8.1(h) if such breach has not been cured prior to such termination and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Section 7.3(a) or Section 7.3(b) prior to the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) forty-five (45) days following the date of delivery of such written notice to Parent; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) if there has been any material breach by the Company of its representations, warranties or covenants contained in this Agreement that would give rise to the failure of any condition to the Merger contained in Section 7.2(a) or Section 7.2(b) to be satisfied.

Section 8.2. Effect of Termination. In the event of a valid termination of this Agreement by either the Company or Parent as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail and this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers, directors, affiliates or Representatives, except that Section 6.1(b), Section 6.3, this Section 8.2, Section 8.3 and Article IX shall survive such termination; provided that nothing herein shall relieve any Party from liabilities or damages incurred or suffered as a result of such Party’s Fraud or Willful and Material Breach prior to such termination. No termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with its respective terms.

Section 8.3. Termination Fee.

(a) The Parties agree that if this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay or cause to be paid to Parent, within two (2) Business Days of such termination, the Termination Fee.

(b) The Parties agree that if this Agreement is terminated by the Company pursuant to Section 8.1(f), then the Company shall pay or cause to be paid to Parent, prior to or substantially concurrently with such termination, the Termination Fee.

(c) The Parties agree that if (w) this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(g); (x) in the case of a termination pursuant to Section 8.1(d), at the time of such termination the conditions set forth in Section 7.1(b) and Section 7.1(c) have been satisfied or are capable of being satisfied if the date of such termination was the Closing Date; (y) after the date hereof and prior to the termination of this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(g), as applicable, an Acquisition Proposal has been publicly announced and not publicly withdrawn or not otherwise publicly abandoned at least two (2) Business Days prior to the Company Stockholders’ Meeting (in the case of a termination pursuant to Section 8.1(b)) or prior to the date of such termination (in the case of a termination pursuant to Section 8.1(d) or Section 8.1(g)) and (z) an Acquisition Proposal is consummated or a definitive agreement with respect to an Acquisition Proposal is entered into (in either case, whether or not the same Acquisition Proposal referred to in clause (y)), in either case, within twelve (12) months after such termination pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(g), as applicable, then the Company shall pay or cause to be paid the Termination Fee to Parent, on the earlier of the date of consummation of such Acquisition Proposal or the entry into such definitive agreement. For purposes of this Section 8.3(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that the references to “fifteen percent” (“15%”) and “eighty-five percent” (“85%”) shall be deemed to be references to “fifty percent” (“50%”).

(d) All payments under this Section 8.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(e) Each of the Parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion. Each of the Parties further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.3(a), Section 8.3(b) or Section 8.3(c) then (i) the Company shall reimburse Parent for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket disbursements and fees of outside legal counsel that are not contingency fees) incurred in the collection of such overdue amounts and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 8.3(a), Section 8.3(b) or Section 8.3(c) (as applicable) from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made or a lesser rate that is the maximum permitted by applicable Law.

(f) In the event that the Termination Fee becomes due and payable pursuant to this Section 8.3, and the Termination Fee (and any other amounts contemplated by Section 8.3(e)) is paid in accordance with this Section 8.3, (1) Parent’s receipt of the Termination Fee (and any other amounts contemplated by Section 8.3(e)) will be the only amount that Parent and Merger Sub and each of their respective affiliates may recover from (A) the Company, the Company Subsidiaries and their respective affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, the Company Subsidiaries and their respective affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions, including the Merger, or any claims or actions under applicable Law arising out of any such termination or failure, and upon payment of such amount, (2) none of the Company Related Parties will have any further liability or obligation to Parent, Merger Sub or any of their respective affiliates relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination, the failure to consummate the Transactions, including the Merger, or any claims or actions under applicable Law arising out of any such termination or failure (except that the Parties (or their respective affiliates) will remain obligated with respect to the Confidentiality Agreement and Section 8.3(e), as applicable); and (3) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination the failure to consummate the Transactions, including the Merger, or any claims or actions under applicable Law arising out of any such termination or failure (except that the Parties (or their affiliates) will remain obligated with respect to the Confidentiality Agreement and Section 8.3(e), as applicable); provided, however, nothing in this Agreement (including payment of the Termination Fee) shall relieve the Company and the Company Subsidiaries of any liabilities or damages resulting from any Fraud or Willful and Material Breach that occurs prior to the termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Amendment and Modification; Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company Stockholders without such approval; provided, further, that any such amendment or waiver shall be binding upon the Company only if such amendment or waiver is set forth in a writing executed by the Company, and any such amendment or waiver shall be binding upon Parent or Merger Sub only if such amendment or waiver is set forth in a writing executed by Parent or Merger Sub, as applicable. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 9.2. Non-Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the Parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 9.3. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Paying Agent. Except as expressly provided in Section 2.2(b), Parent will be responsible for all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees, in each case, arising out of the Merger.

Section 9.4. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the applicable e-mail address set out below, in each case before 5:00 p.m., Eastern Time, on a Business Day (so long as no notice of failure of delivery is received by the sender), (c) the next Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties hereto, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the applicable party:

if to Parent or Merger Sub, to:

Sumitomo Forestry Co., Ltd.

Attention:  [***]

      [***]

Email:    [***]

       [***]

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

Attention:  Randy S. Laxer

      Joseph Sulzbach

Email:     [***]

      [***]

if to the Company, to:

Tri Pointe Homes, Inc.

Attention:  [***]

Email:   [***]

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

Attention:  Eduardo Gallardo

      Andrew Goodman

Email:    [***]

      [***]

Section 9.5. Interpretation.

(a) All article, section, subsection, annex, schedule and exhibit references used in this Agreement are to articles, sections and subsections of, and annexes, schedules and exhibits to, this Agreement unless otherwise specified. The annexes, exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes. No summary of this Agreement or any exhibit or schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such exhibit or schedule, as applicable.

(b) If a term is defined as one part of speech (such as a noun), it has a corresponding meaning when used in other grammatical forms or as another part of speech (such as a verb). The word “or” is not exclusive, and shall be interpreted as “and/or”. Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa. The words “include,” “includes” or “including” mean “including without limitation,” and the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole and not any particular section or article in which such words appear. The words “shall” and “will” have the same meaning. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

(c) Unless otherwise indicated, a reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. Unless otherwise indicated, references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with such agreement or Contract and this Agreement, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(d) References to any Person include references to such Person’s successors and permitted assigns.

(e) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). Whenever this Agreement refers to a number of days, such number refers to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(f) Headings of the articles and sections of this Agreement and the table of contents, schedules, annexes and exhibits are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever.

(g) Each Party acknowledges that it has been represented by legal counsel and it and its legal counsel have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement are not applicable to the construction or interpretation of this Agreement.

(h) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(i) All monetary figures and references to “$” or “Dollars” shall be in United States dollars unless otherwise specified.

(j) The phrases “furnished,” “provided,” “delivered,” “made available” and similar terms when used with respect to information, materials or documents mean that such information, materials or documents have been (i) posted (in a form fully visible to Parent and its Representatives) to the electronic data site established by the Company captioned “Project Ducks,” hosted by Intralinks, by 11:59 p.m., Eastern Time on February 12, 2026 or (ii) filed or furnished to the SEC and publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC (EDGAR) at least one (1) day prior to the date of this Agreement.

(k) References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by .pdf, .tif, ..gif, .jpg or similar attachment to email. “Written” will be construed in the same manner.

(l) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any other Party or third Person of any matter whatsoever, including (i) any violation of law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matters so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or materiality.

(m) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

Section 9.6. Counterparts. This Agreement may be executed in multiple counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, .tif, .gif, .jpg or similar delivered by electronic mail, such delivery an “Electronic Delivery”), each of which will be deemed an original (and will have the same binding legal effect as if it were the original signed version) but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 9.7. Entire Agreement; Confidentiality; Third Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof. Notwithstanding anything in this Agreement to the contrary, the Parties hereto acknowledge and agree that the Company Disclosure Letter is not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger” for purposes of Section 251 of the DGCL, but shall have the effects provided in this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Confidentiality Agreement will (i) survive any termination of this Agreement; and (ii) continue in full force and effect until the later of (x) the termination of the Confidentiality Agreement in accordance with its terms and (y) the date that is twelve (12) months after the termination of this Agreement notwithstanding any purported termination or term set forth in the Confidentiality Agreement. Each of Parent, Merger Sub and their respective affiliates and Representatives will hold and treat all documents and information concerning the Company or the Company Subsidiaries furnished or made available to Parent or Merger Sub or their respective affiliates or Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by the terms and conditions of the Confidentiality Agreement as if they were parties thereto for the term set forth in this Section 9.7(b).

(c) Nothing in this Agreement (including the Company Disclosure Letter), express or implied, is intended to or does confer upon any Person (other than the Parties) any rights or remedies hereunder or thereunder and the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement; except, in each case, (i) as provided in Section 6.4, Section 6.13(d), Section 6.13(e), Section 8.3(f), Section 9.13 and Section 9.15; (ii) subject to Section 8.2 (including that, in the event of a valid termination of this Agreement, no Party shall have any liability or obligation to any other Party except for liabilities or damages incurred or suffered as a result of such Party’s Fraud or Willful and Material Breach prior to such termination), if a court of competent jurisdiction has declined to grant specific performance and has instead granted an award of damages, then the holders of shares of Company Common Stock and Company Equity Awards shall be deemed to constitute third party beneficiaries of Parent’s and Merger Sub’s obligations under this Agreement; provided that only the Company may seek such damages on behalf of such Persons (which Parent and Merger Sub acknowledge and agree may include loss of the economic benefits of the Merger, including damages based on a decrease in share value or lost premium); and (iii) from and after the Effective Time, the holders of shares of Company Common Stock and Company Equity Awards shall be deemed to constitute third party beneficiaries of the rights of the holders of shares of Company Common Stock and Company Equity Awards to receive the consideration set forth in Article III. The rights granted pursuant to clause (ii) of this Section 9.7(c) will only be enforceable on behalf of the holders of shares of Company Common Stock and Company Equity Awards by the Company, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock and Company Equity Awards, and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company; or (B) retained by the Company for the use and benefit of the Company or Company Subsidiaries in any manner that the Company deems fit.

Section 9.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 9.9. Governing Law; Jurisdiction.

(a) This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach hereof (whether in contract, in tort or otherwise) shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the Laws of any other jurisdiction.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the United States District Court for the District of Delaware or any other Delaware state court, and any appellate court from any thereof, in any action, suit or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action, suit or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the United States District Court for the District of Delaware or any other Delaware state court, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the United States District Court for the District of Delaware or any other Delaware state court, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, or otherwise, (a) any claim that it is not personally subject to the jurisdiction of the courts of Delaware as described herein for any reason, (b) that the laying of venue of any such action, suit or proceeding in such courts is improper, and (c) that the action, suit or proceeding is brought in an inconvenient forum. For the avoidance of any doubt, all Parties, including Parent, irrevocably and unconditionally consent to personal jurisdiction in the Delaware courts described above. Each of the Parties agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.9(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 9.10. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10.

Section 9.11. Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.12. Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any remedies herein expressly conferred upon a Party will be deemed cumulative with and not be exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury will occur for which monetary damages, even if available, would not be an adequate remedy, in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached (including by any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement). It is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief.

(c) The Parties’ rights in this Section 9.12 are an integral part of this Agreement and the Transactions, without which none of the Parties would have entered into this Agreement, and each Party hereby waives any objections to any remedy referred to in this Section 9.12 (on the basis that there is an adequate remedy at Law). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy and each Party irrevocably waives any right that it may have to require the obtaining, furnishing, posting or providing of any such bond or other security.

Section 9.13. Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, the Company Subsidiaries and each of its controlled affiliates hereby: (a) agrees that any Proceedings, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to this Agreement, the Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the Tokyo District Court, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such Proceedings to the exclusive jurisdiction of such court; (b) agrees that any such Proceeding shall be governed by the laws of Japan, except as otherwise provided in any applicable commitment letter or other applicable definitive document relating to the Financing; (c) agrees not to bring or support or permit any of its controlled affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than the Tokyo District Court; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceedings in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceedings brought against the Financing Parties in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that none of the Financing Parties will have any liability to the Company or any of the Company Subsidiaries or any of their respective affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries) relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; (g) agrees that only Parent (including its successors and permitted assigns under the applicable commitment letter) and the other parties to the applicable commitment letter at their own direction shall be permitted to bring any claim against a Financing Party for failing to satisfy any obligation to fund the Financing pursuant to the terms of the applicable commitment letter; (h) agrees that (and each other Party agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.13, and such provisions and the definition of “Financing Parties” shall not be amended in any way adverse to the Financing Parties without the prior written consent of the Financing Entities, including, for the avoidance of doubt, this Section 9.13, and (i) agrees that this Section 9.13 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

Section 9.14. No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and eﬀect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent eﬀect and nothing set forth in any provision herein (except to the extent expressly stated) will in any way be deemed to limit the scope, applicability or eﬀect of any other provision hereof.

Section 9.15. Non-Recourse. Notwithstanding anything to the contrary in this Agreement, each Party agrees, on behalf of itself and its Related Parties, that this Agreement and the other Transaction Documents may only be enforced against, and any Proceeding (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any breach (whether willful (including a Willful and Material Breach), intentional, unintentional or otherwise), loss, liability, damage or otherwise in connection with, relating to or arising out of any of the Transaction Claims, may only be brought against the entities that are expressly named as parties hereto or thereto (and their respective Subsidiaries), and then only with respect to the specific obligations set forth herein or therein with respect to such party, and solely in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Document, as applicable. In no event shall any named party to the Transaction Documents have any shared or vicarious liability for the actions or omissions of any other Person. Notwithstanding anything to the contrary in this Agreement, except if such Person is party to a Transaction Document, no affiliate of Parent, Merger Sub or the Company (other than their respective Subsidiaries), or any former, current or future officers, employees, directors, partners, shareholders, equity holders, managers, members, clients, attorneys, agents, advisors, incorporator or other Representatives of Parent, Merger Sub, the Company or of any such affiliate (each, other than Parent, Merger Sub, the Company and any other Person expressly party to a Transaction Document, a “Non-Recourse Party”) shall have any liability for any liabilities of any other party hereto or thereto under this Agreement or any Transaction Document or for any Proceeding (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) in connection with, relating to or arising out of any of the Transaction Claims, provided that this sentence shall not limit the Company’s rights to specific performance in accordance with Section 9.12. In furtherance and not in limitation of the foregoing, the Company covenants, agrees and acknowledges that no recourse under this Agreement or any other Transaction Document shall be sought or had against any Non-Recourse Party, except for claims that the Company may assert (subject in all respects to the limitations set forth in Section 8.2, Section 8.3, Section 9.12 and this Section 9.15) against Parent and Merger Sub, solely in accordance with, and subject to the terms and conditions of, this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SUMITOMO FORESTRY CO., LTD.

By	/s/ Toshiro Mitsuyoshi
Name: Toshiro Mitsuyoshi
Title: Representative Director President and Executive Officer

TETON NEWCO, INC.

By	/s/ Yujiro Yoshizawa
Name: Yujiro Yoshizawa
Title: Authorized Representative

TRI POINTE HOMES, INC.

By	/s/ Douglas F. Bauer
Name: Douglas F. Bauer
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means an agreement with the Company or the Company Subsidiaries that is executed, delivered and effective after the date hereof containing provisions that require any counterparty thereto (and any of its affiliates and representatives named therein) that receive non-public information of, or with respect to, the Company or the Company Subsidiaries to keep such information confidential and refrain from using such information (subject to customary exceptions); provided, however, that the provisions contained therein are no less favorable in any material respect to the Company and the Company Subsidiaries than the terms of the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar provision); provided, further, however, that such confidentiality agreement shall not prohibit (i) the Company from providing the access, information or data required to be provided to Parent pursuant to this Agreement or (ii) compliance by the Company with any of the provisions of Section 5.2.

“Acquisition Proposal” means any offer, proposal or indication of interest from a Person (other than a proposal or offer by Parent or any Parent Subsidiary), whether or not in writing, at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase (whether in a single transaction or a series of related transactions) by any Person or group (or the shareholders of any Person), directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company or securities convertible into or exchangeable for such securities (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group (or the shareholders of any Person) beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares); (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company (or any Company Subsidiary) and a Person pursuant to which the Company Stockholders immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); (c) any sale, lease, exchange, transfer, license or other disposition (including any reinsurance or retrocession transaction, or transaction that has similar risk transfer effects), whether in a single transaction or a series of related transactions, to a Person or group of more than fifteen percent (15%) of the consolidated assets, reserves, revenues or net income of the Company and the Company Subsidiaries, taken as a whole (measured by the fair market value thereof and including equity interests of any Company Subsidiaries), or (d) any combination of the foregoing.

“Anti-Corruption Laws” means any Law related to combating bribery and corruption, including legislation implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the U.N. Convention Against Corruption, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any applicable Law relating to money laundering, including the European Union Money Laundering Directives and member states’ implementing legislation, the UK Proceeds of Crime Act 2002 and the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, 2000 Prohibition of Financing of Terrorism Law, 5765-2005 and Combating Criminal Organizations Law, 5763-2003, and the Act on Prevention of Transfer of Criminal Proceeds of Japan.

“Anti-Social Group” means an organized crime group or a member of an organized crime group.

“Anti-Social Relationship” means in relation to a Person: (a) an Anti-Social Group controls its management; (b) an Anti-Social Group is substantively involved in its management; or (c) is involved in the provision of funds to an Anti-Social Group.

“Applicable Requirements” means, as of the time of reference, (A) all applicable Laws relating to the brokering, origination (including the taking, processing and underwriting of the relevant Company Mortgage Loan application and the closing and/or funding of the relevant Company Mortgage Loan), sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Pipeline Loan, Company Mortgage Loan or Servicing Rights at the relevant time, (B) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Company Mortgage Loan, (C) all requirements set forth in the Servicing Agreements, if any, and (D) all legal obligations to, or Contracts with, any Insurer, Loan Investor or Regulatory Agency, including any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any Regulatory Agency, applicable to any Company Mortgage Loan or Servicing Rights.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York or Tokyo, Japan are authorized or obligated by applicable Law to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Community” means a residential community with respect to which the Company or any Company Subsidiary has owned, currently owns or is under contract to acquire Real Property and was previously, is presently, or is anticipated in the future to be, engaged in the development of Residential Lots and/or the construction of Residential Units.

“Company Bylaws” means the bylaws of the Company as in effect on the date hereof.

“Company Certificate” means the Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Debt Agreements” means (i) that certain Second Amended and Restated Credit Agreement, dated March 29, 2019 (the “Company Credit Agreement”), by and among Tri Pointe Group, Inc., a Delaware corporation, as borrower, the lenders party thereto and U.S. Bank N.A., as administrative agent, and (ii) the other “Loan Documents” (as defined in the Company Credit Agreement), in the case of each of clauses (i) and (ii) above, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Company Equity Awards” means a Company PSU or Company RSU.

“Company Equity Plans” means the Tri Pointe 2022 Long-Term Incentive Plan, as amended and restated from time to time.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Intellectual Property Rights” means (a) all Owned Company IP and (b) any other Intellectual Property or Intellectual Property Right used or practiced, or held for use or practice, by the Company or any Company Subsidiary in the conduct of the business of the Company or a Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), properties, assets or liabilities of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred, or would reasonably be expected to occur: (a) any changes in economic conditions in the United States or any other country, or any changes in local, regional, global or international economic conditions, including (1) any changes affecting financial, debt, credit, foreign exchange or capital market conditions, (2) changes in interest rates or credit ratings in the United States or any other country or (3) changes in exchange rates for the currencies of any country; (b) any changes in conditions generally affecting the industries in which the Company and the Company Subsidiaries operate, including due to the issuance of any executive orders or other proposed or binding directives or the opening of any investigation, inquiry or similar action, in each case, by any Governmental Entity or other governmental activity; (c) any changes in political, geopolitical, regulatory or legislative conditions in the United States, any other country or region of the world or any locality or region within the United States; (d) any changes after the date hereof in GAAP or other accounting standards or the enforcement or interpretation thereof or guidance with respect to; (e) any changes after the date hereof in applicable Law or the enforcement or interpretation thereof, including any new or increased tariffs or trade restrictions and any related retaliatory measures; (f) any failure by the Company to meet any internal or published projections, forecasts, budgets, plans, operational metrics, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, military actions, cyber-attacks, cyber-invasions, cyber-terrorism, cyber-security breaches, weather conditions, natural disasters, acts of God, plagues, epidemics or pandemics or disease outbreaks or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, including, in each case, the response of any Governmental Entity; (h) the execution and delivery of this Agreement, the identity of Parent, Merger Sub or any of their respective affiliates, the pendency or consummation of this Agreement, the Merger and the other Transactions (including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees, sales representatives or other third parties), or the public announcement of this Agreement or the Transactions, including any litigation threatened, brought or otherwise arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of Parent, Merger Sub or any of their respective affiliates, the pendency or consummation of this Agreement, the Merger and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Merger and the other Transactions or to address the consequences of litigation); (i) any action or failure to take any action which action or failure to act is requested in writing by or on behalf of Parent or Merger Sub or is otherwise expressly required by this Agreement (other than Section 5.1); (j) any changes in the Company’s stock price or the trading volume of the Company’s shares or any change in the ratings or ratings outlook for the Company or any of the Company Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); and (k) the availability or cost of equity, debt or other financing to Parent or Merger Sub; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), to the extent that such Effect has had a disproportionate adverse impact on the Company or any Company Subsidiary relative to other companies of a similar size operating in the industry in which the Company and the Company Subsidiaries operate, then only the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Mortgage Loan” means a Mortgage Loan, that was obtained for consumer, household or family purposes, and brokered, originated, purchased or serviced or subserviced at any time after January 1, 2019 by the Company or any Company Subsidiary.

“Company Preferred Stock” means the shares of preferred stock, $0.01 par value per share, of the Company.

“Company PSU” means each performance stock unit award relating to Shares granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time.

“Company Repurchase Agreements” means that certain Master Repurchase Agreement, dated as of March 12, 2024, by and between Truist Bank and Tri Pointe Connect, LLC and that certain Master Repurchase Agreement, dated June 4, 2024, by and between U.S. Bank National Association and Tri Pointe Connect, LLC.

“Company RSU” means each restricted stock unit award relating to Shares granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, dated December 22, 2025, between Sumitomo Forestry America, Inc. and the Company, as may be amended.

“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “corruptant,” “worm,” “malware,” or “spyware,” (as such terms are commonly understood in the software industry) or any other code designed, intended to, or that does have any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer, tablet computer, handheld device, server or other system or device, or (b) damaging or destroying any data or file without a user’s consent.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other binding agreement or undertaking of any nature.

“Contract Development Parcel” means any Real Property that the Company or any Company Subsidiary is under Contract to purchase pursuant to a Development Parcel Contract for the development of Residential Lots in a Community.

“Contract Property” means any Contract Residential Lot or Contract Development Parcel.

“Contract Residential Lot” means any Residential Lot that the Company or any Company Subsidiary has the contractual right to acquire pursuant to a Lot Purchase Agreement.

“Contractor” means any consultant, independent contractor, or non-employee service provider (whether engaged directly or indirectly) of the Company or any of the Company Subsidiaries.

“Development Parcel Contract” means any Contract for the acquisition, directly or indirectly, by the Company or any Company Subsidiary, alone or together with other investors, of a parcel or a group of parcels (whether or not described on a preliminary or final plat map) other than Residential Lots that are Finished Lots.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Employee Agent” means each employee of Tri Pointe Advantage or Tri Pointe Assurance acting as an Insurance Producer on behalf of such entity.

“Environmental Claim” means any Proceeding by any Person alleging liability or potential liability arising out of, relating to, based on or resulting from (a) the presence, discharge, emission, remediation, Release or threatened Release of, or exposure to, any Hazardous Substances at any location, (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (c) any other obligations or liabilities under any Environmental Law or with respect to Hazardous Substances.

“Environmental Law” means any applicable Laws which (a) regulate or relate to (i) the protection or clean-up of the environment, (ii) the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, (iii) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants, natural resources, or the environment or (iv) the health and safety of persons or property, including protection of the health and safety of employees (as it relates to Hazardous Substances); or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Occupational Safety and Health Act of 1970 (29 U.S.C. § 651 et seq.) (as it relates to exposure to Hazardous Substances) or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Financing” means the Debt Financing or any other third-party financing that is necessary, or that is otherwise incurred or intended to be incurred by any of Parent or Merger Sub, to finance, refinance or refund any existing Indebtedness of the Company, Parent or any of their respective Subsidiaries, or to fund the obligations of each of Parent and Merger Sub under this Agreement, including the payment of all the Financing Amounts and the incurrence of Indebtedness, the offering or private placement of debt securities, notes, indentures, debentures, bonds or other similar instruments or to pay any fees and expenses in connection with any of the foregoing.

“Financing Parties” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for Parent or its affiliates as part of the Financing, including the parties to any applicable commitment letter, engagement letter, joinder agreements, indentures or credit agreements relating thereto (the “Financing Entities”) and their respective affiliates and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that none of Parent, Merger Sub nor any affiliate of Parent or Merger Sub shall be a Financing Party.

“Finished Lot” means, as to each Residential Lot, that all civil and geotechnical engineering work has been performed and paid for, all improvements have been constructed and work performed, and all other conditions satisfied and obligations fulfilled, whether on or outside the boundaries of the applicable Residential Lot, as required to obtain a building permit for construction of a single family residence on the applicable Residential Lot upon only the payment of building permit fees. For the avoidance of doubt, any reference herein to a “Finished Lot” shall refer to a Residential Lot that complies with the requirements for substantial completion of a finished lot set forth in the applicable Lot Purchase Agreement.

“Fraud” means an actual and intentional or willful misrepresentation of material facts which constitutes common law fraud under the laws of the state of Delaware.

“Governmental Consents” means the consents, approvals, authorizations, waivers, filings or notifications set forth in Schedule I.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government (including any arbitrator, public or private), (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self regulatory organizations). For the avoidance of doubt, “Governmental Entity” shall include the Federal National Mortgage Association and the Federal Home Loan Mortgage Association.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is listed or subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“Home Sale Contract” means, as of any date of determination, any Contract (i) for the sale of a Residential Unit to a retail home purchaser by the Company or any Company Subsidiary and (ii) under which the sale of the applicable Residential Unit to a retail buyer has not been consummated prior to such date of determination.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication: (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed; and (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others.

“Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal.

“Inside Date” means the earlier of: (i) the date that is 5 Business Days after the date on which all Designated Governmental Consents (as defined in Part B of Schedule I) have been obtained; and (ii) the date that is 90 days after the date of this Agreement.

“Insurance Carrier Client” means any insurance company or other Person whose insurance products Tri Pointe Advantage or Tri Pointe Assurance has placed.

“Insurance Law” means all Laws applicable to the regulation of the business of insurance or reinsurance or the conduct of such business by any Person, including without limitation insurance producers, risk retention groups and captive insurers, whether federal, national, provincial, state, local, foreign or multinational, and all applicable orders, directives of, and market conduct or financial recommendations resulting from market conduct or financial examinations of, Insurance Regulators.

“Insurance Policies” means all insurance policies (including historic, occurrence based policies) and arrangements held by or for the benefit of the Company, any Company Subsidiary, or the business, assets or properties owned, leased or operated by the Company or any Company Subsidiary, as the case may be prior to the date hereof other than a Company Benefit Plan.

“Insurance Producer” means any insurance broker or brokerage, insurance agent or agency, or insurance producer or sub-producer.

“Insurance Regulators” means all Governmental Entities regulating the business of insurance or reinsurance, or regulating the conduct of such business by any Person, under Insurance Laws.

“Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the Mortgage Loans originated, purchased or serviced by the Company or any of the Company Subsidiaries, including the Mortgage Agencies and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such Mortgage Loans or the related collateral.

“Intellectual Property” means any (a) technology, formulae, algorithms, procedures, processes, methods, subroutines, systems, techniques, ideas, concepts, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) Proprietary Information; (c) specifications, designs, industrial designs, architectural designs, models, diagrams, blueprints, devices, prototypes, schematics and development tools; (d) Software, websites, content, images, logos, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter; (e) databases and other compilations and collections of data or information (“Databases”); (f) Marks; (g) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); and (h) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

“Intellectual Property License” means any license, sublicense, right, covenant, right or obligation of non-assertion, concurrent use agreement, settlement agreement, co-existence agreement, agreement not to enforce or prosecute, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property or Intellectual Property Rights.

“Intellectual Property Rights” means any rights in Intellectual Property (anywhere in the world, whether statutory, common Law or otherwise) including (a) Patents; (b) copyrights, applications for registration of copyright, including such rights in works of authorship, literary works, databases, Software, pictorial and graphic works, mask work rights, reversions and moral rights (“Copyrights”); (c) other rights with respect to Software, including registrations of these rights and applications to register these rights; (d) industrial design rights and registrations of these rights and applications to register the rights; (e) rights with respect to Marks, and all registrations for Marks and applications to register Marks; (f) rights with respect to Domain Names, including registrations for Domain Names; (g) rights with respect to Trade Secrets and rights with respect to Proprietary Information, including rights to limit the use or disclosure of Proprietary Information by any Person; (h) rights with respect to Databases, including registrations of these rights and applications to register these rights; (i) rights of publicity and personality, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; (j) rights in or relating to applications, registrations, combinations, revisions, divisions, continuations, continuations-in- part, renewals, reissues, reversions, reexaminations, or extensions of any of the foregoing; (k) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation; and (l) any rights equivalent or similar to any of the foregoing.

“International Trade Laws” means (i) Sanctions; (ii) applicable trade, export control, import, and anti-boycott laws and regulations imposed, administered, or enforced by the United States government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 1706), the Export Controls Act of 2018 (22 U.S.C. § 2751 et seq.), the Export Control Reform Act of 2018, Section 999 of the Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); (iii) applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the United Kingdom, including the Export Control Act 2002 and the Export Control Order 2008 (each as amended); and (iv) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country in which the Company or the Company Subsidiaries conduct their business.

“Intervening Event” means any Effect with respect to the Company and the Company Subsidiaries first occurring or arising after the date hereof that was not known by or reasonably foreseeable by the Company or the Company Board (or a committee thereof) as of or prior to the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any inquiry or communications relating thereto or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Company Common Stock or any other securities of the Company, or any change in credit rating or the fact that the Company meets or exceeds internal or published estimates, projections, forecasts or predictions for any period, in each case in and of itself, (C) changes to GAAP or applicable Law, (D) any Effect relating to Parent or Merger Sub or any of their respective affiliates, (E) results from a breach of this Agreement by the Company or (F) actions taken pursuant to this Agreement.

“IT Systems” means all computer, information technology and data processing systems, facilities, firmware, middleware, routers, hubs, switches, and services, including all Software, hardware, networks, communications facilities, platforms and related systems and services owned, leased or licensed by the Company or any Company Subsidiary and otherwise used or held for use in the operation of the business of the Company or a Company Subsidiary.

“Joint Venture” means the Persons listed on Section 1.1(b) of the Company Disclosure Letter.

“Knowledge” means the actual knowledge of the individuals set forth on Section 1.1(a) of the Company Disclosure Letter, assuming reasonable discharge of their duties in the ordinary course.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, stock exchange listing requirement, order, ordinance, judgment, injunction, or decree or other pronouncement of any Governmental Entity.

“Licensed IP” means all Company Intellectual Property Rights owned by a third Person which is used or held for use by the Company or a Company Subsidiary in connection with the Company’s or a Company Subsidiary’s business.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, exclusive license, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right preemptive right, community property interest or restriction of any similar nature (including, without limitation, any restriction on the voting of any security, any restriction on the transfer of any security or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Loan Investor” means any Person (including a Mortgage Agency) having a beneficial interest in any Mortgage Loan originated, purchased or serviced by the Company or any of the Company Subsidiaries or a security backed by or representing an interest in any such Mortgage Loan.

“Lot Purchase Agreement” means any Contract for the acquisition, directly or indirectly, by the Company or any Company Subsidiary, alone or together with other investors, of Residential Lots, including, without limitation, option agreements relating to the acquisition thereof.

“Marks” means trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing.

“NYSE” means the New York Stock Exchange.

“Owned Company IP” means all Intellectual Property and Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary.

“Owned Development Parcels” means any Owned Real Property that is not comprised of Residential Lots and is acquired by the Company or any Company Subsidiary pursuant to a Development Parcel Contract for the development of Residential Lots.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement.

“Parent Governing Documents” means the articles of incorporation of Parent as in effect on the date hereof.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to prevent or materially delay or impede the Closing of the Transactions or consummation of the Transactions in accordance with this Agreement on or before the Outside Date.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Patents” means patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements.

“Permitted Liens” means any Lien: (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable or that is being contested in good faith by appropriate proceedings; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent, that have been bonded over or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) is specifically disclosed on the most recent consolidated balance sheet of the Company or the notes thereto included in the SEC Documents as of the date hereof; (iv) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements; (v) which is imposed on the underlying fee interest in real property subject to a real property lease; (vi) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property, in each case, in the ordinary course of business; (vii) that arises from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business; (viii) which is an immaterial defect, imperfection or irregularity in title, charge, easement, covenant and right of way of record or zoning, building and other similar restriction, in each case, that does not adversely affect in any material respect the current or anticipated use of the applicable property owned, leased, used or held for use by the Company or any Company Subsidiary; (ix) that has arisen in the ordinary course of business and is not material to the Company and its Subsidiaries, taken as a whole; and (x) any Real Estate Permitted Liens.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Information” means, in addition to any definition provided by applicable Privacy Law or any similar term (e.g., “personal data,” “personally identifiable information,” “PII” or “protected health information”), information regarding or capable of being associated with an identified or identifiable individual. Personal Information may relate to any individual, including a current, prospective or former customer, user, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Pipeline Loan” means a loan application for a loan and pre-approval taken by an employee or approved correspondent of the Company or any of the Company Subsidiaries and entered onto the Company’s or such Company Subsidiary’s pipeline tracking system which have not yet been funded.

“Privacy Law” means, to the extent applicable to the Company or a Company Subsidiary and relating to the Processing of Personal Information or otherwise relating to privacy, security, or security breach notification requirements: (i) any publicly-facing privacy policy of the Company or a Company Subsidiary (ii) any Law or binding guidance issued by any Governmental Entity, including any Law or binding guidance applicable to communications by email, telephone, text message and fax or the use of cookies or other online tracking technologies, (iii) the Payment Card Industry Data Security Standard, and (iv) the relevant terms of Contracts into which the Company or a Company Subsidiary has entered or is otherwise bound.

“Proceedings” means all actions, suits, claims, charges, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity (in the case of investigations and examinations, to the Knowledge of the Company as used in relation to the Company or any of its Subsidiaries).

“Process” means any operation performed on Personal Information, including collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer (including cross-border transfer), protection, disclosure, sale, making available, destruction or disposal. “Processing”, “Processed” and words of similar import have the same meaning.

“Proprietary Information” means information and materials not generally known to the public, including Trade Secrets.

“Proxy Statement” means the proxy statement relating to the solicitation of proxies from the holders of Shares for the approval of this Agreement.

“Real Estate Permitted Lien” means (1) any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, or which are being contested in good faith and for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business and for amounts that are either not yet delinquent or have been bonded over or which are being contested in good faith and for which adequate accruals or reserves have been established, (C) which is expressly disclosed on the most recent consolidated balance sheet of the Company or notes thereto included in the SEC Documents, or (D) which was incurred in the ordinary course of business since the date of such recent consolidated balance sheet of the Company, (2) easements, rights-of-way, licenses, restrictions, dedications and other similar encumbrances and title defects, (3) any declaration of covenants, conditions and restrictions with respect to the management, maintenance and governance of property owned or to be owned by a master association or homeowners’ association that is in compliance in all material respects with the requirements of any applicable Laws and with respect to which there are no delinquent fees, charges or other payments due from the Company or any Company Subsidiary (or otherwise with respect to any Real Property subject thereto), in each case which does not and is not reasonably expected to materially and adversely affect the current or proposed use, occupancy or value of the Real Property subject thereto or the development potential thereof and (4) with respect to Leased Real Property, any Lien which is a statutory or common law Lien to secure landlords, lessors or renters interests under Company Leases and any Lien which is imposed on the underlying fee interest in real property subject to a Company Lease.

“Real Estate Purchase Agreements” means, individually or collectively as the case may be, Lot Purchase Agreements and Development Parcel Contracts.

“Real Property” means, individually or collectively as the case may be, Owned Real Property and Leased Real Property.

“Registered Company Intellectual Property Rights” means (a) all issued Patents, pending Patent applications, Mark registrations, applications for Mark registrations, Copyright registrations, applications for Copyright registrations, industrial design registrations, applications for industrial design registrations and Domain Name registrations, in each case, owned or purported to be owned, filed or applied for by, or on behalf of, the Company or any Company Subsidiary and (b) any other applications, registrations, recordings and filings filed by or on behalf of the Company or any Company Subsidiary (or otherwise authorized by or in the name of the Company or any Company Subsidiary) with respect to any Owned Company IP.

“Related Party” means, with respect to any Person, any (a) general partner, director, manager, employee, officer or director of such Person, (b) record or beneficial owner of five percent (5%) or more of the number or voting power of the securities of such Person, (c) current affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such general partner, director, manager, employee, officer, director or beneficial owner or (d) portfolio company of any investment fund affiliated with, controlled or managed by such beneficial owner.

“Related Party Contract” means any Contracts or other transactions between the Company or any Company Subsidiaries, on the one hand, and any Related Party, on the other hand.

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“Residential Lot” means any Real Property in a Community consisting of a residential lot upon which a single-family residence or townhome has been, is being or is anticipated to be constructed.

“Residential Unit” means a single-family residence or townhome constructed or anticipated to be constructed on a Residential Lot (whether or not the Residential Lot is owned by the Company or any Company Subsidiary).

“Sanctioned Jurisdiction” means any country or territory that is the subject or target of comprehensive Sanctions (including Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, Kherson, and Zaporizhzhia regions of Ukraine, and prior to July 1, 2025, Syria).

“Sanctioned Person” means any Person that is the subject or target of Sanctions, including: (a) any Person listed on any Sanctions-related list or applicable export-related restricted party list, including without limitation the Specially Designated Nationals and Blocked Persons List maintained by OFAC; the Entity List, the Denied Persons List, the Unverified List, and the Military End User List maintained by the U.S. Department of Commerce’s Bureau of Industry and Security; restricted party lists maintained by the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, or any other restricted party list maintained by a Governmental Entity with jurisdiction over the Company or any Company Subsidiary, (ii) any Person located, organized or resident in a Sanctioned Jurisdiction, (iii) the government of a Sanctioned Jurisdiction or the Government of Venezuela, or (iv) any Person owned 50% or more or otherwise controlled by any such Person or Persons.

“Sanctions” means all applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by Governmental Entities, including those administered by the United States government through the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) or the United States Department of State, the United Nations Security Council, the European Union or its Member States, or the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Service Provider” means any officer, director, employee or Contractor of the Company or any Company Subsidiary.

“Servicing Rights” means, with respect to a Company Mortgage Loan, the right or rights to service such Company Mortgage Loan and the duties and obligations associated therewith, all as further described under the related Servicing Agreements or other Applicable Requirements.

“Software” means all (a) computer programs, including all software implementations of algorithms, code, programs, applications, APIs, models, methodologies and implementations thereof (including mobile phone applications, HTML code, firmware and other software embedded in hardware devices), whether in source code or object code or machine readable form; and (b) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) such first Person is a general partner or managing member, (iii) such first Person is allocated a majority of the gains or losses or (iv) is listed on Section 1.1(c) of the Company Disclosure Letter; provided, that this clause (iv) shall only apply to the second, third and sixth sentences of Section 3.1(a), the first sentence of Section 3.1(b) (except the words “that are owned by the Company or a Company Subsidiary” shall be deemed inserted immediately after the words “each Company Subsidiary”), the third sentence of Section 3.2(c), Section 3.9(a) and Section 3.13.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) made by a third party after the date of this Agreement, which (i) the Company Board determines in good faith after consultation with the Company’s outside legal counsel and financial advisors to be more favorable to the Company Stockholders from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the legal, financial, financing, regulatory and other aspects of the proposal or offer, the Person making the proposal or offer, termination or break-up fees, expense reimbursement provisions, transaction consideration, conditionality, timing, certainty of regulatory approvals and likelihood of consummation) and this Agreement (and, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to Section 5.2)) and (ii) is reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, financing, timing, conditionality, legal and other aspects of such proposal or offer.

“Tax” or “Taxes” means any U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees in the nature of a tax imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, form, notice, information statement, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” means an amount equal to $82,336,000.

“Third Party” means any Person other than Parent, Merger Sub and their respective affiliates.

“Third-Party Agent” means each Person, other than as an Employee Agent, that is acting as an Insurance Producer for or on behalf of Tri Pointe Advantage or Tri Pointe Assurance.

“Trade Secret” means all trade secret rights and other rights in know-how and confidential or proprietary information or in information that derives independent economic value, actual or potential, from not being known to other Persons.

“Transaction Claims” means any Proceeding in connection with, relating to or arising out of (A) this Agreement or any other agreements, instruments, and documents contemplated hereby or thereby or executed in connection herewith or therewith (the “Transaction Documents”) and the Transactions and the transactions contemplated thereby, (B) the Transactions, (C) the negotiation, execution or performance or non-performance of any of the foregoing, (D) the failure of the Closing to occur (including the funding of the Financing and, in any case, whether willfully, intentionally, unintentionally or otherwise), or the termination of any Transaction Document or any matter forming the basis for such termination, (E) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement, the Transaction Documents or any certificate or other document delivered herewith or therewith or executed in connection herewith or therewith or (F) any oral or written representation made or alleged to have been made in connection herewith or therewith.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Willful and Material Breach” means a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows that it would, or would reasonably be expected to, be or cause a material breach of this Agreement; provided, that, notwithstanding the foregoing, the failure of a Party to consummate the Merger when the relevant conditions to the Merger set forth in Article VII have been satisfied or waived and such Party is obligated to effectuate the Closing pursuant to Section 1.2 will, in and of itself, constitute a Willful and Material Breach.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	5.2(c)(ii)
Alternative Financing	6.16(c)
Base Amount	6.4(c)

Term	Section
Bonus Plans	6.7(c)
Book-Entry Shares	2.2(b)(ii)
Certificate of Merger	1.2
Certificates	2.2(b)(i)
Change of Recommendation	5.2(c)(i)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company 401(k) Plan	6.7(d)
Company Benefit Plan	3.10(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	3.2(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Insurance License	3.27(b)
Company Lease	3.16(b)
Company Notes	6.12(c)
Company Permits	3.9(b)
Company Related Parties	8.3(f)
Company Stockholder Approval	3.3(a)
Company Stockholders	Recitals
Company Stockholders’ Meeting	5.3(d)
Continuing Employees	6.7
Copyrights	Annex A
Databases	Annex A
Debt Commitment Letter	4.10(a)
Debt Transaction	6.12(a)
DGCL	Recitals
Dissenting Shares	2.3
DOJ	6.2(b)
Domain Names	Annex A
DTC	2.2(f)
DTC Payment	2.2(f)
Effective Time	1.2
Electronic Delivery	9.6
Enforceability Limitations	3.3(b)
Environmental Permits	3.18(a)
FCPA	Annex A
Fee Letter	4.10(b)
Financing Amounts	4.10(a)
Financing Entities	Annex A
FTC	6.2(b)
GAAP	3.5(b)
Indemnified Parties	6.4(a)

Term	Section
Indenture	6.12(c)
Initial Outside Date	8.1(d)
Insurance Licenses	3.27(b)
Labor Agreement	3.11(a)
Leased Real Property	3.16(b)
Material Contracts	3.17(a)
Material Supplier	3.18(e)
Material Supplier Agreement	3.18(e)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Moelis	3.22
Mortgage Agency	3.9(h)
Mortgage Loan	3.9(h)
New Debt Commitment Letter	6.16(c)
New Plans	6.7(b)
Non-Recourse Party	9.15
Notes Transactions	6.12(c)
Notified Party	6.1(c)
OFAC	Annex A
Old Plans	6.7(b)
Outside Date	8.1(d)
Owned Real Property	3.16(a)
Parent	Preamble
Parties	Preamble
Party	Preamble
Paying Agent	2.2(a)
Payoff Letter	6.12(b)
Receiving Party	6.1(c)
Regulatory Agencies	3.9(i)
Remedy	6.2(a)
Sanctions	Annex A
Sarbanes-Oxley Act	3.5(a)
SEC Documents	3.5(a)
Servicing Agreement	3.9(h)
Shares	Recitals
Sonoma	3.27(e)
Specified Contract	5.1(xii)
Surviving Corporation	1.1(a)
Surviving Corporation Stock	2.1(b)
Takeover Statute	3.23
Transaction Documents	Annex A
Transactions	Recitals
Tri Pointe Advantage	3.27(a)
Tri Pointe Assurance	3.27(a)

Exhibit 3.1

TRI POINTE HOMES, INC.

AMENDMENT TO AMENDED AND RESTATED BYLAWS

Effective Date: February 12, 2026

This Amendment (the “Amendment”) to the Amended and Restated Bylaws (the “Bylaws”) of Tri Pointe Homes, Inc., a Delaware corporation, is made effective as of the date first above written in accordance with Article VIII of the Bylaws, and hereby amends the Bylaws by inserting the following new Article IX, at the end thereof:

ARTICLE IX

Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action, suit or proceeding brought on behalf of the Corporation, (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these Bylaws (as each may be amended from time to time), (d) any claim as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware, or (e) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine of the State of Delaware. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of the provisions of this Article IX.

Except as amended or modified by this Amendment, the provisions of the Bylaws shall remain in full force and effect.

Exhibit 99.1

Sumitomo Forestry Announces Strategic Combination with Tri Pointe Homes to Create a Leading U.S. Homebuilder

Supports expansion of affordable U.S. housing supply in addition to accelerating growth of Tri Pointe Homes’ high-quality homebuilding operations and providing U.S. homebuyers with a broader array of housing options

Deepens Sumitomo Forestry’s U.S. investment with addition of Tri Pointe Homes’ more than 150 active communities and presence across 13 high-growth states

Tri Pointe Homes stockholders to receive US$47.00 per share in all-cash transaction valued at approximately US$4.5 billion

Represents approximately 29% premium to February 12 closing stock price, 42% premium to 90-day VWAP and exceeds all-time high closing stock price

TOKYO and INCLINE VILLAGE, Nev., Feb. 13, 2026 (GLOBE NEWSWIRE) — Sumitomo Forestry Co., Ltd. (“Sumitomo Forestry”) (TSE: 1911) and Tri Pointe Homes, Inc. (“Tri Pointe Homes”) (NYSE: TPH), two companies united by a shared commitment to thoughtful growth, design-forward communities, and locally led operations, today announced a definitive agreement pursuant to which Sumitomo Forestry will acquire Tri Pointe Homes for US$47.00 per common share, in an all-cash transaction valued at approximately US$4.5 billion1 (approximately JPY 689 billion at a JPY:USD conversion rate of 153:1). The purchase price reflects an approximately 29% premium to Tri Pointe Homes’ closing stock price on February 12, 2026, the last trading day prior to announcement of the transaction, an approximately 42% premium to Tri Pointe Homes’ 90-day volume weighted average price (VWAP), and exceeds Tri Pointe Homes’ all-time high closing stock price.

Founded in 2009, Tri Pointe Homes has grown into one of the nation’s leading homebuilders with a strong presence across the Western, Southwestern, and Southeastern United States. The combination enhances Sumitomo Forestry’s geographic diversification, while adding Tri Pointe Homes’ premium lifestyle brand, strong operating model, and deep local relationships. The combination is expected to create greater financial capacity to support an increase in the number of affordable, high-quality homes that both companies can deliver to U.S. homebuyers.

Toshiro Mitsuyoshi, President and Executive Officer of Sumitomo Forestry, stated, “The addition of Tri Pointe Homes represents a significant step forward in advancing our growth strategy. Tri Pointe Homes shares our focus on quality, customer experience, and a culture that empowers local operating teams. Through the acquisition, we expect to further enhance our profitability by leveraging the complementary strengths of Tri Pointe Homes and each of the five homebuilders within our group. Sumitomo Forestry aims to achieve the goal of supplying 23,000 homes annually in the U.S. by 2030 as set forth in its long-term vision “Mission TREEING 2030”. Together with Tri Pointe Homes, which had over 6,400 home closings in 2024, we will strive to achieve further growth through our investment in U.S. housing. We sincerely look forward to partnering with Tri Pointe Homes’ Chief Executive Officer Doug Bauer, President and Chief Operating Officer Tom Mitchell, and the entire Tri Pointe Homes team.”

[1]	US$4.1 billion (approximately JPY 630 billion at a JPY:USD conversion rate of 153:1) on an equity value basis

For more than 20 years, Sumitomo Forestry has consistently invested in locally led builders across the U.S. homebuilding industry, with one of its stated strategic pillars being the continued expansion of the number of homes the Company delivers to U.S. homebuyers. Upon completion of the transaction, Sumitomo Forestry expects to make meaningful progress toward its long-term vision Mission TREEING 2030 target of 23,000 annual U.S. home sales. Over its 17-year history as a U.S. homebuilder, Tri Pointe Homes has delivered over 58,000 housing units to U.S. homebuyers and continues to increase its volume of annual home deliveries with more than 6,400 in 2024, further strengthening Sumitomo Forestry’s position in key growth geographies. Together, the companies are committed to delivering sustainable, high-quality housing while increasing the supply of new homes for families across the U.S.

Doug Bauer, Chief Executive Officer of Tri Pointe Homes, said, “For 17 years, Tri Pointe Homes has been dedicated to serving families and communities as an innovative national homebuilder with a local mindset. Partnering with Sumitomo Forestry is a natural evolution in Tri Pointe Homes’ growth and reflects the strengths of our differentiated business strategy, premium brand, and design-driven approach. This transaction delivers compelling cash value for our stockholders while accelerating our long-term growth strategy as an independent brand within a scaled, multi-faceted platform. Sumitomo Forestry’s expertise across the housing value chain will support our shared mission to serve the next generation of homebuyers.”

Tom Mitchell, President and Chief Operating Officer of Tri Pointe Homes, added, “Joining Sumitomo Forestry’s impressive platform provides our customers, partners, and team members with the benefit of scale, capital, and resources, enabling the continued evolution of the Tri Pointe Homes brand well into the future. We are excited to have found Sumitomo Forestry as a partner that is as committed to supporting our talented team as they are to driving forward our growth as part of their portfolio. We look forward to realizing the significant benefits of this combination on behalf of all our stakeholders.”

Tri Pointe Homes Leadership, Brand, and Headquarters

Upon completing the transaction, Tri Pointe Homes will become a part of Sumitomo Forestry’s family of U.S. homebuilders and will continue to operate as a distinct brand led by Tri Pointe Homes’ existing management team, supported by Sumitomo Forestry’s scale and investment. Tri Pointe Homes will also maintain its Home Office in Irvine, CA, its 17 divisions, and financial services operations.

Sumitomo Forestry has a proven track record of respecting continuity and the autonomy of local leadership. Through this combination, Sumitomo Forestry will continue to build upon its record as a strategic partner by investing to drive long-term value creation, sustainable growth, and improved offerings for U.S. homebuyers.

Transaction Details and Timeline

Subject to and in accordance with the terms and conditions of the merger agreement, which was unanimously approved by the boards of directors of both companies, an indirect wholly owned subsidiary of Sumitomo Forestry will merge with and into Tri Pointe Homes, with Tri Pointe Homes continuing as a wholly owned subsidiary of Sumitomo Forestry America, Inc. Completion of the transaction is expected in the second quarter of 2026, subject to certain conditions, including approval of the merger by Tri Pointe Homes’ stockholders and other customary conditions. The transaction is not subject to a financing condition.

Upon completion of the transaction, Tri Pointe Homes common stock will no longer be listed and traded on the New York Stock Exchange or any other public exchange.

Tri Pointe Homes Reiterates Outlook

Tri Pointe Homes today reiterated its fourth quarter and full-year 2025 outlook provided in its third quarter 2025 earnings release issued on October 23, 2025. As previously announced, Tri Pointe Homes will issue its full fourth quarter and full-year 2025 results on February 25, 2026.

Advisors

Mitsubishi UFJ Morgan Stanley and its affiliates including Morgan Stanley & Co. LLC are serving as exclusive financial advisor and Morrison & Foerster LLP is acting as legal counsel to Sumitomo Forestry.

Moelis & Company LLC is acting as exclusive financial advisor and Paul Hastings LLP is serving as legal counsel to Tri Pointe Homes. Collected Strategies is serving as strategic communications advisor to Tri Pointe Homes.

About Sumitomo Forestry

Sumitomo Forestry Group is engaged in a broad range of global businesses centered on wood, including forestry management, the manufacture and distribution of wood building materials, the contracting of single-family homes and medium- to large-scale wooden buildings, real estate development, and wood biomass power generation. In the Sumitomo Forestry Group’s long-term vision Mission TREEING 2030, the group is seeking to promote the Sumitomo Forestry Wood Cycle, a value chain to contribute to decarbonization for the whole of society by increasing the CO2 absorption of forests and popularizing wooden buildings that store carbon for long periods of time. With the promotion of global expansion as one of the business policies in the group’s long-term vision, it is also working to accelerate decarbonization initiatives in the United States.

About Tri Pointe Homes

One of the largest homebuilders in the U.S., Tri Pointe Homes, Inc. (NYSE: TPH) is a publicly traded company with a presence in 13 states and the District of Columbia, and is a recognized leader in customer experience, innovative design, and environmentally responsible business practices. The company builds premium homes and communities with deep ties to the communities it serves—some for as long as a century. Tri Pointe Homes combines the financial resources, technology platforms and proven leadership of a national organization with the regional insights, longstanding community connections and agility of empowered local teams. Tri Pointe has won multiple Builder of the Year awards and was named 2024 Developer of the Year. The company is one of the 2026 Fortune World’s Most Admired Companies, 2023 and 2025 Fortune 100 Best Companies to Work For® and was designated as one of the PEOPLE Companies That Care® for three consecutive years (2023 through 2025). The company was also named as a Great Place To Work-Certified™ company for five years in a row (2021 through 2025) and was named on several Great Place To Work® Best Workplaces list (2022 through 2025). For more information, please visit TriPointeHomes.com.

Forward-Looking Statements

This communication contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Sumitomo Forestry’s and Tri Pointe Homes’ expectations or beliefs concerning future events, including with respect to the fourth quarter and full year results of Tri Pointe Homes and with respect to the proposed transaction, including the expected timetable for completing the proposed transaction, future opportunities for the combined businesses and the expected benefits of the proposed transaction, including with respect to U.S. home deliveries and home sales, community count expansion and the growth of the Tri Pointe Homes brand. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “may,” “will,” “could,” “target,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on various assumptions, whether or not identified in this communication, are not guarantees of future performance and reflect management’s current expectations. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. Some of the factors which could cause outcomes and results to differ materially from expectations include the following: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the businesses of Sumitomo Forestry and Tri Pointe Homes and the price of the common stock of Sumitomo Forestry and Tri Pointe Homes; (ii) the failure to satisfy the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement entered into in connection with the proposed transaction (the “Merger Agreement”) by the stockholders of Tri Pointe Homes and the receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (iv) the risk that the Merger Agreement may be terminated in circumstances that require Tri Pointe Homes to pay a termination fee; (v) unanticipated difficulties or expenditures relating to the proposed transaction, including the response of business partners and competitors to the announcement of the proposed transaction or difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; (vi) risks that the proposed transaction disrupts current plans and operations; (vii) risks related to diverting management’s attention from ongoing business operations; (viii) the risk of any litigation relating to the proposed transaction; (ix) the effects of U.S. trade policies, including the imposition of tariffs and duties on homebuilding products and retaliatory measures taken by other countries; (x) the prices and availability of supply chain inputs, including raw materials, labor and home components; (xi) the ability to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed transaction; (xii) the impact of adverse macroeconomic or labor market conditions, including the impacts of inflation and effects of geopolitical instability, on demand for Tri Pointe Homes’ or Sumitomo Forestry’s products; (xiii) risks relating to certain restrictions during the pendency of the proposed transaction that may impact the ability of Tri Pointe Homes and Sumitomo Forestry to pursue certain business opportunities or strategic transactions; (xiv) risks that the benefits of the proposed transaction are not realized when and as expected; and (xv) other factors described under the heading “Risk Factors” in Tri Pointe Homes’ Annual Report on Form 10-K for the year ended December 31, 2024, Tri Pointe Homes’ subsequent Quarterly Reports on Form 10-Q, and in other reports and filings with the Securities and Exchange Commission (the “SEC”). The forward-looking statements included in this communication are made only as of the date hereof. Except as required by applicable law or regulation, neither Tri Pointe Homes nor Sumitomo Forestry undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information About the Proposed Transaction and Where to Find It

In connection with the proposed transaction between Sumitomo Forestry and Tri Pointe Homes, Tri Pointe Homes intends to file with the SEC a preliminary proxy statement (with the definitive proxy statement, the “Proxy Statement”) and other relevant documents in connection with a special meeting of Tri Pointe Homes’ stockholders for purposes of obtaining stockholder approval of the proposed transaction. This communication is not a substitute for the Proxy Statement or any other document that Tri Pointe Homes may file with the SEC. The definitive proxy statement (when available) will be sent or given to the stockholders of Tri Pointe Homes and will contain important information about the proposed transaction and related matters. INVESTORS AND STOCKHOLDERS OF TRI POINTE HOMES ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC BY TRI POINTE HOMES, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TRI POINTE HOMES, SUMITOMO FORESTRY AND THE PROPOSED TRANSACTION. Investors will be able to obtain a free copy of the Proxy Statement and other documents containing important information filed by Tri Pointe Homes with the SEC at the SEC’s website at www.sec.gov or from Tri Pointe Homes at its website at https://investors.tripointehomes.com/investors/overview/default.aspx.

Participants in the Solicitation

Tri Pointe Homes, and certain of its directors and executive officers, may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about Tri Pointe Homes’ directors and executive officers is set forth in (i) Tri Pointe Homes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including under the headings “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”, which was filed with the SEC on February 21, 2025; (ii) Tri Pointe Homes’ Definitive Proxy Statement for its 2025 annual meeting of stockholders, which was filed with the SEC on March 7, 2025, under the headings “Board of Directors”, “Compensation of Non-Employee Directors”, “Corporate Governance”, “Compensation Discussion and Analysis”, “Compensation Committee Report”, “Ownership of our Common Stock”, “Equity Compensation Plan Information”, “Executive Compensation”, “Director Compensation”, and “Certain Relationships and Related Party Transactions”; (iii) to the extent holdings of Company securities by its directors or executive officers have changed since the amounts set forth in Tri Pointe Homes’ proxy statement for its 2025 annual meeting of stockholders, such changes have been or will be reflected on Forms 3, 4 and 5, filed with the SEC; (iv) Tri Pointe Homes’ Current Report on Form 8-K, which was filed on April 17, 2025; and (v) in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors are and will be able to obtain a free copy of the documents filed with the SEC at the SEC’s website at www.sec.gov or from Tri Pointe Homes at its website at https://investors.tripointehomes.com/Home/default.aspx.

No Offer

No person has commenced soliciting proxies in connection with the proposed transaction referenced in this communication, and this communication is neither an offer to purchase nor a solicitation of an offer to sell securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Contacts:

Investor Relations

Sumitomo Forestry:

icom@sfc.co.jp

Tri Pointe Homes:

InvestorRelations@TriPointeHomes.com, 949-478-8696

Media

Sumitomo Forestry:

https://inquire.sfc.jp/sfc/m/contact/english/

Tri Pointe Homes:

Nick Lamplough / Clayton Erwin / David Feldman

TPH-CS@CollectedStrategies.com